UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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BB&T Corporation

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BB&T CORPORATION

March 10, 2011

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of BB&T Corporation (the “Corporation” or “BB&T”) scheduled for 11:00 A.M. Eastern Daylight Time on Tuesday, April 26, 2011, at Embassy Suites, 460 North Cherry Street, Winston-Salem, North Carolina 27101. The matters scheduled for consideration at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and the Proxy Statement. In order to be sure your shares are voted at the meeting if you cannot attend, please complete, sign and return the enclosed proxy card or vote by using the telephone or the Internet as soon as possible. Even if you plan to attend, we encourage you to vote your shares in advance.

Enclosed with the proxy materials is a copy of our Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 25, 2011, and includes, among other required disclosures, the Corporation’s financial statements for the year ended December 31, 2010. Also included in the package is the 2010 Annual Review that contains additional information about the Corporation, including financial highlights, our letter to shareholders and other selected financial data.

We trust that this presentation will satisfy your informational needs, and, at the same time, provide you with a better understanding of both the financial history and strategic direction of BB&T.

Sincerely,

Kelly S. King Chairman and Chief Executive Officer

BB&T CORPORATION

200 West Second Street

Winston-Salem, North Carolina 27101

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 26, 2011

TO THE SHAREHOLDERS OF

BB&T CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of BB&T Corporation (the “Corporation” or “BB&T”) will be held on Tuesday, April 26, 2011, at 11:00 A.M. Eastern Daylight Time, at Embassy Suites, 460 North Cherry Street, Winston-Salem, North Carolina 27101, for the following purposes:

(1)	To elect fifteen directors to serve for one-year terms that will expire at the 2012 Annual Meeting of Shareholders.

(2)	To re-approve the Corporation’s Short-Term Incentive Plan for federal tax purposes.

(3)	To ratify the reappointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2011.

(4)	To provide an advisory vote regarding BB&T’s overall pay-for-performance executive compensation program, commonly referred to as a “say on pay” vote.

(5)	To provide an advisory vote on the frequency of “say on pay” votes.

(6)	To vote on a shareholder proposal requesting reports with respect to BB&T’s political contributions and related policies and procedures.

(7)	To vote on a shareholder proposal regarding majority voting in director elections.

(8)	To transact such other business as may properly come before the meeting.

Pursuant to the provisions of the North Carolina Business Corporation Act, February 23, 2011 has been fixed as the record date for determining the holders of BB&T Common Stock entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof. Accordingly, only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. It is important that your shares of BB&T Common Stock be represented at this meeting to help ensure the presence of a quorum.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission on February 25, 2011, and containing the financial statements of the Corporation for fiscal year 2010, accompanies these proxy materials.

By Order of the Board of Directors,

Kelly S. King Chairman and Chief Executive Officer

March 10, 2011

Even if you plan to attend the Annual Meeting in person, please vote your shares of BB&T Common Stock by dating and signing the enclosed proxy and promptly mailing your proxy in the postage-paid, self-addressed envelope enclosed for this purpose. Alternatively, you may vote your shares of BB&T Common Stock by proxy by using the Internet or telephone as described in the proxy statement and on the form of proxy. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

BB&T CORPORATION

200 West Second Street

Winston-Salem, North Carolina 27101

PROXY STATEMENT

What is the proxy statement’s purpose?

The enclosed proxy statement summarizes information you need in order to vote at the Annual Meeting of Shareholders to be held on Tuesday, April 26, 2011, at Embassy Suites, 460 North Cherry Street, Winston-Salem, North Carolina 27101, at 11:00 A.M. Eastern Daylight Time, and any adjournment thereof (the “Annual Meeting”). The proxy statement is being sent to you because the Board of Directors of BB&T Corporation (the “Corporation” or “BB&T”) is soliciting your proxy to vote your shares at the Annual Meeting. The proxy statement and the accompanying proxy materials are being sent to shareholders of record on or about March 10, 2011.

What is a proxy?

A proxy is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. Three BB&T executives, Kelly S. King, Christopher L. Henson and Robert J. Johnson Jr., have been designated as the proxies to cast the votes of BB&T’s shareholders at the Annual Meeting.

What is a proxy statement?

It is a document that BB&T is required to give you, or provide you access to, in accordance with regulations of the Securities and Exchange Commission (the “SEC”), when asking you to designate proxies to vote your shares of BB&T common stock at a shareholders’ meeting. The proxy statement includes information regarding the matters to be acted upon at the meeting and certain other information required by regulations of the SEC and rules of the New York Stock Exchange (the “NYSE”).

On what matters are the shareholders of record voting?

The shareholders of record will vote on the following proposals:

Required Vote.

Proposal 1: Election of Directors. In Proposal 1, fifteen director nominees have been recommended for election to the Board of Directors by the Nominating and Corporate Governance Committee of the Board. Directors are elected by a plurality of the votes cast at the Annual Meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. Shares not voted, whether by marking “ABSTAIN” on the proxy card or otherwise, will have no impact on the election of directors. A properly executed proxy will be voted “FOR” each of the fifteen nominees for director unless you mark the proxy card “WITHHOLD ALL” or “FOR ALL EXCEPT.” Marking the proxy card “WITHHOLD ALL” will withhold your vote as to all nominees for director. Marking the proxy card “FOR ALL EXCEPT” will direct that your shares be voted for all nominees except that your shares will be withheld as to the nominees that you specify. In determining the slate of directors for election at the Annual Meeting of Shareholders in 2012, the Board will seriously consider a significant number of “WITHHOLD” votes for a member or members of the Board in the director election at the upcoming Annual Meeting.

Proposal 2: Re-approve the Corporation’s Short-Term Incentive Plan. A majority of votes cast at the Annual Meeting are required to approve Proposal 2, a proposal to re-approve the Corporation’s Short-Term Incentive Plan for federal tax purposes.

Proposal 3: Ratification of Auditors. A majority of votes cast at the Annual Meeting are required to approve Proposal 3, a proposal to ratify the reappointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2011.

Proposals 6-7: Shareholder Proposals. A majority of votes cast at the Annual Meeting are required to approve Proposals 6 and 7. Proposal 6 is a shareholder proposal requesting reports with respect to BB&T’s political contributions and related policies and procedures. Proposal 7 is a shareholder proposal regarding majority voting in director elections. If a shareholder provides specific voting instructions on a properly executed proxy, his or her shares will be voted as instructed. If a shareholder holds shares in his or her name and returns a properly executed proxy without giving specific voting instructions, the shareholder’s shares will be voted “AGAINST” Proposals 6 and 7.

Advisory Vote.

Proposals 4-5: “Say on Pay” Proposals. Proposals 4 and 5 are advisory votes only to the Board of Directors on the compensation of the Corporation’s top executives and to determine how often shareholders will be given the opportunity to approve such compensation, either annually, every other year, or every three years. The Board will strongly consider the outcome of these votes in determining the compensation of top executives and how often the shareholders are provided a say on pay vote.

As discussed below, under NYSE rules, if your broker holds shares in your name and delivers this Proxy Statement to you, the broker is not entitled to vote your shares on any non-routine proposal without your specific instructions.

Who may vote and what constitutes a quorum at the meeting?

Pursuant to the provisions of the North Carolina Business Corporation Act, February 23, 2011 has been fixed as the record date for the determination of holders of BB&T Common Stock entitled to notice of and to vote at the Annual Meeting.

In order to conduct the Annual Meeting, a majority of shares of BB&T Common Stock outstanding at the record date must be present in person or by proxy. This is called a quorum. Shareholders who deliver valid proxies or vote in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions will be counted as present and entitled to vote for purposes of determining a quorum. Broker “non-votes” (which are explained below) are counted as present and entitled to vote for purposes of determining a quorum only for routine matters.

How many votes do I have?

Each share of BB&T Common Stock issued and outstanding on February 23, 2011 is entitled to one vote on all proposals at the meeting, except that shares held in a fiduciary capacity by Branch Banking and Trust Company (“Branch Bank”) and certain other BB&T affiliates may only be voted in accordance with the instruments creating the fiduciary capacity. As of the close of business on February 23, 2011, there were 695,941,310 shares of BB&T Common Stock outstanding and entitled to vote.

How do I vote?

The accompanying proxy card is for use at the Annual Meeting if a shareholder is unable to attend in person or will attend, but wishes to vote by proxy. Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free telephone number. Please refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available. Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 P.M., Eastern Daylight Time, on April 25, 2011. Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate a shareholder’s identity and to allow a shareholder to vote his or her shares and confirm that his or her instructions have been properly recorded. If a shareholder’s proxy card does not reference Internet or telephone information because the shareholder is not the registered owner of the shares, the shareholder should complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

A shareholder may also vote in person at the Annual Meeting by filling out a ballot.

May I revoke my proxy?

The proxy may be revoked by a shareholder at any time before it is exercised by filing with the Corporate Secretary of BB&T an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone), or by attending the meeting and electing to vote in person. Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy.

Which proposals are considered “routine” or “non-routine”

The ratification of the reappointment PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011 (Proposal 3) is considered a routine matter under applicable rules.

The election of directors (Proposal 1), the re-approval of the Corporation’s Short-Term Incentive Plan for federal tax purposes (Proposal 2), the advisory vote regarding BB&T’s overall pay-for-performance executive compensation program (Proposal 4), the advisory vote on the frequency of say on pay votes (Proposal 5) and the two shareholder proposals (Proposals 6 and 7) are matters considered non-routine under applicable rules.

What effect do broker non-votes and abstentions have?

Broker Voting.

A broker or other nominee may generally vote your shares without instruction on routine matters, but not on non-routine matters. A broker “non-vote” occurs when your broker submits a proxy for your shares, but does not indicate a vote for a particular “non-routine” proposal (such as this year’s Proposals 1-2 and 4-7) because the broker does not have authority to vote on that proposal and has not received specific voting instructions from you. Broker non-votes are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for a non-routine proposal.

Abstentions.

If you abstain from voting on a particular matter, your vote will be counted as present for determining whether a quorum exists, but will not be treated as cast for or against that matter.

How are the proxy materials delivered?

Proxy materials are delivered directly to the mailing address of the Corporation’s shareholders who own shares directly in BB&T and not through a bank, broker or intermediary (“record holders”). Shareholders whose shares are held for them by banks, brokerages or other intermediaries (“beneficial holders”) will have the proxy materials forwarded to them by the intermediary that holds the shares.

To reduce the expenses of delivering duplicate proxy materials to shareholders, the Corporation is relying upon SEC rules that permit it to deliver only one proxy statement and annual report to multiple shareholders who share an address, unless the Corporation receives contrary instructions from any shareholder at that address. All shareholders sharing an address will continue to receive separate proxy cards based on their registered ownership of BB&T Common Stock. Any shareholder sharing such an address who does not receive an individual proxy statement and annual report may write or call BB&T Shareholder Services as specified below and the Corporation will promptly send the materials to the shareholder at no cost. For future meetings, a shareholder may request separate copies of the Corporation’s proxy statement and annual report or request that the Corporation only send one set of these materials if the shareholder is receiving multiple copies, by contacting BB&T Shareholder Services, P.O. Box 1290, Winston-Salem, North Carolina 27102, or by telephoning BB&T Shareholder Services toll-free at 1-800-213-4314.

You may also access the proxy materials on our website at: http://www.bbt.com/bbt/about/financialprofile/proxystatement.html.

Who pays the costs of soliciting proxies?

All expenses incurred in this solicitation will be paid by the Corporation. In addition to the Corporation soliciting proxies by mail, over the Internet and by telephone, the Corporation’s directors, officers and employees may solicit proxies on behalf of the Corporation without additional compensation. The Corporation has engaged Phoenix Advisory Partners, LLC to act as its proxy solicitor and has agreed to pay it approximately $12,500 plus reasonable expenses for such services. Banks, brokerage houses and other institutions, nominees and fiduciaries are requested to forward the proxy materials to beneficial holders and to obtain authorization for the execution of proxies. Upon request, the Corporation will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

What is the admission policy for the Annual Meeting?

Attendance at the Annual Meeting is limited to:

(1)	Record holders.

(2)	Beneficial holders.

(3)	Authorized representatives of entities who are beneficial holders.

A shareholder of the class noted below must present, in addition to a valid photo identification or other satisfactory proof of identification, the following materials in order to be admitted to the Annual Meeting:

(i)	Record holders must present the top portion of their proxy card, which will serve as an admission ticket.

(ii)	Beneficial holders must present evidence of their ownership. Materials which appropriately evidence ownership include: a notice regarding the availability of proxy materials, the top portion of a voting instruction form or a recent proxy or letter from the bank, broker or other intermediary that holds the beneficial holders’ shares and which confirms the beneficial holders’ ownership of those shares.

(iii)	In addition to any evidence required under (ii) above for beneficial holders, authorized representatives of beneficial holders must present a letter from the record holder certifying as to the beneficial ownership of the entity they represent and a letter from the beneficial holder certifying as to their status as an authorized representative.

Cameras (including cellular phones or PDAs with photographic capabilities), recording devices and other electronic devices, and the use of cellular phones or PDAs will not be permitted at the Annual Meeting. Representatives will be at the entrance to the Annual Meeting and these representatives will have the authority, on the Corporation’s behalf, to determine whether the admission policy and procedures are being followed and whether you will be granted admission to the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held April 26, 2011:

A copy of this Proxy Statement is available on the Corporation’s website at http://www.bbt.com/bbt/about

/financialprofile/proxystatement.html. Also available at the Corporation’s website is the 2010 Annual Review, which highlights summary financial information about BB&T, and various reports that BB&T files with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2010, which was filed on February 25, 2011.

SECURITY OWNERSHIP

The table below sets forth the beneficial ownership of BB&T Common Stock by all directors, the Named Executive Officers as set forth below under “Compensation of Executive Officers—2010 Summary Compensation Table” (collectively, the “NEOs”) and all directors and executive officers of the Corporation as a group as of February 23, 2011. Unless otherwise indicated, all persons listed below have sole voting and investment powers over all shares beneficially owned and the address of each person is care of the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. No shareholder is known to the Corporation to be the beneficial owner of more than five percent of the outstanding shares of BB&T Common Stock as of February 23, 2011.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner/Number of Persons in Group	Shares of Common Stock Beneficially Owned(1)		Shares of Common Stock Subject to Right to Acquire(2)	Percentage of Common Stock
John A. Allison IV	677,597	(3)	1,697,727	*
Jennifer S. Banner	9,159		21,226	*
K. David Boyer, Jr.	1,936		1,071	*
Anna R. Cablik	4,861		19,506	*
Ronald E. Deal	38,644	(4)	43,655	*
J. Littleton Glover, Jr.	166,314	(5)	1,071	*
Jane P. Helm	10,624		28,480	*
John P. Howe III, M.D.	4,867	(6)	21,226	*
Kelly S. King	246,234	(7)	932,033	*
Valeria Lynch Lee	2,352		—	*
J. Holmes Morrison	30,596	(8)	101,727	*
Nido R. Qubein	148,487	(9)	43,408	*
Thomas E. Skains	2,824	(10)	1,071	*
Thomas N. Thompson	542,574	(11)	8,167	*
Stephen T. Williams	387,059	(12)	8,167	*
Daryl N. Bible	5,000		131,035	*
Ricky K. Brown	48,393	(13)	250,548	*
Christopher L. Henson	63,095	(14)	249,539	*
Clarke R. Starnes III	27,087		136,633	*
Directors and executive officers as a group (24 individuals)	2,635,153	(15)	5,095,639	1.11%

*	Less than 1%.
(1)	As reported to BB&T by the directors and executive officers, and includes shares held by spouses, minor children, affiliated companies, individual retirement accounts, partnerships and trusts as to which each such person has beneficial ownership. With respect to executive officers, also includes shares allocated to such persons’ individual accounts under the BB&T Corporation 401(k) Savings Plan and the BB&T Corporation Non-Qualified Defined Contribution Plan.
(2)	Amount includes options to acquire shares of BB&T Common Stock that are or become exercisable within sixty days of February 23, 2011, and Restricted Stock Units that will vest within sixty days of that date.
(3)	Amount includes 320,006 shares jointly owned with spouse with shared investment and voting powers and 195,770 shares held by spouse with sole investment and voting powers. Amount also includes 30,000 shares held in trusts by spouse as trustee for children with sole investment and voting power.
(4)	Amount includes 31,960 shares held in a trust for which Mr. Deal, as co-trustee, shares investment and voting powers and 2,270 shares held by spouse with sole investment and voting powers.
(5)	Amount includes 27,779 shares held by Mr. Glover, as custodian for his children, and 21,325 shares held by affiliated companies of Mr. Glover with sole investment and voting powers.
(6)	Amount includes 1,000 shares jointly owned with spouse with shared investment and voting powers.
(7)	Amount includes 1,620 shares held by Mr. King, as custodian for a child, and 77,192 shares held by spouse with sole investment and voting powers. Amount also includes 39,048 shares pledged as security.
(8)	Amount includes 12,002 shares held in a trust by spouse, as trustee, with sole investment and voting powers.
(9)	Amount includes 13,641 shares held by spouse with sole investment and voting powers and 10,424 shares held by spouse, as custodian, for children with sole investment and voting powers and 27 shares held by son.
(10)	Amount includes 2,500 shares jointly owned with spouse with shared investment and voting powers.
(11)	Amount includes 3,110 shares held by Mr. Thompson as trustee in trusts for his children and 2,259 shares held by his son. Amount also includes 272,640 shares pledged as security.
(12)	Amount includes 10,465 shares held by Mr. Williams as trustee in trusts for his children, 1,175 shares held by Mr. Williams, as custodian for his children, and 25,443 shares held by spouse with sole investment and voting powers. Amount also includes 348,594 shares pledged as security.
(13)	Amount includes 287 shares held by spouse with sole investment and voting powers. Amount also includes 4,870 shares pledged as security.
(14)	Amount includes 6 shares held as custodian for minor children.
(15)	Amount includes 693,649 shares pledged as security.

PROPOSAL 1—ELECTION OF DIRECTORS

The Corporation’s bylaws provide that the number of directors shall be not less than three nor more than twenty-five, as determined from time to time by the Board of Directors. The Corporation’s Board of Directors currently consists of fifteen individuals.

Each of the fifteen nominees listed below for election as a director of the Corporation currently serves on the Board of Directors. The nominees, if elected, will each serve for a one-year term expiring at the Annual Meeting of Shareholders in 2012, except as noted.

Under the Corporation’s director retirement policy, a director is permitted to serve through the calendar year in which such director reaches age 70. Pursuant to this policy, Barry J. Fitzpatrick, L. Vincent Hackley, Ph.D., James H. Maynard and Albert O. McCauley retired as directors of the Corporation on December 31, 2010, reducing the total number of existing directors from eighteen to fourteen. The Corporation’s bylaws permit the Board of Directors to appoint new directors to the Board to fill vacancies on the Board and to serve until such time as the director is nominated for election to the Board at the next Annual Meeting of Shareholders. Pursuant to such bylaws, on December 14, 2010, the Board of Directors appointed Valeria Lynch Lee to serve as a member of the Board, effective January 1, 2011. Ms. Lee is a nominee for election as a director of the Corporation for a one-year term that will expire at the Annual Meeting of Shareholders in 2012. Ms. Lee’s addition to the Board brought the total number of directors to fifteen.

In connection with the merger of One Valley Bancorp, Inc. into the Corporation in 2000, the Corporation agreed in the merger agreement that J. Holmes Morrison, a director, would be named to the Corporation’s Board of Directors to serve for so long as he is elected and qualifies, subject to the right of removal for cause, and that Mr. Morrison would be appointed to serve on the Executive and Risk Management Committee during such tenure. Pursuant to the terms of the merger agreement, the Corporation’s Board is re-nominating Mr. Morrison to serve for a one-year term that will expire at the Annual Meeting of Shareholders in 2012.

The persons named as attorneys-in-fact in the accompanying proxy are expected to vote to elect the fifteen nominees listed below as directors, unless authority to so vote is withheld. Although the Corporation’s Board of Directors expects that each of the nominees will be available for election, if a vacancy in the slate of nominees occurs, it is intended that shares of BB&T Common Stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named as attorneys-in-fact in the accompanying proxy or the Board may reduce the number of persons to be elected by the number of persons unable to serve. Holders of BB&T Common Stock do not have cumulative voting rights in the election of directors.

A candidate for election as a director of the Corporation is nominated to stand for election based on his or her professional experience, recognized achievement in his or her respective field, an ability to contribute to some aspect of BB&T’s business, his or her experience in risk management and the willingness to make the commitment of time and effort required of a BB&T director over an extended period of time. Maturity of judgment and community leadership are important characteristics that members of the Board of Directors should possess. Each of the below-listed nominees has been identified as possessing good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics. Each nominee also brings a strong and unique background and set of skills to the Board of Directors, giving the Board of Directors, as a whole, competence and experience in a wide variety of areas. The names of the nominees for election to the Corporation’s Board of Directors, their principal occupations for at least the previous five years, and certain other information with respect to such persons are set forth below.

NOMINEES FOR ELECTION AS DIRECTORS FOR A ONE-YEAR TERM EXPIRING IN 2012

Name, Residence, Length of Tenure as a Director of BB&T or BB&T Financial(1), Independence, BB&T Board Committee(s)	Business Experience and Other Qualifications

JOHN A. ALLISON IV Lewisville, NC Director since 1986 Not independent Executive and Risk Management Committee

Mr. Allison, 62, served as the Chairman of BB&T Corporation from 1989 to December 2009 and the Chief Executive Officer of BB&T Corporation and Chairman and Chief Executive Officer of Branch Bank from 1989 to December 2008.

As the previous Chairman and Chief Executive Officer of BB&T, Mr. Allison brings deep institutional knowledge and perspective regarding BB&T’s strengths, challenges and opportunities. He possesses extensive public company and financial services industry experience. Mr. Allison is also actively involved in educational and community organizations. He currently serves on the Wake Forest University Baptist Medical Center and Wake Forest University Schools of Business Boards of Visitors, the Board of Visitors for the Fuqua/Coach K Center on Leadership and Ethics (COLE) at The Fuqua School of Business at Duke University, and the Kenan-Flagler Business School at UNC-Chapel Hill. He is a past member of the Board of Directors of The Financial Services Roundtable and The Clearing House. Mr. Allison was recognized by the Harvard Business Review as one of the world’s top 100 CEO’s over the last 10 years. In addition, Mr. Allison was awarded the American Banker Lifetime Achievement Award and inducted into the North Carolina Business Hall of Fame for his significant contributions to BB&T and the financial services industry. Mr. Allison currently serves as a Distinguished Professor of Practice on the faculty of the Wake Forest University Schools of Business.

JENNIFER S. BANNER Knoxville, TN Director since 2003 Independent Audit Committee

Ms. Banner, 51, has served as Chief Executive Officer of Schaad Companies, LLC (diversified holding company) since 2008; President and Chief Executive Officer of SchaadSource, LLC since June 2006 and Chief Executive Officer of SchaadProperties from 2005 through June 2006 (real estate construction and development); and CPA and Principal of Pershing Yoakley & Associates, P.C. (public accounting) from 1987 to January 2005.

Ms. Banner brings to BB&T experience and skills in public accounting, as well as financial industry and governance perspective and experience from her service on the Boards of Directors of First Vantage Bank, First Virginia Banks, Inc. and the Federal Reserve Bank of Atlanta-Nashville Branch. In addition, Ms. Banner has experience with community-oriented organizations and the construction and real estate development industries. Ms. Banner qualifies as an “audit committee financial expert” under SEC guidelines.

Other Directorships: Ocho Company, General Partnership since 2006, Knoxville Museum of Art since 2005, Tennessee Aquatics, Inc. since 1995, Halcyon, LLC since 2009 and Federal Reserve Bank of Atlanta-Nashville Branch since 2010.

Name, Residence, Length of Tenure as a Director of BB&T or BB&T Financial(1), Independence, BB&T Board Committee(s)	Business Experience and Other Qualifications
K. DAVID BOYER, JR. Oakton, VA Director since 2009 Independent Audit Committee

Mr. Boyer, 59, has served as Chief Executive Officer of GlobalWatch Technologies, Inc. (information security consulting and software engineering) since 2004.

Prior to his election to the BB&T Board, Mr. Boyer served for 11 years on Branch Bank’s local advisory board in Washington, D.C. This experience has provided Mr. Boyer a thorough understanding of BB&T’s banking organization and its values and culture. Mr. Boyer has skills related to, and extensive experience with, risk management, accounting and finance, as well as information management, information assurance and anti-terrorism assistance services. As a member of the Commonwealth of Virginia’s Treasury Board, he participates in supervising the investment of state funds.

Other Directorships: Member of Commonwealth of Virginia Treasury Board since 2002, director of GlobalWatch Technologies, Inc. since 2004 and Virginia Community Development Corporation (VCDC) since 2009.

ANNA R. CABLIK Marietta, GA Director since 2004 Independent Compensation Committee Nominating and Corporate Governance Committee

Ms. Cablik, 58, has served as the President of Anasteel & Supply Company, LLC (reinforcing steel fabricator) since 1994; and President of Anatek Inc. (general contractor) since 1982.

Ms. Cablik brings entrepreneurial and business-building skills and experience to BB&T, having successfully founded and grown several businesses. Her extensive career managing a diverse portfolio of projects provides risk assessment skills and experience to the Board of Directors. Additionally, as the owner and operator of a company, Ms. Cablik has over 20 years experience overseeing the preparation of financial statements and the review of accounting matters.

Other Directorships: Director of Georgia Power Company since 2001.

Name, Residence, Length of Tenure as a Director of BB&T or BB&T Financial(1), Independence, BB&T Board Committee(s)	Business Experience and Other Qualifications

RONALD E. DEAL Hickory, NC Director since 1986 Independent Executive and Risk Management Committee

Mr. Deal, 67, has served as Chairman of Wesley Hall, Inc. (furniture manufacturer) since 1990.

Mr. Deal has been a member of the BB&T Board for nearly 25 years and during that time has helped guide BB&T through its transformation from a small North Carolina bank into one of the largest financial services institutions in the nation. Mr. Deal’s institutional knowledge and longstanding Board service make him a uniquely qualified member of the Board. Mr. Deal brings executive decision making skills and business acumen to BB&T from his service as the Chairman of Wesley Hall, a fourth generation family company manufacturing in the upper segment of the upholstered furniture market, which has successfully grown from around 30 employees to well over 250 employees during a time when the furniture industry has faced significant challenges.

Other Directorships: Chairman of Wesley Hall, Inc. since 1990 and Wake Forest University Board of Trustees since 2003.

J. LITTLETON GLOVER, JR. Newnan, GA Director since 2009 Independent Compensation Committee Nominating and Corporate Governance Committee

Mr. Glover, 68, has served as the President and Chief Executive Officer of Batson-Cook Development Company (commercial real estate development) since 1975; Vice President and General Counsel, Batson-Cook Company (construction) since 1978; attorney at Glover & Davis, P.A. since 1967; Director of Branch Bank from 1999 to August 2009; and Chairman of Piedmont Newnan Hospital Foundation since 2007.

Prior to his election to the BB&T Board, Mr. Glover served for over 10 years on Branch Bank’s board, providing him with a thorough understanding of BB&T’s banking organization, values and culture, as well as an understanding of the financial services industry. Mr. Glover has an extensive background in law and finance, and brings executive decision making and risk assessment skills as a result of his experience in the real estate and construction industries. Mr. Glover’s experience in real estate development is especially important as BB&T manages through the current economic downturn, much of which is real estate driven.

Other Directorships: Director of Glover & Davis, P.A., since 1967, Batson-Cook Development Company since 1975, Renewvia Energy Corporation since 2010, Batson-Cook Company from 1978 to 2008, Branch Bank from 1999 to August 2009, ValuTeachers, Inc. from 2000 to 2009, Georgia Lawyers Insurance Company from 2002 to 2009 and Piedmont Newnan Hospital Foundation since 2007.

Name, Residence, Length of Tenure as a Director of BB&T or BB&T Financial(1), Independence, BB&T Board Committee(s)	Business Experience and Other Qualifications

JANE P. HELM Arden, NC Director since 1997 Independent Compensation Committee (Chair) Nominating and Corporate Governance Committee Lead Director

Ms. Helm, 68, served as Vice Chancellor of Business Affairs, Appalachian State University from 1994 to 2006. Previously she was associate dean for finance and administration and treasurer at New York Law School for nine years and served Radford University in various business and administrative roles, beginning in 1980.

During her tenure in university management, Ms. Helm developed skills for managing complex capital projects and deploying limited resources. She brings her analytical, risk management and oversight skills to BB&T. Ms. Helm also has extensive finance experience having served as the functional equivalent of a chief financial officer to universities for over 28 years. Ms. Helm holds a Masters of Accountancy Degree and qualifies as an “audit committee financial expert” under SEC guidelines. She previously served as the Chair of BB&T’s Audit Committee.

JOHN P. HOWE III, M.D. Washington, D.C. Director since 2005 Independent Audit Committee (Chair)

Dr. Howe, 68, has served as President and Chief Executive Officer of Project HOPE, an international health foundation, since 2001.

Through his experience as the President and Chief Executive Officer of Project HOPE (Health Opportunities for People Everywhere), Dr. Howe brings to the BB&T Board experience and guidance on how a large institution successfully executes its vision and mission in the face of meaningful obstacles. Dr. Howe also has experience in finance through his role with Project HOPE and as the former President of the University of Texas Health Science Center at San Antonio for over 15 years. Dr. Howe qualifies as an “audit committee financial expert” under SEC guidelines.

Other Directorships: Director of Maximus Federal Services, Inc. (conducts Medicare related reconsiderations as a qualified independent contractor) since January 2009, Project HOPE since 2001, Trustee of the Southwest Foundation for Biomedical Research and the Southwest Research Institute since 1985, Trustee of Texas Research & Technology Foundation since 1991, Chairman of the Board of Overseers of Harvard College Committee to Visit the Medical School and School of Dental Medicine from 2003 to 2009 and Trustee of Boston University since 2007 and Vice Chairman since 2008.

Name, Residence, Length of Tenure as a Director of BB&T or BB&T Financial(1), Independence, BB&T Board Committee(s)	Business Experience and Other Qualifications
KELLY S. KING Winston-Salem, NC Director since 2008 Not independent Executive and Risk Management Committee

Mr. King, 62, has served as Chairman of BB&T since January 2010; President and Chief Executive Officer of BB&T Corporation and Chairman and Chief Executive Officer of Branch Bank since January 2009; Chief Operating Officer of BB&T Corporation and Branch Bank from June 2004 to December 2008; and President of BB&T Corporation from 1996 to June 2004.

Mr. King has forged a lifetime of leadership experience with BB&T, devoting 28 of his 39 years of service to BB&T as a member of Executive Management. He has assumed leadership roles in commercial and retail banking, operations, insurance, corporate financial services, investment services and capital markets.

Mr. King is credited with leading BB&T to continued profitability and financial stability through the economic downturn beginning in 2008. Under his leadership, BB&T was one of the first institutions to repay TARP funds. His unwavering commitment to the company’s mission, vision and values has led to a nationally recognized employee volunteer program, called The Lighthouse Project.

Mr. King has also served as Chairman of the North Carolina Bankers Association board, Chairman of the North Carolina Rural Economic Center, Chairman of the North Carolina Small Business and Technology Development Center, Chairman of the Forsyth County United Way Tocqueville Leadership Society, and Chairman of the East Carolina University Board of Visitors. He also served as Vice-Chairman of the American Bankers Council.

In 2011, Mr. King was ranked #3 “Best CEO” by sell-side analysts in a study by Institutional Investor magazine. For the past two years, BB&T leads all U.S. banks in total awards for small business and middle market banking by Greenwich Associates.

Other Directorships: Mr. King has served on the boards of the Federal Reserve Bank of Richmond since 2009, The Clearing House since 2009, and the Financial Services Roundtable since 2010. He also serves as Chairman of the Board of the Piedmont Triad Partnership.

VALERIA LYNCH LEE Rocky Mount, NC Director since 2011 Independent Compensation Committee Nominating and Corporate Governance Committee

Ms. Lee, 68, was President of Golden L.E.A.F., Inc. from 2000 to 2008 and has served as Chief Executive Officer of Applied Behavioral Concepts for Families, LLC (counseling, coaching and community-based mental health services) since 2009.

During her career, Ms. Lee has been involved in all stages of business development, from the well-established Z. Smith Reynolds Foundation where she served as program officer to the start-up Golden L.E.A.F. (Long-Term Public Economic Advance Foundation), which under her leadership grew to more than $750 million in assets and awarded more than $351 million in grants to nonprofit organizations and public agencies. Ms. Lee brings to BB&T a thorough knowledge of economic development, education and entrepreneurship coupled with a small business perspective that is important to BB&T’s future. She is a former member of the University of North Carolina Board of Governors, the North Carolina Central University Board of Trustees, the North Carolina Partnership for Children Board of Directors, and the UNC-TV Board of Trustees. In 2009, Ms. Lee was inducted into the North Carolina Women’s Hall of Fame.

Other Directorships: Director since 1987 and Chair since 2009 of the North Carolina Rural Economic Development Center; Director of the North Carolina Foundation for Advanced Health Programs, Inc. since 2009; Director of the Carolinas Gateway Partnership since 2009; Director of the Public School Forum of North Carolina since 2009.

Name, Residence, Length of Tenure as a Director of BB&T or BB&T Financial(1), Independence, BB&T Board Committee(s)	Business Experience and Other Qualifications
J. HOLMES MORRISON Charleston, WV Director since 2000 Independent Executive and Risk Management Committee

Mr. Morrison, 69, served as Executive Vice President of Branch Bank from 2000 to 2005; Chairman, President and Chief Executive Officer of One Valley Bancorp, Inc. from 1998 to 2000; and President and Chief Executive Officer of One Valley Bancorp, Inc. from 1991 to 1998.

Mr. Morrison brings to BB&T extensive experience in the financial services industry and risk management through his experience as the Chairman, President and Chief Executive Officer of One Valley Bancorp (which merged with BB&T in 2000). In addition, Mr. Morrison’s service on the boards of various educational and charitable foundations, including the Maier Foundation, Inc., the CAMC Foundation, the University of Charleston and The Orme School of Arizona, give him a unique perspective on the partnerships between various community and business organizations.

Other Directorships: Director of Nexeon MedSystems, Inc. (medical device development) since 2006.

NIDO R. QUBEIN High Point, NC Director since 1990 Not independent Executive and Risk Management Committee

Dr. Qubein, 62, has served as President of High Point University since 2005; Chairman of Great Harvest Bread Company since 2001; Chairman of Biz Life, Inc. (magazine publishing) 2002 to 2007; and Chairman of Creative Services, Inc. (publishing and consulting) from 1978 to 2006.

Dr. Qubein has written a dozen books on leadership, sales, communication and marketing and serves as advisor to businesses and organizations throughout the world on how to brand and position their enterprises successfully. During his 20-year tenure on the BB&T Board, Dr. Qubein has provided key leadership and made important contributions to the development and successful execution of BB&T’s strategy to be the “best of the best.” His many entrepreneurial ventures and service on more than 30 volunteer boards over the course of his career contribute governance and community service skills and experience to BB&T.

Other Directorships: Chairman of Great Harvest Bread Company since 2001; director of La-Z-Boy Incorporated since 2006.

Name, Residence, Length of Tenure as a Director of BB&T or BB&T Financial(1), Independence, BB&T Board Committee(s)	Business Experience and Other Qualifications

THOMAS E. SKAINS Charlotte, NC Director since 2009 Independent Compensation Committee Nominating and Corporate Governance Committee (Chair)

Mr. Skains, 54, has served as Chairman, President and Chief Executive Officer of Piedmont Natural Gas Company, Inc. since 2003; President and Chief Operating Officer of Piedmont Natural Gas Company, Inc. from 2002 to 2003; and Senior Vice President (Marketing & Supply Services) of Piedmont Natural Gas Company, Inc. from 1995 to 2002.

Mr. Skains brings extensive leadership and strategic planning experience to BB&T through his experience as the President and Chief Executive Officer and member of the Board of Directors of Piedmont Natural Gas, a publicly traded energy company. In addition, Mr. Skains has extensive community relations experience as a result of his service on the boards of the Charlotte Chamber of Commerce, the United Way of Central Carolinas and as Chairman of the Board of Trustees for Providence Day School, as well as his service as co-chair of the 2004 and 2005 American Heart Association Charlotte Metro Heart Walks and the 2006 Charlotte-Mecklenburg Arts and Science Council Annual Fund Drive.

Other Directorships: Director of Piedmont Natural Gas Company, Inc. since 2002 and Chairman since 2003.

THOMAS N. THOMPSON Owensboro, KY Director since 2008 Independent Audit Committee

Mr. Thompson, 62, has served as President of Thompson Homes, Inc. (home builder) since 1978; and a member of the Kentucky House of Representatives since 2003, including as the Chairman of the House Banking and Insurance Committee.

As a member of the Kentucky legislature, Mr. Thompson provides BB&T with a unique perspective on risk management and the regulation of the financial services industry. Mr. Thompson also brings governance and community service skills and experience to the Board of Directors, having served as a director of various educational and community organizations, including Brescia University, Leadership Owensboro, Junior Achievement of Owensboro, Inc. and Cliff Hagan Boys and Girls Club.

Other Directorships: Director of Branch Bank from October 2006 to December 2007.

Name, Residence, Length of Tenure as a Director of BB&T or BB&T Financial(1), Independence, BB&T Board Committee(s)	Business Experience and Other Qualifications
STEPHEN T. WILLIAMS Winston-Salem, NC Director since 2007 Independent Audit Committee

Mr. Williams, 51, has served as President of A.T. Williams Oil Company (gas stations, convenience stores, restaurants and travel centers) since 1995; and President and Chief Executive Officer of WilcoHess LLC since 2001.

In addition to the management and oversight skills and experiences gained in serving as the top executive of A.T. Williams Oil Company, Mr. Williams has a unique perspective on the needs of customers within BB&T’s footprint through his responsibility for the daily operations of a chain of over 400 gas stations, convenience stores, restaurants and travel centers in Alabama, Georgia, Tennessee, Virginia, Pennsylvania and the Carolinas. In addition, Mr. Williams has gained experience in building ties between business and the local community through his involvement with community-oriented organizations such as the Winston-Salem Alliance. Mr. Williams also has extensive experience in finance and qualifies as an “audit committee financial expert” under SEC guidelines.

Other Directorships: Director of Wake Forest University Health Sciences since 2007.

(1)	On February 28, 1995, the merger of BB&T Financial Corporation (“BB&T Financial”) into Southern National Corporation was consummated and certain directors of BB&T Financial became directors of Southern National Corporation, which is now named “BB&T Corporation.”

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE MATTERS

The Board of Directors periodically reviews the Corporation’s corporate governance policies, practices and procedures to ensure that the Corporation meets or exceeds the requirements of applicable laws, regulations and rules, including the Sarbanes-Oxley Act of 2002, the related rules of the SEC and the corporate governance listing standards of the NYSE. In this regard, the Corporation’s ultimate purpose is to create a strong, sound and profitable financial services company with long-term growth and value for its shareholders.

Director Independence

As a part of its listing standards, the NYSE has adopted certain bright-line criteria that the Corporation’s Board of Directors considers when determining director independence. Under the NYSE rules, the Board of Directors also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with the Corporation, including the potential for conflicts of interest, when determining director independence. To assist the Board of Directors in making determinations of independence, the NYSE rules permit the Board to adopt categorical standards relating to director independence. The Corporation’s Board of Directors has adopted such categorical standards, which, among others, incorporate the NYSE’s bright-line criteria. Under these standards, a BB&T director must satisfy each of the following in order to be found independent by the Board of Directors:

•

All loans to the director and his or her associates from the Corporation or its subsidiaries must be made in compliance with the provisions of Federal Reserve Board Regulation O and must be made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others and must not involve more than the normal risk of collectability or present other unfavorable features, and none of such credits may be classified as non-accrual, restructured or potential problem loans.

•

All deposit, investment, fiduciary or other relationships between the director and the Corporation or any of its subsidiaries must be conducted in the ordinary course of business on substantially the same terms and conditions as available to other nonaffiliated customers for comparable transactions with the Corporation or the subsidiary involved.

•

The Board of Directors must affirmatively determine that the director has no material relationship with the Corporation or any of its subsidiaries (directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Corporation or any of its subsidiaries).

•

The director is not permitted to have been an employee of the Corporation during the preceding three years and no member of the director’s immediate family is permitted to have been an executive officer of the Corporation during the preceding three years.

•

The director, including any member of the director’s immediate family, is not permitted to have received more than $120,000 per year in direct compensation from the Corporation or any of its subsidiaries during the preceding three years, other than: (a) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service with the Corporation or any of its subsidiaries); (b) compensation received by the director for former service as an interim Chairman or CEO; and (c) compensation received by an immediate family member for service as a non-executive employee of the Corporation or any of its subsidiaries.

•

The director, including any member of the director’s immediate family working in a professional capacity, is not permitted to have been affiliated with or employed by a present or former internal or external auditor of the Corporation during the preceding three years.

•

The director, including any member of the director’s immediate family, is not permitted to have been employed as an executive officer of another company where any of the executive officers of the Corporation or any of its subsidiaries has served on that company’s compensation committee during the preceding three years.

•

The director is not permitted to have been an executive officer or employee, and no member of the director’s immediate family is permitted to have been an executive officer, of a company that has made payments to, or received payments from, the Corporation or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues for the preceding three years.

To assist the Board in its final determination of director independence, the Nominating and Corporate Governance Committee of the Board annually evaluates each prospective and incumbent director using the foregoing standards and such other factors that the Nominating and Corporate Governance Committee deems appropriate, and makes a recommendation to the Board regarding the independence or non-independence of each such person. As a part of the evaluation process, the Nominating and Corporate Governance Committee employs the use of a director independence matrix that, among other criteria, profiles each director’s age, occupation, other publicly held company directorships, personal and affiliate loan and non-loan transactions with the Corporation and its subsidiaries, charitable contributions, relationships considered by the Nominating and Corporate Governance Committee in accordance with the Corporation’s Related Person Transactions Policy and Procedures, and other relevant relationships, direct or indirect, that may affect the prospective or incumbent director’s independence. After duly considering all such information, the Corporation’s Board of Directors has affirmatively determined that of the fifteen members of the Board, the following twelve directors have no disqualifying material relationships with the Corporation or its subsidiaries and, are, therefore, independent: Messrs. Boyer, Deal, Glover, Howe, Morrison, Skains, Thompson and Williams, and Mmes. Banner, Cablik, Helm and Lee. For a description of the transactions, relationships and arrangements considered by the Board in determining that each of the foregoing directors is independent, please refer to “TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS—Related Person Transactions” and “—Other Transactions Considered for Independence Purposes.” The categorical standards referenced above, as well as other corporate governance initiatives adopted by the Corporation, are set forth in the Corporation’s Corporate Governance Guidelines and are accessible at http://www.bbt.com/bbt/about/corporategovernance/pdf/CorporateGovernanceGuidelines.pdf.

Attendance and Committees of the Board

The Board of Directors has established the following committees: the Executive and Risk Management Committee, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee has been determined by the Board to be “independent” in accordance with the requirements of the NYSE (including the specific SEC and NYSE independence requirements for audit committee members) and the Corporation’s Corporate Governance Guidelines. See “Director Independence” above. The current charters of these committees are available for review on the Corporation’s website at http://www.bbt.com/bbt/about/corporategovernance/boardcommittees.html and will be mailed to shareholders upon written request. Each committee has the authority to, as it deems appropriate, independently engage outside legal, accounting or other advisors or consultants without consulting in advance, or obtaining the approval of, any BB&T officer or, in the case of a committee, the Board. Regularly scheduled executive sessions for only non-management directors are held for all committees. Additionally, each committee annually conducts a review and evaluation of its performance. The current charter of each committee is reviewed and reassessed annually by the applicable committee to determine its adequacy in light of any changes to applicable rules and regulations.

Pursuant to the Corporation’s Corporate Governance Guidelines, directors are expected to attend Board meetings, meetings of assigned committees, and annual meetings of shareholders. Each director should be sufficiently familiar with the business of BB&T, including its strategy, financial statements, capital structure, business risks and competition, to facilitate active and effective participation in such meetings. Each of the directors attended more than 75% of the Board of Directors’ meetings and assigned committee meetings held in 2010 during the period for which he or she has been a director. During 2010, the Board of Directors held ten meetings; the Executive and Risk Management Committee held four meetings; the Audit Committee held seven meetings; the Compensation Committee held five meetings; and the Nominating and Corporate Governance Committee held four meetings. All of the Corporation’s directors attended the Annual Meeting of Shareholders in 2010.

It also is anticipated that the committees of the Board will perform additional duties that are not specifically set out in their respective charters as may be necessary or advisable in order for BB&T to comply with certain laws, regulations or corporate governance standards, as the same may be adopted, amended or revised from time to time. The chart below lists the independence status of each director and the committee assignments for each Board committee. A summary of the primary responsibilities of each of the committees follows the chart.

Director	Independent	Executive & Risk Management(1)	Audit	Compensation	Nominating and Corporate Governance
John A. Allison IV		☒
Jennifer S. Banner	☒		☒
K. David Boyer, Jr.	☒		☒
Anna R. Cablik	☒			☒	☒
Ronald E. Deal	☒	☒
J. Littleton Glover, Jr.	☒			☒	☒
Jane P. Helm*	☒			Chair	☒
John P. Howe III, M.D.**	☒		Chair
Kelly S. King†		☒
Valeria Lynch Lee	☒			☒	☒
J. Holmes Morrison	☒	☒
Nido R. Qubein		☒
Thomas E. Skains	☒			☒	Chair
Thomas N. Thompson	☒		☒
Stephen T. Williams	☒		☒

(1)	James H. Maynard was the Chair of the committee prior to his retirement on 12/31/10. The committee’s new Chair will be elected at the first meeting of the committee that occurs in 2011.
†	Chairman of the Board of Directors
*	Independent Lead Director
**	Designated as Audit Committee Financial Expert

Executive and Risk Management Committee. The Executive and Risk Management Committee generally is authorized to have and to exercise all of the powers of the Board between Board meetings, subject to restrictions imposed by the Corporation’s bylaws and by statute. The Executive and Risk Management Committee reviews the Corporation’s processes for identifying, assessing, monitoring and managing compliance risk, credit risk, liquidity risk, market risk, operational risk, reputational risk and strategic risk, and periodically reviews and assesses the adequacy of the Corporation’s risk management policies and procedures. The Executive and Risk Management Committee is also responsible for reviewing and recommending approval of policies related to management of the BB&T subsidiaries’ investment portfolios, interest rate risk, loan portfolios and mortgage banking activities.

Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the integrity of the Corporation’s financial statements and disclosures and other internal control processes. The Audit Committee also: (a) solely selects, retains, establishes the compensation for, and oversees and evaluates the qualifications, performance and independence of, the independent registered public accounting firm; (b) oversees the Corporation’s internal audit function; (c) receives regular reports from the Corporation’s internal auditor; and (d) monitors the Corporation’s compliance with legal and regulatory requirements. The Audit Committee has five members and the Board has determined that each member is financially literate, as determined in accordance with NYSE standards. The Audit Committee has engaged PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2011. See “Proposal 3—Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2011” below.

The SEC and the NYSE have established standards relating to audit committee membership and functions. With regard to such membership standards, the Board has determined that John P. Howe III, M.D., the Chair of the Audit Committee, Jennifer S. Banner, and Stephen T. Williams each meet the requirements of an “audit committee financial expert” as defined by the SEC and is independent and has the requisite financial literacy and accounting or related financial management expertise required generally of an audit committee member under the applicable standards of the SEC and the NYSE. Dr. Howe has been designated by the Board as the Corporation’s “audit committee financial expert.”

Compensation Committee. As provided in its charter, the Compensation Committee is appointed by the Board of Directors to discharge the duties of the Board of Directors related to executive compensation, to review and approve the Corporation’s compensation philosophy and practices, and to determine the compensation of the Chief Executive Officer (the “CEO”) and the highest level of BB&T’s management, who are referred to as “Executive Management.” Each of the NEOs is a member of Executive Management. The Compensation Committee also: (a) oversees the Corporation’s short and long-term compensation plans and the NEO incentive compensation plans; (b) reviews and recommends action by the Board of Directors on the Corporation’s various employee benefit plans (including risks arising from such plans), as appropriate; and (c) oversees risk management with respect to the Corporation’s material incentive compensation arrangements. In addition, the Compensation Committee makes a recommendation to the full Board of Directors regarding the compensation of the directors.

Consistent with the Corporation’s pay-for-performance compensation philosophy, compensation for Executive Management is structured to emphasize variable pay based on performance. For a discussion of the elements comprising the compensation program for the NEOs, please refer to the “Compensation Discussion and Analysis” section below. With respect to the Chief Executive Officer, the Compensation Committee periodically reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation. For members of Executive Management, other than the CEO, the Compensation Committee receives recommendations from the CEO and, in its discretion, approves the compensation for these individuals. The Compensation Committee’s decision relating to each Executive Management member’s compensation (including the CEO) generally occurs on an annual basis and considers the aggregate amounts and mix of all the components of the individual’s compensation package. For additional information on BB&T’s compensation setting process, including the role of the CEO in determining compensation for other NEOs, please refer to the “Compensation Discussion and Analysis” section below.

In reviewing and recommending to the Board compensation and benefits for the directors, the Compensation Committee considers director compensation for a peer group of publicly-traded bank or financial services holding companies that the Compensation Committee has determined is an appropriate comparison group for this purpose. Retainers, meeting fees and equity compensation provided to directors generally are set so as to be comparable to the market median of such peer group. For additional information on the compensation paid to directors, please refer to the “Compensation of Directors” section below.

The Compensation Committee routinely engages an outside compensation consultant to make recommendations relating to overall compensation philosophy, the peer financial group to be used for external comparison purposes for Executive Management (including the NEOs) and director compensation, comparable base salary levels for Executive Management, short-term and long-term incentive compensation plans, appropriate performance parameters for such plans and related compensation matters. For a discussion of the role of the compensation consultant in determining executive compensation, as well as the use of competitive benchmarking and other analyses in the compensation setting process, please refer to the “Compensation Discussion and Analysis” section below.

Pursuant to its charter, the Compensation Committee is permitted to delegate to its Chair, a subcommittee of at least two members or to management such power as the Compensation Committee deems to be appropriate, except for the powers required by law or regulation to be exercised by the whole Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews the composition and structure of the Board and its committees and evaluates the qualifications and independence of members of the Board on a periodic basis. The Nominating and Corporate Governance Committee considers the performance of incumbent directors in determining whether or not to nominate them for re-election. The Nominating and Corporate Governance Committee also: (a) reviews qualified candidates for election as directors, as needed; (b) proposes the slate of director nominees for approval by the Board and subsequent election by shareholders; (c) recommends the composition of Board committee membership; and (d) administers the Corporation’s Related Person Transactions Policy and Procedures. With regard to corporate governance, the Nominating and Corporate Governance Committee reviews the Corporation’s

Corporate Governance Guidelines and codes of ethics and recommends revisions, as needed, to the Board for approval. The Nominating and Corporate Governance Committee may periodically review and recommend director nomination procedures to the Board for adoption. See “Director Nominations” and “Other Matters—Proposals for 2012 Annual Meeting” below.

Board Leadership Structure

Chairman of the Board and Chief Executive Officer. The Board of Directors is led by the Chairman. BB&T’s bylaws provide that the Chairman will preside over each Board meeting and will perform such other duties as may be incident to the office of Chairman, such as establishing the agenda for Board meetings. The bylaws also provide that it is the responsibility of the Board of Directors to elect the Chairman. BB&T’s bylaws and Corporate Governance Guidelines each provide that the Chairman may also hold the position of Chief Executive Officer. BB&T’s Chairman and/or Chief Executive Officer is not permitted to serve as a member of any standing Board committee, other than the Executive and Risk Management Committee. BB&T’s Corporate Governance Guidelines provide that when the position of Chairman of the Board is not held by an independent director, the Board will appoint an independent Lead Director.

Kelly S. King, the Chief Executive Officer of BB&T, has served as Chairman of the Board of Directors since January 1, 2010. Mr. King succeeded John A. Allison IV as BB&T’s Chief Executive Officer on January 1, 2009, upon Mr. Allison’s retirement from BB&T. During 2009, Mr. Allison remained the Chairman of the BB&T Board of Directors. Prior to his retirement, Mr. Allison served as BB&T’s Chairman and Chief Executive Officer for nearly 20 years.

The Board believes that having a unified Chairman and Chief Executive Officer is appropriate and in the best interests of BB&T and its shareholders. The Board believes that combining the Chairman and Chief Executive Officer roles provides the following advantages to BB&T:

•	the Chief Executive Officer is the director most familiar with BB&T’s business and industry and is best situated to lead discussions on important matters affecting the business of BB&T;

•	combining the Chief Executive Officer and Chairman positions creates a firm link between management and the Board and promotes the development and implementation of corporate strategy; and

•	combining the roles of Chief Executive Officer and Chairman contributes to a more efficient and effective Board and the Board believes it does not undermine the independence of the Board.

The Board also believes that BB&T’s strong performance under Messrs. Allison and King, especially in light of the recent financial crisis, demonstrates the effectiveness of its leadership approach. The Board evaluates its leadership structure as a part of its annual self-evaluation, which is conducted by the Lead Director.

Independent Lead Director. BB&T’s Corporate Governance Guidelines provide that when the Chairman is not independent, the Board will appoint a “Lead Director,” who is required to be an independent director. The role of the Lead Director is to assist the Chairman and the remainder of the Board in assuring effective governance in overseeing the direction and management of BB&T. The Lead Director serves a two-year term, subject to election each year by the shareholders, and may serve for multiple successive terms at the discretion of the Board. As enumerated in BB&T’s Corporate Governance Guidelines, several of the Lead Director’s specific responsibilities are to:

•	organize and preside over executive sessions;

•	set the agenda for and lead executive sessions;

•	take responsibility for feedback to/engagement with the Chief Executive Officer on executive sessions;

•	suggest matters and issues for inclusions on the Board agenda;

•	work with the Chairman and committee chairs to ensure that there is sufficient time for discussion of all agenda items; and

•	facilitate teamwork and communication among the independent directors and the Chief Executive Officer.

The Board believes that the Lead Director serves an important corporate governance function by providing separate leadership for the non-management and independent directors. Effective January 1, 2011, the Board designated Jane P. Helm as the Lead Director to succeed retiring director James H. Maynard. The Board believes that each director, irrespective of that person’s independence status, committee service or other leadership responsibilities, effectively represents the interests of BB&T’s shareholders.

Nonmanagement Executive Sessions. Under the Corporation’s Corporate Governance Guidelines, nonmanagement directors are required to meet in regular executive sessions of the Board of Directors at least three times per year and at such other times as they deem necessary or advisable. The Corporate Governance Guidelines also require independent directors to meet in executive session at least once a year. It is the Lead Director’s responsibility to preside over the nonmanagement and independent director executive sessions.

Risk Oversight. The Board believes that its programs for overseeing risk, as described under “Risk Management,” below, would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of structure.

Corporate Governance Guidelines

The Board of Directors has adopted written Corporate Governance Guidelines, which provide the framework for fulfillment of the Board’s corporate governance duties and responsibilities, taking into consideration corporate governance best practices and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards and director independence requirements, share ownership guidelines, board responsibilities, retirement, meetings of nonmanagement directors and board compensation. The Corporate Governance Guidelines are available on the Corporation’s website at http://www.bbt.com/bbt/about/corporategovernance/pdf/CorporateGovernanceGuidelines.pdf. A shareholder also may request a copy of the Corporate Governance Guidelines by contacting the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101.

Related Person Transactions Policy and Procedures

Pursuant to the Corporation’s Related Person Transactions Policy and Procedures, it is the Corporation’s policy to enter into or ratify Related Person Transactions, as defined below, only when the Board of Directors, acting through the Nominating and Corporate Governance Committee, determines that the Related Person Transaction in question is consistent with the best interests of the Corporation and its shareholders. Under this written policy, any Related Person Transaction shall be consummated or shall continue only if the Nominating and Corporate Governance Committee (or the Chair, acting pursuant to delegated authority) approves or ratifies the transaction.

The term “Related Person Transaction” generally means a transaction, arrangement or relationship (or any series of the same) in which the Corporation (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest. A “Related Person” generally means: (a) a director, director nominee or executive officer of the Corporation; (b) a person who is known to be the beneficial owner of more than five percent of any class of the Corporation’s common stock; and (c) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner.

Codes of Ethics

The Corporation maintains the Code of Ethics for Employees, which has been approved by the Board of Directors, to ensure that each employee of the Corporation and its subsidiaries understands the basic principles that govern BB&T’s corporate conduct and the conduct of its employees generally. The Corporation similarly maintains the Code of Ethics for Directors, also approved by the Board of Directors, which governs the conduct of BB&T’s directors generally. The Board also has adopted the Code of Ethics for Senior Financial Officers, which incorporates both the Code of Ethics for Employees and the Code of Ethics for Directors. A copy of each of the Code of Ethics for Employees, the Code of Ethics for Senior Financial Officers and the Code of Ethics for Directors may be found on the Corporation’s website by choosing the appropriate link at http://www.bbt.com/bbt/about/corporategovernance/codeofethics/. A shareholder may request a copy of each of the Codes of Ethics by contacting the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston- Salem, North Carolina 27101. Any waivers or substantive amendments of the Codes of Ethics applicable to the Corporation’s directors and certain of its executive officers (including members of Executive Management) will be disclosed on the Corporation’s website.

Shareholder or Interested Party Communications with the Board

Any shareholder or other interested party desiring to contact the Board of Directors or any individual director serving on the Board (including any specific nonmanagement director or the nonmanagement directors as a group) may do so by written communication mailed to: Board of Directors (Attention: name of director(s), as applicable), care of the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. Any proper communication so received will be processed by the Corporate Secretary as agent for the Board or the individually named director. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), the Corporate Secretary will prepare a summary of the communication for prompt delivery to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication. The Corporate Secretary may elect not to forward summaries or copies of communications that the Corporate Secretary believes are business solicitations, resumes, abusive, frivolous or similarly inappropriate. Directors may at any time review a log of all correspondence received by BB&T that is addressed to members of the Board and request copies of any such correspondence. Any director may request the Corporate Secretary to produce the original of such communication for his or her review. Directors may also, at any time, review a log of all correspondence received by BB&T that is addressed to members of the Board and request copies of any such correspondence.

Director Nominations

As noted above, one of the primary responsibilities of the Nominating and Corporate Governance Committee is to assist the Board of Directors in identifying and reviewing qualifications of prospective directors for the Corporation. The Nominating and Corporate Governance Committee is charged with selecting individuals who demonstrate the highest personal and professional integrity, have demonstrated exceptional ability and judgment and who are expected to be the most effective in serving the long-term interests of the Corporation and its shareholders.

A candidate for election as a director of BB&T is nominated to stand for election based on his or her professional experience, recognized achievement in his or her respective field, an ability to contribute to some aspect of BB&T’s business, his or her experience in risk management and the willingness to make the commitment of time and effort required of a BB&T director over an extended period of time. A director must be “financially literate,” as required by the Board, and should understand the intricacies of a public company. A director should possess good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics. Other factors will be taken into consideration to assure that the overall composition of the BB&T Board is appropriate, such as occupational and geographic diversity and age. The Board has a goal, which is pursued through the Nominating and Corporate Governance Committee, to include members with diverse skills and characteristics that, taken as a whole, will help ensure a strong and effective governing body.

Director nominees are recommended to the Board of Directors annually by the Nominating and Corporate Governance Committee for election by the shareholders. The Nominating and Corporate Governance Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with Article II, Section 10 of the Corporation’s bylaws and policies regarding director nominations. Shareholders may submit, in writing, the names and qualifications of potential director nominees to the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101, for delivery to the Chair of the Nominating and Corporate Governance Committee for consideration. The written notice must include the following information about the nominee: (i) the nominee’s full name and residential address; (ii) the nominee’s age; (iii) the nominee’s principal occupation(s) during the past five years; (iv) the nominee’s previous and/or current memberships on all public company boards of directors; (v) the number and types of securities of the Corporation beneficially owned, if any, by the nominee; (vi) any agreements, understandings or arrangements between the nominee and any other person or persons with respect to the nominee’s nomination or service on the Board of Directors or the capital stock or business of BB&T; (vii) any bankruptcy filings of the nominee or any affiliate of the nominee; (viii) any criminal convictions of the nominee or any affiliate of the nominee; (ix) any civil actions or actions by the Securities and Exchange Commission or other regulatory agency against the nominee or an affiliate of the nominee whereby they were found to have violated any Federal or State securities law; and (x) a signed statement by the nominee consenting to serve as a director if elected. The written notice also must be submitted in accordance with the general procedures for shareholder proposals (including deadlines for the notice to be received by the Corporate Secretary), which are summarized under the caption “OTHER MATTERS—Proposals for 2012 Annual Meeting.”

In addition to potential director nominees submitted by shareholders, the Nominating and Corporate Governance Committee considers candidates submitted by directors, as well as self-nominations by directors and, from time to time, it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Nominating and Corporate Governance Committee conducts an extensive due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, will be similarly evaluated by the Nominating and Corporate Governance Committee using the board membership criteria described above.

Once a director nominee has been recommended, whether by a shareholder or otherwise, the Nominating and Corporate Governance Committee, in accordance with BB&T’s Corporate Governance Guidelines, reviews the background and qualifications of the nominee. The Nominating and Corporate Governance Committee reports, in writing, its recommendations concerning each director nominee to the Board. The Board then considers the Nominating and Corporate Governance Committee’s recommendations and finally selects those director nominees to be submitted by BB&T to shareholders for approval at the next annual meeting of shareholders. The Board may, as a part of its consideration, request that the Nominating and Corporate Governance Committee provide it with such information pertaining to a director nominee as the Board deems appropriate to fully evaluate the qualifications of the nominee.

No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any shareholder in connection with the 2011 Annual Meeting. Any shareholder desiring to present a nominee for consideration by the Nominating and Corporate Governance Committee prior to the 2012 Annual Meeting must do so in accordance with the Corporation’s policies and bylaws.

Risk Management

BB&T’s vision, mission and values are the foundation for BB&T’s risk management framework. The management of risk has always been an enterprise-wide initiative at BB&T. The Board of Directors oversees the risk management framework. Executive Management is accountable to the Board of Directors and shareholders for the design of the risk framework and risk outcomes. The Chief Risk Officer is designated by the Board of Directors and Executive Management to develop and oversee a fully integrated risk management framework.

The risk framework is organized into three lines of defense. Within these three lines of defense every employee has a responsibility for managing risk. The first line of defense in the framework is the lines of business which take risk. The management of risk is embedded within these functional groups as close as reasonably possible to where risk decisions are made. The lines of business are to proactively identify and manage the inherent risk of their businesses. The second line of defense includes the risk oversight functions. The risk oversight and control functions identify, assess, measure, control, monitor and report on risks throughout the organization. The third line of defense is performed by the independent audit function. The third line of defense evaluates the design and effectiveness of the risk framework and the adherence of the company to its risk-related policies, standards and procedures.

BB&T has established risk committees which regularly review all risks and establish policies and risk principles for each risk. The risk committees provide management a fully integrated view of all risk types, allowing Executive Management to manage and monitor the most material risks at the committee level and provides ongoing risk reporting to the Board of Directors.

Variable Pay Risk Management

BB&T has a pay-for-performance philosophy which governs incentive compensation programs used by the Company. Management has established an oversight committee, processes and controls for the design and evaluation of incentive plans utilized for employees outside of Executive Management. The compensation oversight committee is responsible for exercising authority to modify payments, impose or release “holdbacks” and initiate “clawbacks” from incentive compensation arrangements, based on a risk review or regulatory requirements. The oversight committee also has the authority to prescribe prospective changes to incentive compensation arrangements to ensure their balance, consistent with safety and soundness, and to respond to questions raised internally within BB&T. Risk and control functions are involved in the design, oversight and administration of the incentive compensation programs utilized by the Company.

BB&T has long utilized an approach which includes risk balancing in the design of incentive programs. In 2011, BB&T expects to further strengthen the risk balancing of incentive program designs by permitting, at BB&T’s sole discretion, the increase or reduction of incentives, bonuses, and commission payments, based on risk outcomes.

Stock Ownership of Directors

Pursuant to the Corporation’s Corporate Governance Guidelines, each director is expected to own at least 5,000 shares of BB&T Common Stock throughout the full term of the director’s service. The required number of shares was increased from 2,500 to 5,000 effective as of January 26, 2010 and, accordingly, these shares may be acquired over the later of: (a) a period of three years beginning January 26, 2010; or (b) a period of three years beginning with the date of the initial election of the director, as applicable. Currently, twelve directors own at least 5,000 shares of BB&T Common Stock. BB&T expects that the remaining three directors will obtain the requisite share ownership within the allotted time frame. As discussed in “Compensation Discussion and Analysis—Stock Ownership,” this requirement also applies to members of Executive Management, including each of the NEOs. See the “Security Ownership” table above for a specific listing of the amount of BB&T Common Stock beneficially owned by each member of the Board of Directors. BB&T directors and members of Executive Management may not engage in speculative trading or hedging strategies with respect to BB&T Common Stock.

Audit Committee Pre-Approval Policy

Under the terms of its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services (including the fees and terms of such services) to be performed for the Corporation by its independent registered public accounting firm, subject to a de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of the audit and otherwise in accordance with the terms of applicable SEC rules. To qualify for the de minimis exception: (a) the aggregate amount of all such non-audit services provided to the Corporation must not constitute more than 5% of the total amount of revenues paid by the Corporation to its independent registered public accounting firm during the fiscal year in which the services are provided, (b) the Corporation must not have recognized such services at the time of the engagement to be non-audit services, and (c) the non-audit services must promptly be brought to the attention of the Audit Committee and, prior to the completion of the audit, approved by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approval has been delegated by the Audit Committee. Under the terms of its charter, the Audit Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, as long as the decisions of such subcommittee(s) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In 2010, all of the non-audit services (see “Fees to Auditors” below, for a description of such services) provided by the Corporation’s independent registered public accounting firm were approved by the Audit Committee.

Policy for Accounting and Legal Complaints

The Audit Committee has adopted a policy that governs the reporting of (a) employee complaints regarding accounting, internal accounting controls or auditing matters, and (b) evidence of (i) a material violation by the Corporation or any of its officers, directors, employees or agents, of federal or state securities laws, (ii) a material breach of fiduciary duty arising under federal or state law, or (iii) a similar material violation when such evidence is obtained by an attorney authorized to appear or practice before the SEC. Any complaints regarding such matters will be reported to the Corporation’s General Counsel, who will investigate or cause to be investigated all matters reported pursuant to this policy and will maintain a record of such complaints that includes the tracking of their receipt, investigation and resolution. However, if such a complaint is raised by an attorney in the Corporation’s legal department, then the complaint will be reported to the Corporation’s General Auditor, who will assume the responsibility for investigating, recording and tracking the matter. The General Counsel (or the General Auditor, as the case may be) will periodically prepare a summary report of such complaints for the Audit Committee, which will oversee the consideration of all reported complaints covered by this policy. This policy may be found on the Corporation’s website at http://www.bbt.com/bbt/about/corporategovernance

/pdf/AcctLegalComplaint Policy.pdf.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the Corporation’s directors and certain of its executive officers are required to report their beneficial ownership of BB&T Common Stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established by the SEC and the Corporation is required to report in this Proxy Statement any failure to file by the established dates that occurred in 2010. To the best of the Corporation’s knowledge, all of the filing requirements were satisfied by the Corporation’s directors and executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In making this statement, the Corporation has relied on the written representations of its directors and executive officers subject to Section 16 and copies of the reports that have been filed with the SEC.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors currently comprises five directors and operates under an amended charter adopted by the Board of Directors on January 25, 2011. The Board of Directors has determined, in its business judgment, that each member of the Audit Committee is independent, as required by applicable securities law and NYSE rules, and is financially literate based on standards adopted by the NYSE and the Corporation’s Board of Directors. The primary duties and responsibilities of the Audit Committee are to monitor: (a) the integrity of the Corporation’s financial statements, including the financial reporting process and systems of internal controls regarding finance and accounting; (b) the Corporation’s compliance with certain legal and regulatory requirements; and (c) the independence and performance of the Corporation’s internal and external auditors. The Audit Committee also selects the Corporation’s independent registered public accounting firm. Management of the Corporation is responsible for the internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Corporation’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, including meeting and holding discussions with management, the independent registered public accounting firm and the internal auditor, and has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board’s AU Section 380 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board, as currently in effect, and the Audit Committee has discussed with the independent registered public accounting firm its independence. The Audit Committee also has received from management confirmations and has considered whether the provision of any non-audit services by the independent registered public accounting firm to the Corporation is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the Report of Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 25, 2011.

Submitted by the Audit Committee of the Board of Directors, whose current members are:

John P. Howe III, M.D., Chair	Thomas N. Thompson
Jennifer S. Banner	Stephen T. Williams
K. David Boyer, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

BB&T’s practice is to provide total compensation that promotes both the short and long-term financial objectives of the Corporation. Achievement of short-term objectives is rewarded through annual cash incentives, while long-term equity and performance-based incentive awards encourage management to focus on BB&T’s long-term goals. These incentives are based on financial objectives important to BB&T and its shareholders, including earnings growth, return on assets and return on common equity. BB&T’s compensation practices reflect BB&T’s pay-for-performance philosophy, whereby approximately 75% of the total 2010 target compensation for the Chief Executive Officer and the other named executive officers (together, the “NEOs”) is variable and tied to company performance (see the “Compensation of Executive Officers—2010 Summary Compensation Table” set forth below). BB&T’s executive management group presently consists of 10 members of the Corporation’s top level of management and includes Kelly S. King, Chairman and Chief Executive Officer, and each of the other NEOs (“Executive Management”). BB&T believes that a compensation program that employs equity ownership as a principal component ensures that the interests of the NEOs are aligned with BB&T’s shareholders.

In 2009, BB&T’s shareholders had the opportunity to cast an advisory vote on BB&T’s executive compensation program and more than 80% of the shareholders that voted approved it. Given this overwhelming support, BB&T’s Board of Directors, and the Compensation Committee in particular, determined that the fundamental characteristics of the program should remain intact. The changes to the compensation program since the last advisory vote were made to better align the interests of Executive Management and shareholders and make the executive compensation program more competitive with BB&T’s Peer Group (as defined below). These changes are intended to maximize the retention of key employees who helped BB&T effectively manage through the financial crisis and achieve superior performance relative to its peers.

About BB&T

Despite enduring the most challenging period in the last 80 years, BB&T is strong, profitable and more committed than ever to aggressively helping its shareholders, clients, communities and employees achieve economic success and financial security. By staying true to the vision, mission and values that has guided BB&T for 139 years, your company is well positioned for the opportunities the Corporation believes are ahead in 2011 and beyond.

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As of December 31, 2010, BB&T is one of the largest financial services holding companies in the U.S. with $157.1 billion in assets and market capitalization of $18.3 billion. Based in Winston-Salem, N.C., the company operates approximately 1,800 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others.

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BB&T is a values-driven highly profitable growth organization. During the last two decades, BB&T’s growth came largely from mergers as the economics of combinations were compelling. In the mid-2000s, BB&T turned its attention to an organic growth strategy, which proved very effective. More recently, while maintaining the focus on organic growth, BB&T is well positioned for strategic opportunities, such as its FDIC-assisted acquisition of Colonial Bank.

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BB&T’s fundamental strategy is to deliver the best value proposition in its markets. Recognizing value is a function of quality to price, BB&T’s focus is on delivering high quality client service resulting in a perfect client experience.

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BB&T’s own values for all of its employees, starting with fundamental qualities such as honesty and integrity, form the foundation of the Corporation’s value proposition. BB&T treats its employees forthrightly and with respect. BB&T’s employees treat clients the same way. BB&T firmly believes that when its clients grow and prosper, the Corporation grows and prospers.

•	BB&T’s over-arching purpose is to achieve the Corporation’s vision and mission, consistent with its values, with the ultimate goal of maximizing shareholder returns.

Elements of Compensation

BB&T’s total annual compensation for the NEOs is comprised of base salary, annual cash incentives, incentive stock awards and long-term incentive awards. The table below provides a summary of the components of BB&T’s executive compensation program. The table below also reflects a special, one-time award of performance-based restricted stock units that was granted on June 22, 2010 to a broad group of BB&T’s senior leaders, including each of the NEOs.

Compensation Element	What the Element Rewards	Key Features	Performance- Based?
Base Salary	Scope of leadership responsibilities, years of experience, expected future performance and contributions to BB&T.	Plays a relatively modest role in the overall pay package because BB&T believes executive compensation should be variable and based on performance.	No

Annual Cash Incentive (“Bonus Plan” payments)	BB&T’s overall performance in 2010 based on achievement of specific earnings per share (weighted at 66.7%) and return on assets (weighted at 33.3%) goals.

Rewards annual performance through goals that are expected to have a meaningful bearing on long-term increases in shareholder value. Payments are based solely on corporate performance.

Performance levels (threshold, target, maximum) are established relative to BB&T’s internal business plan and BB&T’s performance relative to its Peer Group.

Yes

Incentive Stock Awards (40% stock options and 60% restricted stock units)	Increases in the value of BB&T’s stock price relative to the stock price on the date of the award.

Stock options vest in 25% installments over four years.

Restricted stock units vest only if the executive remains employed by BB&T for four years (i.e., vesting occurs, if at all, on a “cliff” basis on the fourth annual anniversary of the award). Dividends are not paid on restricted stock units.

Yes

Long-Term Incentive Performance (“LTIP”) Awards	Achievement of superior three- year average return on common equity performance.	LTIP awards are designed to measure internal (and relative) performance over three-year cycles. Each year begins a new three-year cycle. Payments are made on a sliding scale, depending on actual performance.	Yes

Special, One-Time Performance - Based Restricted Stock Unit Awards	Average return on common equity for 2010-2012 above the median of its Peer Group.	The performance awards will vest only if both: (a) a three-year corporate performance goal is met; and (b) the executive remains employed by BB&T for five years after the grant of the performance award (i.e., vesting occurs, if at all, on a “cliff” basis on the fifth-year anniversary of the award).	Yes

By using earnings-per-share growth and return on assets for short-term awards (specifically, Bonus Plan awards) and return on common equity for long-term awards (specifically, LTIP awards), the key measures of performance that are most directly influenced by management have been integrated into the NEOs’ compensation program. BB&T also provides pension and other broad-based retirement benefits.

BB&T’s executive compensation program includes a number of features that align the interests of the NEOs with shareholders. Some of these include:

•	Approximately 75% of the total 2010 target compensation for the NEOs is variable and tied to the Corporation’s performance;

•	Emphasis on stock-based awards (see the section titled “Components of Compensation”);

•	Refusing to provide incentives that would provide payouts for negative returns (see the sections titled “Annual Cash Incentives” and “Long-Term Incentive Performance (“LTIP”) Awards”);

•	No option re-pricings (see the section titled “Incentive Stock Awards”);

•	Limited and restricted perquisites (see the section titled “Perquisites Practices”);

•	Prohibitions on hedging or speculative trading (see the subsection titled “Stock Ownership of Directors” in the “Corporate Governance Matters” section); and

•

Avoidance of “excess parachute payments” upon termination of members of Executive Management (see the sections “Employment Agreements”, “Compensation of Executive Officers—Narrative to 2010 Summary Compensation Table” and “Compensation of Executive Officers—Potential Payments Upon Termination or Change of Control”).

BB&T 2010 Performance Highlights

Below are 2010 highlights for BB&T:

•	BB&T is one of three regional banks to remain profitable through the credit cycle, significantly strengthening the BB&T brand.

•	Fundamental core performance remains strong and underlying business performance is improving.

•	As of December 31, 2010, BB&T has the fourth highest dividend yield among banks in the S&P 500.

•	BB&T is among industry leaders in capital and BB&T expects that it will meet the new Basel III capital standards.

•	BB&T generated across-the-board improvements in credit in the fourth quarter and expects these trends to continue in coming quarters.

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BB&T has maintained positive revenue growth in a very challenging environment, including record revenues for 2010 and the fastest pace of revenue growth in the Peer Group during the recent economic downturn (2008-2010), excluding large acquisitions, such as BB&T’s acquisition of Colonial Bank, and select non-recurring items, such as one-time securities gains.

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BB&T continues to benefit from a “flight to quality” by winning clients from weakened competitors. BB&T is capitalizing on the resurgence of basic banking—triggered by the problems plaguing Wall Street financial institutions—with double-digit growth in expanded corporate banking services.

•	BB&T is well-positioned for future organic growth and strategic opportunities.

Set forth below is a graph comparing the total returns (assuming reinvestment of dividends) of BB&T Common Stock, the S&P 500 Index, and an index comprised of BB&T’s Peer Group. The graph assumes $100 invested on December 31, 2007 in BB&T Common Stock and in each of the indices.

*	$100 invested on 12/31/07 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

	Cumulative Total Return
	12/07	12/08	12/09	12/10
BB&T CORPORATION	$100.00	$95.69	$93.87	$99.43
S&P 500	100.00	63.12	79.82	91.84
BB&T’s PEER GROUP	100.00	63.59	60.37	77.52

The following table summarizes the payouts generated under the compensation elements with a performance period that ended in 2010. Each of these elements is discussed in greater detail under the heading “Components of Executive Compensation.”

Compensation Element	Performance(1)	Payout

2010 Bonus Plan Payments	For 2010, BB&T achieved earnings per share of $1.17 (versus a target of $1.35) and return of assets of 0.56% (versus a target of 0.001%)	97.16% of target opportunity

2008-2010 Performance- Based Restricted Stock Units	BB&T did not achieve the 2008-2010 return on equity performance goal	0

2008-2010 LTIP Award	BB&T did not achieve the 2008-2010 return on equity performance threshold	0

(1)	For a discussion of adjustments that Compensation Committee makes to BB&T’s reported net income (presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”)) for the purposes of certifying performance under BB&T’s compensation plans, please refer to the sections entitled “Performance Payouts and Performance Certification” and “Tax and Accounting Considerations.” Unless otherwise indicated, discussions of BB&T’s performance for 2010 in this proxy statement include any adjustments by the Compensation Committee.

2010 Compensation Events

BB&T’s compensation program for 2010 was fundamentally unchanged from 2009. However, a number of significant compensation-related events and changes did occur. The table below provides a summary of these events and changes and the rationale behind the underlying decision. Conclusions regarding the compensation levels paid to Executive Management relative to BB&T’s Peer Group were based upon information provided by the Compensation Committee’s consultant, as well as other publicly available information. Each of these items is discussed in greater detail in the narrative that follows.

2010 Compensation Event	Rationale

A special, one-time performance award was granted on June 22, 2010 (performance-based restricted stock units).	BB&T delivered superior results relative to its Peer Group during a period of great economic distress. Moreover, the performance awards will, among other things, provide an incentive for these executives to remain with, and to continue providing valuable leadership to, BB&T.

Each of the NEOs other than Mr. King, received significant increases in base salary and in target award opportunities.	BB&T determined that it needed to adjust compensation for these individuals due to recent changes in positions, responsibilities and in order to remain competitive within its Peer Group in attracting and retaining talented executives.

Shift from a 5-year to a 4-year vesting period for  stock

options and restricted stock units. Stock options

continue to vest ratably over the vesting period and

restricted stock units still vest on a cliff basis.

BB&T determined that a 4-year vesting period compared favorably to the vesting periods offered by other members of its Peer Group, many of whom offer 3-year or 4-year vesting periods.

General Compensation Philosophy, Guiding Principles and Compensation Setting Process

BB&T operates in the highly competitive financial services industry where the attraction and retention of talented executives is critical to its future success. For this reason, BB&T has designed a total compensation program that is intended to be competitive with peer financial services institutions.

BB&T’s executive compensation philosophy is based on the following guiding principles:

•	Compensation and reward systems are management tools to achieve business results;

•

Total compensation opportunities are established relative to organizations with which BB&T competes for both talent and shareholder investments and are set at levels that enable BB&T to attract and retain executives critical to its long-term success;

•	Total compensation is aligned with shareholder interests when it is paid based upon the achievement of financial goals that BB&T has set and attained for the performance period; and

•	Compensation is compatible with effective controls, risk management and strong corporate governance.

It is BB&T’s practice to provide a balanced mix of cash and equity-based compensation in order to align the interests of the NEOs with that of BB&T’s shareholders and to encourage the NEOs to act as equity owners of BB&T. Together, these elements create a pay-for-performance philosophy, which is manifested in compensation practices whereby approximately 75% of the total 2010 target compensation for the Chief Executive Officer and the other NEOs is variable and tied to BB&T’s performance.

Named Executive Officers

The following table lists BB&T’s NEOs:

Name and Title	Recent Work Experience	Years of Service	Age
Kelly S. King Chairman and Chief Executive Officer	Chairman since January 2010. Chief Executive Officer since January 2009. Chief Operating Officer between June 2004 and December 2008.	39	62

Christopher L. Henson Chief Operating Officer	Chief Operating Officer since January 2009. Chief Financial Officer between July 2005 and December 2008.	26	49

Ricky K. Brown Senior Executive Vice President and President, Community Banking	President, Community Banking since July 2004.	34	55

Clarke R. Starnes III Senior Executive Vice President and Chief Risk Officer	Chief Risk Officer since July 2009. Chief Credit Officer between September 2008 and June 2009. Specialized Lending Manager between January 2000 and August 2008.	29	51

Daryl N. Bible Senior Executive Vice President and Chief Financial Officer	Chief Financial Officer since January 2009. Assistant Chief Financial Officer between January 2008 and December 2008. Employed by U.S Bancorp for 24 years, serving as Treasurer for the final 10 years.	3	49

Role of Compensation Committee

The Compensation Committee of the Board of Directors administers BB&T’s compensation program for Executive Management, including each of the NEOs. The Compensation Committee is composed entirely of independent, non-management directors. The Compensation Committee reviews all aspects of the compensation program for Executive Management, including summary analyses of total compensation delineating each compensation element. These reports are frequently referred to as “tally sheets.” The tally sheets list salaries, annual bonuses, equity awards, long-term incentive awards, perquisites, severance arrangements and other retirement, health and welfare benefits. The Compensation Committee is responsible for oversight and review of BB&T’s compensation and benefit plans, including administering BB&T’s executive incentive program. The Compensation Committee also approves the performance goals for all Executive Management compensation programs that use performance metrics and evaluates performance at the end of each performance period (i.e., annually and on a three-year basis). The Compensation Committee approves annual cash incentive award opportunities, stock option awards, restricted stock awards and long-term incentive award opportunities. The Compensation Committee also sets the level and components of the compensation for the Chief Executive Officer and reviews and approves the compensation for the remaining NEOs and other members of Executive Management.

In making these compensation decisions, the Compensation Committee uses several resources and tools, including the use of an independent compensation consultant, competitive benchmarking and other analyses, as further described below. The Chief Executive Officer also is involved in compensation determinations. The Chief Executive Officer reviews the compensation consultant’s compensation recommendations, discusses Executive Management compensation (including compensation for each of the NEOs) with the Compensation Committee and makes recommendations on base salary and the other compensation elements. BB&T believes that the Chief Executive Officer is in the best possible position to assess the performance of the other members of Executive Management, and he accordingly plays an important role in the compensation setting process. From time to time, the Chief Executive Officer also discusses his compensation package with the Compensation Committee. Decisions about individual compensation elements and total compensation, including those related to the Chief Executive Officer, are ultimately made by the Compensation Committee using its judgment, focusing primarily on the executive officer’s performance and BB&T’s overall performance. The Compensation Committee also considers the business environment in which the results were achieved.

Competitive Benchmarking and Other Analyses

The compensation structure for the NEOs emphasizes variable pay based on performance. BB&T generally benchmarks each element of compensation against what it believes to be a reasonable grouping of publicly traded bank or financial services holding companies (identified below, the “Peer Group”) with the objective of targeting total compensation at a point that approximates the median of the Peer Group for the various compensation elements. To achieve this goal, BB&T compares total compensation opportunities as well as each element of pay, including base salary and annual and long-term incentives, to the Peer Group. BB&T’s management selects the Peer Group and an outside compensation consultant validates this selection. The Compensation Committee determines that the group selected is an appropriate comparison group for this purpose. The Peer Group used for evaluating the NEOs’ compensation also is used for benchmarking BB&T’s performance. The peer group review conducted for 2010 resulted in the designation by the Compensation Committee of twelve financial institutions as the Peer Group.

BB&T 2010 Peer Group

Institution	State	Assets (in Billions) 12/31/2010
BB&T	NC	$157.1
Capital One	VA	197.5
Comerica	TX	53.7
Fifth Third	OH	111.0
Huntington	OH	53.8
KeyCorp	OH	91.8
M&T	NY	68.0
Marshall & Ilsley	WI	50.8
PNC	PA	264.3
Regions	AL	132.4
SunTrust	GA	172.9
U.S. Bancorp	MN	307.8
Zions	UT	51.0

The Peer Group was selected based upon relative size to BB&T and business mix. Because fewer companies comparable in asset size to BB&T remain independent, BB&T’s total assets currently approximate the 75th percentile of the Peer Group. This same group of companies serves as the Peer Group in the Performance Graph set forth in BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which was filed with the SEC on February 25, 2011.

In addition to the external Peer Group analysis, the Compensation Committee also reviews the total compensation of the Executive Management team relative to one another. The Compensation Committee believes that Mr. King’s relatively higher compensation is appropriate in light of his expanded responsibilities as the Chief Executive Officer and the leadership he has provided to BB&T during his tenure as a member of Executive Management, including most recently as the Chief Operating Officer.

As part of its review of tally sheets, the Compensation Committee also examines the value of each element of compensation that the executive officer could potentially receive under different termination scenarios (e.g., voluntary, involuntary, change-in-control). For this review, total remuneration includes all aspects of the executive officer’s total cash compensation, the value of equity awards (both vested and unvested and including, as applicable, the impact of accelerated vesting upon retirement), the value of any deferred compensation, retirement benefits, the value of welfare benefits and the value of outplacement (if applicable). The goal of this analysis is to allow the Compensation Committee to see how each element of compensation interacts with the other elements and to understand the potential ramifications from current compensation decisions. To date, the amount of past compensation, including amounts realized or realizable from prior equity awards, has generally not been a significant factor in the Compensation Committee’s considerations.

Compensation Consultant

Compensation Committee Consultant. The Compensation Committee engages an independent compensation consultant to conduct a comprehensive review of the competitiveness and effectiveness of BB&T’s executive compensation program relative to market practices and business goals. The compensation consultant serves at the request of, and reports directly to, the Compensation Committee. Typically, the comprehensive review has been conducted at least every other year. For the year 2010, the Compensation Committee retained Compensation Advisory Partners to act in this capacity. The Compensation Committee determined that, based on the information presented to it, no known material conflict of interest exists between BB&T and Compensation Advisory Partners.

In order for Compensation Advisory Partners to provide effective advice to the Compensation Committee, it is required to work with BB&T’s management from time to time. These interactions generally involve:

•	interviewing management to gain an understanding of BB&T’s business strategy, compensation and benefit practices and culture;

•	obtaining compensation and benefits data, as well as other relevant information that is not available from public sources, from management;

•	working with management to understand the scope of the various executive jobs so that its benchmarking is accurate;

•	checking its factual and data analyses with management to ensure that they are accurate and up-to-date; and

•

preparing and reviewing draft reports with the Compensation Committee Chair and management team members as directed by the Compensation Committee. This process enables Compensation Advisory Partners to identify any areas where further research or analysis may need to be completed, discuss any changes to the compensation program or possibly refine recommendations before finalizing its reports to the Compensation Committee.

The total amount of fees paid to Compensation Advisory Partners for 2010 was approximately $115,000. Compensation Advisory Partners also was reimbursed for its reasonable travel and business expenses.

Compensation Committee Consultant Services. In conducting the comprehensive review, and consistent with prior comprehensive reviews, the consultant provides the following services:

•	reviews overall compensation levels;

•	reviews BB&T’s total executive compensation program and advises the Compensation Committee of plans or practices that may be changed to improve effectiveness;

•	recommends to the Compensation Committee changes in the mix of cash versus equity compensation to be offered as well as the types of long-term incentives to be granted;

•	makes suggestions related to award target levels and the types of performance measures to be used in BB&T’s annual and long-term plans consistent with BB&T’s business strategies;

•	analyzes the relationship of BB&T’s financial performance to actual pay levels received;

•	provides market and peer data and recommendations on Executive Management compensation;

•	assists BB&T in analyzing the risk impact of BB&T’s compensation practices;

•	advises the Compensation Committee on features of Executive Management’s employment contracts;

•	reviews public disclosure on compensation, including the draft Compensation Discussion and Analysis and related tables and compensation disclosures for the proxy statement;

•	advises the Compensation Committee regarding outside directors and their compensation; and

•	reviews BB&T’s total compensation philosophy, Peer Group and competitive positioning for reasonableness and appropriateness.

The advice rendered by Compensation Advisory Partners generally focuses on Executive Management; however, the consultant also provides guidance as to compensation issues that apply to officer-level employees (generally, those eligible to participate in BB&T’s equity compensation program). The Compensation Committee also seeks advice from the consultant from time to time on an as-needed basis. The compensation consultant typically performs the following services in the year of the comprehensive review, as well as in “off-years”:

•	attends Compensation Committee meetings, upon request;

•	review and analyze tally sheets summarizing each compensation element, upon request;

•	proactively advises the Compensation Committee on best-practices ideas for board governance of executive compensation, as well as areas of concern and risk in BB&T’s compensation program; and

•	special projects as requested by the Compensation Committee.

During 2010, Compensation Advisory Partners provided analysis and advice regarding two special projects. During the second quarter of 2010, the consultant advised the Compensation Committee regarding the special Performance Awards, which are discussed in greater detail under the subheading “Performance Award.” During the second through fourth quarters of 2010, Compensation Advisory Partners assisted BB&T’s incentive compensation steering committee in its assessment and analysis in connection with the Federal Reserve’s coordinated review of the incentive compensation practices at complex financial services institutions (this is commonly referred to as the “horizontal review”). Compensation Advisory Partners’ assistance in this regard is expected to continue into 2011.

2010 Compensation Committee Consultant Comprehensive Review. During the fourth quarter of 2009, Compensation Advisory Partners conducted a comprehensive review applicable to compensation for 2010. This review was conducted during an “off cycle” year under the pre-established biennial comprehensive review schedule and was requested in light of changes to the Executive Management team that occurred in 2009 and the associated increase in responsibilities for several of the NEOs. A specific emphasis was placed on “target” compensation levels.

Two sources of compensation information were used for the analysis: proxy statements of peer companies and published compensation surveys. With respect to the NEOs, proxy statement data of peer companies1 was considered more meaningful than the published survey data because the peer companies are identified competitors of BB&T. In addition, peer company data was updated by 2.5% to provide for projected salary growth for 2010.

The comprehensive review indicated that Mr. King’s overall compensation (including target opportunities) fell between the 25th percentile and the median of BB&T’s peers. Based on its comprehensive review (and prior to the changes which were implemented for NEOs based on recommendations from the review), Compensation Advisory Partners determined that BB&T’s positioning relative to the market for the NEOs, other than Mr. King, had become less competitive. Below is a summary of its findings:

•	base salaries generally approximated the 25th percentile of BB&T’s peers;

•	target annual awards were generally positioned at or below the 25th percentile of BB&T’s peers;

•	overall, target total cash compensation was positioned below the 25th percentile of BB&T’s peers; and

•	overall, target total compensation was positioned at the 25th percentile of BB&T’s peers.

In determining that BB&T’s competitive positioning for its NEOs was at the 25th percentile of BB&T’s peers for many of the compensation elements, Compensation Advisory Partners noted that, historically, BB&T’s assets and market capitalization have been at or above the 75th percentile of its peer companies, and BB&T’s performance has also been in the top quartile relative to its peers for the last few years. Based on the results of this comprehensive review, Compensation Advisory Partners recommended a number of changes to the compensation program provided to the NEOs for 2010. These changes are discussed in the narrative that follows.

Management’s Compensation Consultant. For 2010, BB&T’s management did not rely on any one particular compensation consulting firm. Rather, BB&T’s management employed its in-house resources for analysis, research and advice, including the use of survey data purchased from a variety of different sources.

[1]	The peer companies used in Compensation Advisory Partners’ comprehensive review are the same as the peer group in BB&T’s proxy statement for the annual meeting of shareholders that occurred on April 28, 2009: Comerica Incorporated, Fifth Third Bancorp, Huntington Bancshares Incorporated, KeyCorp, M&T Bank Corporation, Marshall & Ilsley Corporation, National City Corp., PNC Financial Services Group, Inc., Popular, Inc., Regions Financial Corporation, SunTrust Banks, Inc., UnionBanCal Corporation, U.S. Bancorp and Zions Bancorporation.

2010 Target Opportunities

The NEO’s respective target opportunities for the various compensation elements are established by the Compensation Committee and are expressed as a percentage of the applicable NEO’s base salary. The table below displays the target opportunities for each of 2009 and 2010 for the applicable compensation elements.

Target Award Opportunities(1)

	2009 Bonus Plan	2010 Bonus Plan	2009 Incentive Stock Award	2010 Incentive Stock Award	2009 LTIP(2)	2010 LTIP(2)

Kelly S. King	125%	125%	245%	245%	105%	105%
Christopher L. Henson	85%	100%	140%	175%	60%	75%
Ricky K. Brown	85%	100%	140%	175%	60%	75%
Clarke R. Starnes III	85%	100%	140%	158%	60%	67%
Daryl N. Bible	85%	100%	140%	158%	60%	67%

(1)	Expressed as a percentage of base salary.
(2)	The 2009 LTIP award relates to the 2009-2011 performance cycle. The 2010 LTIP award relates to the 2010-2012 performance cycle.

As previously discussed, the comprehensive review prepared by Compensation Advisory Partners indicated that the target opportunities for the NEOs, other than Mr. King, were at or below the 25th percentile as compared to similarly situated executives within the peer companies presented in the report. The comprehensive review indicated that Mr. King’s target opportunities fell between the 25th percentile and the median and did not warrant an adjustment for 2010. The 2010 target level increases were intended to bring the target opportunities afforded to the NEOs, other than Mr. King, more in line with the median of the Peer Group for similarly situated executives.

Performance Payouts and Performance Certification

BB&T’s variable compensation elements generally generate payments or awards, as the case may be, based on a sliding scale between a threshold level and a maximum level. If the “target” performance is met, then it results in a payment or award that is 100% of the “target” opportunity (expressed as a percentage of base salary). Historically, threshold performance resulted in a payment or award that was equal to 25% of the “target” opportunity while maximum performance (or greater) resulted in a payment or award that was equal to 200% of the “target” opportunity. Performance that fails to reach the threshold level resulted in no payment or a forfeiture of the award, as applicable. As discussed in greater detail below, beginning in 2009 and continuing in 2010, the payout range between threshold performance and target performance was eliminated for several award-types because continuing the historical practice would have resulted in rewarding negative returns, which the Compensation Committee determined was inconsistent with BB&T’s compensation philosophy.

The Compensation Committee generally meets in February to certify BB&T’s performance for the most recently completed compensation plan year (or years, in the case of long-term plans). In doing so, the Compensation Committee reserves the right to adjust BB&T’s reported net income (presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”)) to ensure that the applicable plans fairly compensate participants for the actual growth of BB&T and not as a result of extraordinary items and events. These adjustments generally account for acquisitions, dispositions, significant unusual and/or nonrecurring items and other factors that are determined to be appropriate by the Compensation Committee. These adjustments impact the performance metrics used under the executive compensation program, including earnings per share, return on assets and return on common equity, each of which is based upon BB&T’s net income. Unless otherwise indicated, discussions of BB&T’s performance for 2010 in this proxy statement include any adjustments by the Compensation Committee. For additional detail on the Compensation Committee’s adjustments to BB&T’s net income relative to BB&T’s GAAP net income, please see “Tax and Accounting Considerations” below.

Components of Executive Compensation

After reviewing the information provided by its consultant from the most recent comprehensive review and consulting with the Chief Executive Officer and other members of Executive Management, the Compensation Committee elected to retain the basic compensation structure from 2009 for 2010.

Annual Base Salary

BB&T historically has had the goal of positioning the NEO salaries at the median of the Peer Group. BB&T believes that the majority of a NEO’s compensation should be variable and based on the performance of BB&T. Accordingly, base salary plays a modest role in the overall total compensation of the NEOs. Salaries for the NEOs are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on prevailing changes in market rates for equivalent executive positions in similarly situated companies, as well as a subjective evaluation of such factors as the individual’s level of responsibility, tenure with BB&T and overall contribution to BB&T.

In its review of base salaries for 2010, the Compensation Committee considered Compensation Advisory Partners’ comprehensive review, which detailed the positioning of BB&T’s salaries for the NEOs as compared to similarly situated executives within the peer companies presented in the report. The report generally indicated that the base salaries of the NEOs, other than Mr. King, were well below the market median for these peer companies. The Compensation Committee further considered the tenure and performance of the NEOs and the recommendations of the Chief Executive Officer on salary increases for the other NEOs. Based on these considerations, for 2010, the Compensation Committee approved base salary increases (effective as of April 1, 2010) as indicated in the table below. Each of the NEOs, other than Mr. King, received a substantial base salary increase. These increases are intended to align the base salaries of the NEOs such that they are comparable to similarly situated executives in the Peer Group and approximate the median level of the Peer Group.

2010 Base Salary Increases

	2009 Base Salary	2010 Base Salary(1)	Increase	Percentage Increase

Kelly S. King	$900,000	$950,000	$50,000	5.56%
Christopher L. Henson	$500,000	$600,000	$100,000	20.00%
Ricky K. Brown	$474,000	$600,000	$126,000	26.58%
Clarke R. Starnes III	$350,000	$500,000	$150,000	42.86%
Daryl N. Bible	$350,000	$500,000	$150,000	42.86%

(1)	Effective as of April 1, 2010.

Annual Cash Incentives

The BB&T Corporation Short-Term Incentive Plan (the “Bonus Plan”) is an annual cash incentive program that provides cash awards to the NEOs and other key employees based on the achievement of performance goals established annually by the Compensation Committee. The performance criteria applicable to the Chief Executive Officer and the other NEOs for purposes of the Bonus Plan are based solely on corporate performance. Under the Bonus Plan, the Compensation Committee may determine corporate performance based on a variety of factors, including earnings per share, market share, sales, stock price, return on common equity, return on average assets and/or expense management. The size of each NEO’s cash award is determined by establishing a target incentive award expressed as a percentage of the NEO’s base salary up to a maximum amount established by the Compensation Committee. The Compensation Committee also is able to exercise discretion in the payment of awards, including downward adjustments of payments, one-off discretionary awards and adjustments for large, nonrecurring corporate items (e.g., large mergers and acquisitions).

For the Chief Executive Officer and the other NEOs, the Compensation Committee established corporate performance goals for 2010 based on earnings per share (weighted at 66.7%) and return on assets (weighted at 33.3%). The Compensation Committee believes that these two corporate performance goals have a meaningful bearing on long-term increases in shareholder value. Earnings per share growth has a strong long-term correlation with shareholder returns, which is the reason it is weighted at two-thirds. Return on assets also is correlated with long-term returns to shareholders and reflects the fundamental risk level and financial soundness of the business. The return on assets target is set by the Compensation Committee as a measurement of BB&T’s performance relative to its Peer Group. Beginning in 2009, the Compensation Committee placed greater emphasis on the return on assets performance goal (increasing the weighting to 33.3% from 20%), because, in light of the expected economic uncertainty, the achievement of superior relative Peer Group performance (as represented by return on assets performance) was of even greater importance. As these economic conditions were expected to continue through 2010, the Compensation Committee elected to retain the relative weighting of the performance goals for 2010.

Consistent with the 2009 Bonus Plan awards, in 2010 the Compensation Committee decoupled the earnings per share measure and the return on assets measure, meaning that if the earnings per share threshold was not achieved or exceeded, the executives could still receive a payment based solely on BB&T’s return on assets performance. In making this decision, the Compensation Committee concluded that in the overall context of the financial crisis, meaningful shareholder value would still be delivered if only the return on assets target is met. In addition, as discussed below in this subsection, the Compensation Committee set the return on assets performance goals such that there would be no payout if the actual return on assets performance fell short of the target (i.e., the typical payout range from a threshold level up to target was eliminated).

For 2010, the Compensation Committee set the earnings per share target at $1.35 per share (with a threshold goal of $1.08 per share and a maximum goal of $1.62 per share). The earnings per share target of $1.35, was based on the best estimate for BB&T’s 2010 earnings per share according to BB&T’s bottom-up internal business plan forecast. In light of the prevailing economic uncertainty, the Compensation Committee believed that establishing target performance based on maintaining profitability, managing credit costs would most directly encourage the achievement of a concrete and meaningful corporate goal for 2010. The threshold level of $1.08 and the maximum level of $1.62 are respectively 20% lower than, and 20% greater than, the target level. This method for setting the threshold and the maximum levels was selected upon the advice of the Compensation Committee’s compensation consultant and reflective of practices common among BB&T’s peers.

The 2010 return on assets target was set by the Compensation Committee at 0.001%. Prior to 2009, the return on assets target was set at the median of the Peer Group’s actual return on assets for the prior year. However, this practice would have resulted in the 2010 return on assets target being a negative rate of return. The Compensation Committee believed that paying a cash bonus for anything less than a positive return on assets was inconsistent with BB&T’s compensation philosophy. Accordingly, the Committee set the performance target as a positive rate of return on assets and provided that return on assets performance that was flat or negative would not yield a payout (effectively eliminating the payout range between threshold and target for the return on assets portion of the Bonus Plan award for 2010). Consistent with prior years, the 2010 return on assets maximum of 0.28% was established at approximately the 75th percentile of the Peer Group’s actual return on assets performance for 2009. Despite the expected economic challenges, the Compensation Committee believed that the 2010 return on assets structure was appropriate, as it would encourage the NEOs to focus on BB&T’s fundamental risk level and financial soundness and would only reward positive results.

BB&T achieved earnings per share of $1.17 in 2010, which fell between the threshold goal of $1.08 and the target goal of $1.35 per share, and achieved return on assets of 0.56%, which exceeded the maximum goal of 0.28%. In the aggregate, BB&T’s 2010 corporate performance yields 2010 Bonus Plan payments approximating 97.16% of targeted cash bonuses under the pre-established performance goals, which is discussed in greater detail under the heading “Accounting Considerations,” below. The earnings per share and return on asset performance discussed in this paragraph includes adjustments to BB&T’s GAAP net income by the Compensation Committee. For additional detail regarding these adjustments, please see “Performance Payouts and Performance Certification,” above and “Accounting Considerations,” below.

2010 Bonus Plan Payments

Name	Targeted 2010 Bonus Plan Payments, Assuming Achievement of Performance Metrics at Target	Maximum 2010 Bonus Plan Payments, Assuming Achievement of Performance Metrics at Maximum	Actual 2010 Bonus Plan Payment
Kelly S. King	$1,171,875	$2,343,750	$1,138,594
Christopher L. Henson	$575,000	$1,150,000	$558,670
Ricky K. Brown	$568,500	$1,137,000	$552,355
Clarke R. Starnes III	$462,500	$925,000	$449,365
Daryl N. Bible	$462,500	$925,000	$449,365

Incentive Stock Awards

BB&T places great importance on equity as a form of compensation, and stock ownership is a key objective of the compensation program. The Compensation Committee and BB&T’s Chief Executive Officer are strong advocates of providing equity opportunities to the members of Executive Management, including the NEOs, and encourage these executives to be owners of BB&T Common Stock. As of February 23, 2011, members of Executive Management, including the NEOs, collectively owned approximately 607,000 shares of BB&T’s Common Stock. The proportion of compensation provided to the NEOs through equity compensation and long-term incentives has generally been the largest element of the executives’ compensation.

The 2010 incentive stock awards were made under the shareholder-approved BB&T Corporation Amended and Restated 2004 Stock Incentive Plan (the “2004 Stock Plan”). The 2004 Stock Plan allows for equity-based awards to selected participants, including the NEOs, as determined by the Compensation Committee and the Board of Directors. Awards that may be granted by the Compensation Committee to the NEOs include incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock awards and restricted stock units, performance shares and performance units and phantom stock awards.

For 2010, the Compensation Committee approved a target incentive stock award for each NEO that was composed of nonqualified stock options and restricted stock units. Approximately 40% of each award was made in the form of nonqualified stock options and the other 60% consisted of restricted stock units, with the aggregate award levels expressed as a percentage of base salary.

As described below in the more detailed discussion of the restricted stock unit awards, the NEOs received restricted stock unit awards in 2010 that will cliff vest on the fourth anniversary of the award. Prior to 2010, restricted stock unit awards cliff vested on the fifth anniversary of the award, and prior to 2009, restricted stock unit awards for members of the Executive Management team also imposed an additional performance element. As described below in the more detailed discussion of the nonqualified stock option awards, the NEOs received stock option awards in 2010 that will vest ratably on each of the first four anniversaries of the award. Prior to 2010, stock options vested ratably over a five-year period. The restricted stock unit and stock option awards granted to the NEOs vest on the same schedule as applies to the general officer population receiving awards (approximately 2,300 employees in 2010). For a discussion of the vesting features of restricted stock unit and stock option awards in the event of retirement, please refer to “COMPENSATION OF EXECUTIVE OFFICERS—Potential Payments Upon Termination of Change of Control.”

Both the restricted stock unit and stock option awards contain conditions that permit the award administrator or the Board of Governors of the Federal Reserve System to make certain changes to the awards if necessary or appropriate to improve the risk sensitivity of the awards. Such changes may include adjusting the award quantitatively or judgmentally based upon the risk the holder’s activities pose to BB&T or an affiliate; extending the restriction or vesting period of the award; adjusting the award for actual losses or other performance issues; or as otherwise required by the award administrator, the Federal Reserve System, or the United States government to comply with any law, regulation, or similar requirement. In addition, if a restricted stock unit or stock option award is prohibited or subjects BB&T or an affiliate to any adverse tax consequences that BB&T or the affiliate would not otherwise incur because of any current or future law, regulation, or similar requirement, the restricted stock unit or stock option award is automatically cancelled as of the grant date without any further action on the part of the award administrator or the holder and without any compensation to the holder for such termination and cancellation.

The Compensation Committee uses the Black-Scholes model to estimate the present value of BB&T stock options, based on a set of assumptions, and determines the value of restricted stock units based on the price of BB&T’s Common Stock on the grant date. The number of options or restricted stock units granted is determined by dividing the target amount of compensation to be delivered through the award by the estimated value of each option or restricted stock unit, as applicable. Using this methodology, the NEOs received the following grants of stock options and restricted stock units in 2010:

2010 Incentive Stock Awards

Name	Non-Qualified Stock Options (#)(1)	Delivered Value of Stock Options ($)(2)	Restricted Stock Units (#)	Delivered Value of Restricted Stock Units ($)(2)
Kelly S. King	164,062	$918,747	49,662	$1,378,121
Christopher L. Henson	71,875	$402,500	21,756	$603,729
Ricky K. Brown	71,062	$397,947	21,510	$596,903
Clarke R. Starnes III	52,196	$292,298	15,800	$438,450
Daryl N. Bible	52,196	$292,298	15,800	$438,450

(1)	The option exercise price for the 2010 awards was $27.75 per share, which was the closing price on the date of the grant. For additional detail, please refer to “2010 Outstanding Equity Awards at Fiscal Year-End.”
(2)	The table reports the value the Compensation Committee seeks to deliver in making the award (as the Compensation Committee calculates the value in the award process). In the case of both stock options and restricted stock units, the number of options or units granted is determined by dividing the target amount of compensation by the estimated value of each equity award. For stock options, the award is valued based on the Black-Scholes value of the options ($5.60). For restricted stock units, the number of units awarded depends on the closing price of BB&T’s Common Stock ($27.75) on the grant date. In accordance with SEC rules, the value of the awards reported in the 2010 Summary Compensation Table is the fair value of the awards on the grant date. For stock options, the grant date fair value is the same as the values used by the Compensation Committee to determine target compensation. For restricted stock units, the grant date fair value ($23.86) is calculated by discounting the closing price of BB&T’s Common Stock on the grant date by the present value of the dividends that are expected to be forgone during the four-year cliff vesting period. For the grant date fair value of the awards and a discussion of how BB&T computes the fair value, please refer to columns (e) and (f) of the 2010 Summary Compensation Table included under the “Compensation of Executive Officers” section below.

2010 Nonqualified Stock Option Awards. Stock options historically have been an important part of BB&T’s equity program. Stock options are inherently performance-based and effectively align the interests of the recipients with those of the shareholders because stock options only have value if BB&T’s stock price increases relative to its stock price on the date of the award. BB&T’s 2010 stock option awards vest 25% per year on each of the first four anniversaries of the date of grant and expire on the tenth anniversary of the date of grant. In prior years, BB&T’s stock option awards vested ratably on each of the first five anniversaries of the date of grant. As was the case with prior years, the exercise price for each stock option grant in 2010, including each award to the NEOs, was the market closing price on the date of grant.

An analysis of the award practices of peer financial institutions indicated that the majority of BB&T’s peers use a three- or four-year ratable vesting period for stock option awards. The Compensation Committee determined that BB&T’s historical practice of providing a five-year vesting schedule made BB&T’s stock option awards less attractive and less competitive than the peer companies with which it competes for talent. Accordingly, the Compensation Committee determined that moving to a four-year vesting schedule would make BB&T’s stock option awards more competitive, and by retaining a vesting schedule that was on the longer end of the vesting range, would continue to promote the retention of these award recipients. As was the case prior to 2010, the Compensation Committee believes that the ten-year term of the stock options is appropriate for BB&T as it should cause the recipients to focus on delivering long-term shareholder value over a relatively long horizon.

2010 Restricted Stock Unit Awards. BB&T’s restricted stock awards are granted as units, with each unit relating to a contingent share of BB&T Common Stock that is not earned or issued until specific conditions are met. The value of restricted stock unit awards is inherently tied to the market price of BB&T’s Common Stock. The restricted stock unit awards made in 2010 will vest only if the NEO remains employed by BB&T for four years (i.e., vesting occurs on a “cliff” basis after four years). No dividends are paid on the shares underlying the restricted stock units until after the shares are issued. Prior to 2010, restricted stock unit awards cliff vested on the fifth anniversary of the award and, prior to 2009, restricted stock unit awards for members of the Executive Management team also imposed an additional performance element. As was the case with BB&T’s stock option awards, peer analysis indicated that the majority of BB&T’s peers used a shorter vesting period for restricted stock unit awards (or other comparable awards) and that a cliff vesting schedule absent additional performance restrictions also is more consistent with the award practices of the Peer Group. Accordingly, the Compensation Committee shortened the vesting period to make the awards more competitive with those provided by the peer companies with which BB&T competes for talent.

The Compensation Committee continues to believe that the relatively long cliff vesting schedule aligns the NEOs’ interests with those of loyal, long-time shareholders. The Compensation Committee also maintains that the four-year cliff vesting requirement promotes the retention of these highly valued executives and is therefore in the best interests of the shareholders. The Compensation Committee believes that the strong retentive features of restricted stock units are further enhanced in a volatile stock market, which the financial services industry has experienced in recent times.

Performance-Based Restricted Stock Units for Performance Cycle Ending in 2010. From 2006 through 2008, the restricted stock unit awards to members of the Executive Management team were structured such that the units would vest only if: (a) a three-year corporate performance threshold was met (the achievement of three-year average cash basis return on common equity threshold); and (b) the executive remained employed by BB&T for two years after the three-year performance period (i.e., vesting occurs, if at all, on a “cliff” basis after five years).

In 2008, the Compensation Committee set the 2008-2010 performance-based restricted stock award goal as a three-year average (2008-2010) cash basis return on common equity of 16.26%. For the 2008-2010 performance cycle, BB&T did not achieve the performance goal, and accordingly the restricted stock units relating to that award have been forfeited.

2008-2010 Performance-Based Restricted Stock Units Earned

Name	Performance- Based Restricted Stock Units Awarded in 2008 (#)	Performance- Based Restricted Stock Units Earned
Kelly S. King	24,511	0
Christopher L. Henson	11,061	0
Ricky K. Brown	11,061	0
Clarke R. Starnes III	7,039	0
Daryl N. Bible(1)	n/a	n/a

(1)	Mr. Bible was not a member of Executive Management at the time the 2008-2010 performance-based restricted stock units were awarded.

Equity Award Timing Policy. Generally, the timing of BB&T’s regular annual equity awards is determined months in advance of the actual grants in order to coincide with a regular meeting of the Board of Directors and the Compensation Committee. The grant date is established when the grants and all key terms are approved by the Board of Directors or the Compensation Committee, as the case may be. As discussed above, the exercise price for each stock option grant in 2010 was the market closing price on the date of grant. In addition, the 2004 Stock Plan includes a prohibition on repricings or replacements of awards under the plan, absent shareholder approval. Newly hired employees who are not executive officers may receive equity incentive awards upon the approval of the Chief Executive Officer, acting upon authority delegated to him by the Compensation Committee and the Board of Directors. For 2010, restricted stock unit awards and/or stock options for new hires were valued as of the 30th day after the employment hire date. The Chief Executive Officer also is authorized by the Compensation Committee and the Board of Directors to make special equity awards to employees for retention purposes, such as in the event that a highly valued employee is being recruited by a competitor. As discussed in greater detail below under the subheading “Performance Award,” a special, one-time award of performance-based restricted stock units was granted on June 22, 2010.

Long-Term Incentive Performance (“LTIP”) Awards

Executive Management, including each of the NEOs, receive Long-Term Incentive Performance (“LTIP”) awards on an annual basis. The LTIP awards are performance-based awards payable, in the Compensation Committee’s discretion, in the form of shares of BB&T Common Stock, cash or a combination of both. Since 1996, all awards have been paid to the NEOs in cash. The rationale for paying cash has been, in part, to provide the NEOs with additional cash to facilitate the exercise of stock options and the retention of the option shares, as opposed to conducting a “cashless” exercise where a number of shares are immediately sold on the open market to generate proceeds equal to the exercise price of the stock options. LTIP awards are made under the 2004 Stock Plan.

The objective of LTIP awards is to motivate and reward financial performance over a three-year period. While options are generally held until the latter part of their ten-year term and the cash-based Bonus Plan measures one-year performance, the LTIP awards were designed to measure internal (and relative) performance over three-year cycles. Each year begins a new three-year cycle. At the beginning of each three-year cycle, the Compensation Committee, after considering information from the compensation consultant’s most recent comprehensive review, determines the performance measures and payout range.

The Compensation Committee, based on the compensation consultant’s most recent comprehensive review, annually develops the goals, the size of awards and the performance scale for each grant of performance units. This process has three components: (a) a performance scale with an associated payout percentage that may range from 0-200%; (b) a target opportunity (expressed as a percentage of the NEO’s average salary); and (c) the average salary of the NEO over the three-year performance period. In years prior to 2010, the performance scale set by the Compensation Committee was generally based on average return on common equity for a three-year period, with the midpoint of the performance scale established to reflect median performance levels of the Peer Group. Based on an analysis of historical performance, threshold and maximum levels are established to approximate Peer Group quartile levels of performance (i.e., top quartile performance would generate maximum awards and below median performance would generate awards below target levels, potentially down to zero). For 2010, this practice would have resulted in the 2010-2012 LTIP award return on equity target being a negative rate of return. The Compensation Committee believed that paying a cash bonus for anything less than a positive return on equity over the three year measurement period was inconsistent with BB&T’s compensation philosophy. Accordingly, the Compensation Committee set the 2010-2012 LTIP target as a positive rate of return on equity and provided that return on equity performance that was flat or negative would not yield a payout (effectively eliminating the payout range between threshold and target).

The Compensation Committee believes that return on common equity, when measured over a three-year period and relative to Peer Group performance, measures how effectively the financial resources of BB&T have been used to generate long-term shareholder value through earnings growth. As noted above, by using earnings per share growth and return on assets for short-term awards and return on common equity for long-term awards, the key performance measures that may be affected by management are integrated into the NEOs’ compensation program. The actual value of the LTIP award is calculated by taking the product of the applicable target opportunity for each NEO multiplied by the average salary of the NEO over the three-year valuation period multiplied by the performance scale payout, as follows:

Target Opportunity (expressed as % of base salary) x 3-Year Average Salary x Performance Scale Payout %

In 2008, the Compensation Committee set the 2008-2010 LTIP unit cycle and provided that the performance criteria would be average cash basis return on common equity for the three-year performance cycle, with a threshold goal of 16.26%, a target goal of 19.10% and a maximum goal of 25.12%. The threshold, target and maximum goals were based, respectively, on the 25th, median and 75th percentile levels of the Peer Group’s average cash basis return on common equity for the three-year period ending December 31, 2007. For the 2008-2010 performance cycle, BB&T’s cash basis return on common equity was below the performance threshold. Accordingly, the NEOs will not receive an LTIP payment for the 2008-2010 performance cycle.

2008-2010 LTIP Cycle Payments

Name	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Actual LTIP Payment, Based on 2008-2010 Performance
Kelly S. King	$156,049	$624,194	$1,248,388	$0
Christopher L. Henson	$70,422	$281,687	$563,374	$0
Ricky K. Brown	$70,422	$281,687	$563,374	$0
Clarke R. Starnes III	$44,814	$179,255	$358,510	$0
Daryl N. Bible(2)	n/a	n/a	n/a	n/a

(1)	Under the approved formula, the actual payment is based on average salary over the three-year performance cycle. When the threshold, target and maximum payments were established in 2008, such payments were based on each executive’s base salary for 2008 with assumptions made for increases in base salary for subsequent years in the performance cycle. Actual payments would have been based on the actual salaries paid during the performance cycle.
(2)	Mr. Bible was not a member of Executive Management at the time the 2008-2010 LTIP was approved and therefore was not eligible to receive an LTIP award for the 2008-2010 cycle.

For 2010, the Compensation Committee established the 2010-2012 LTIP cycle and provided that the performance criteria would be average return on common equity for the three-year performance cycle. As indicated above, the historical target setting practice would have resulted in the 2010-2012 LTIP award return on equity target being a negative rate of return. The Compensation Committee consequently set the 2010-2012 LTIP target as a positive rate of return on equity, effectively eliminating the payout range between threshold and target. Accordingly, for the 2010-2012 LTIP cycle, there is no threshold goal, the target goal is 0.01% and the maximum goal is 5.64%. The target goal was established as a positive number after a review indicated that Peer Group’s median average return on common equity for the three-year period ending December 31, 2009 was a negative number. The maximum goal was based on the 75th percentile level of the Peer Group’s average return on common equity for the three-year period ending December 31, 2009. The estimated target and maximum payments under the 2010-2012 LTIP unit awards are reflected in the 2010 Grants of Plan-Based Awards Table included under the “Compensation of Executive Officers” section below.

Performance Award

As the financial services industry started to recover from the financial downturn in 2008 and early 2009, BB&T’s competitors began to solicit members of BB&T’s senior management for employment. In response, the Compensation Committee requested that Compensation Advisory Partners undertake a special project to evaluate what steps the

Corporation could take to retain the individuals critical to BB&T’s long-term success. Compensation Advisory Partners recommended an award of restricted stock units that would feature both performance and time components. Such an award would acknowledge the role BB&T’s senior leaders, including the NEOs, played in BB&T’s strong performance relative to its Peer Group throughout the financial crisis, while simultaneously giving these individuals an incentive to continue that performance moving forward and maximizing retention. The Compensation Committee agreed with Compensation Advisory Partners’ recommendation and on June 22, 2010 granted a special, one-time award of performance-based restricted stock units (each a “Performance Award” and collectively, the “Performance Awards”) to a select group of BB&T’s senior leaders, including the Chief Executive Officer and the other NEOs. As discussed in greater detail below, these Performance Awards may be earned over a three-year performance period and vest, if at all, after five years. The number of stock units granted to each NEO under the Performance Awards and the value BB&T sought to deliver in making the awards (as calculated in the awards process) are set forth in the table below. The Performance Awards were granted pursuant to the 2004 Stock Plan.

2010 Performance Award

Name	Performance- Based Restricted Stock Units (#)(1)	Delivered Value of Restricted Stock Units(1)
Kelly S. King	169,369	$4,921,863
Christopher L. Henson	74,199	$2,156,223
Ricky K. Brown	73,361	$2,131,871
Clarke R. Starnes III	53,714	$1,560,929
Daryl N. Bible	53,714	$1,560,929

(1)	The number of performance-based restricted stock units granted is determined by dividing the target amount of compensation by the closing price of BB&T’s Common Stock on June 22, 2010, the grant date ($29.06). The fair value of the restricted stock units, which is the value reported in the Summary Compensation Table, is determined by multiplying the number of performance-based restricted stock units granted by the fair value of each restricted stock unit on the grant date ($23.41). Please refer to the Summary Compensation Table for more information on the calculation of the grant date fair value.

The Performance Awards vest only if both: (a) a three-year corporate performance goal is met; and (b) the executive remains employed by BB&T for five years after the grant of the Performance Award (i.e., vesting occurs, if at all, on a “cliff” basis on the fifth anniversary of the award in order to maximize retention of executives). The Compensation Committee included a performance element because it believed that the ability to earn shares based on performance over a three-year period was an effective and efficient way to align the recipient’s interests with that of the shareholders. A five-year vesting schedule was chosen instead of a four-year schedule in order to maximize the time key executives remain with BB&T, while at the same time providing an incentive for them to do so.

The corporate metric used in the Performance Award is average return on common equity for the calendar years of 2010, 2011 and 2012, subject to adjustments for unusual and/or nonrecurring items. If BB&T’s average return on common equity over this three-year period is above the median of BB&T’s Peer Group (the “ROCE Target”), the performance vesting component of the award will be achieved. If the ROCE Target is not met, the Performance Awards will be forfeited. If the ROCE Target is achieved, recipients must remain employed for the entire five-year life of the Performance Award or the Performance Award will be forfeited. These vesting and forfeiture conditions are subject to certain exceptions described below.

The Compensation Committee granted the award based upon the determination that BB&T has delivered superior results relative to its Peer Group under the management team led by Mr. King during a period of great economic distress. This Performance Award will directly reward the recipients if they are able to produce sustained superior return on common equity performance, which BB&T believes correlates to earnings growth and the generation of long-term shareholder value. The Performance Awards also provide an incentive for these executives to remain with, and provide valuable leadership and services to, BB&T.

An individual’s Performance Award will be immediately and irrevocably forfeited if the executive officer ceases to be employed by BB&T or an affiliate at any time prior to the fifth year anniversary of the award, except in the following circumstances:

•

If the executive officer dies prior to December 31, 2012, and such executive officer has remained continuously employed by BB&T, then the Performance Award will immediately vest. If the executive officer dies on or after December 31, 2012, then the Performance Award will immediately vest only if BB&T has achieved the ROCE Target and remained continuously employed by BB&T.

•

If the executive officer ceases to be employed by BB&T or an affiliate by reason of disability, the Performance Award will vest only if BB&T achieves (or has achieved, as the case may be) the ROCE Target.

•

If the executive officer ceases to be employed by BB&T or an affiliate by reason of retirement, the Performance Award will vest only if the officer remains employed through the ROCE Target period (December 31, 2012) and BB&T achieves the ROCE Target.

•

If the executive officer ceases to be employed by BB&T or an affiliate by reason of involuntary termination without cause, the Performance Award will vest only if BB&T achieves (or has achieved, as the case may be) the ROCE Target.

•	Performance Awards will vest immediately in the event of a change of control of BB&T, provided that a change of control does not include an event deemed to be a merger of equals.

The terms “disability,” “retirement,” “cause,” “change of control” and “merger of equals” are defined in the award agreement. No dividends will be paid on the shares of common stock underlying a Performance Award prior to the vesting of the award.

Employment Agreements

BB&T uses employment agreements to secure the services of key talent within the highly competitive financial services industry. Generally, the employment agreements are entered into with high performing and long-term potential senior employees and are structured to carefully balance the individual financial goals of the executives relative to the needs of BB&T and its shareholders. All the NEOs have entered into employment agreements with BB&T. Each employment agreement includes provisions: (a) prohibiting the executive from competing against BB&T (or working for a competitor) if the executive leaves BB&T; (b) providing for payments if the executive is terminated by BB&T for other than “just cause” or if the executive voluntarily terminates his employment with BB&T for “good reason”; and (c) providing for payments if the executive is terminated for any reason following a “change of control,” other than a termination for “just cause.” These arrangements set compensation and benefits payable to the NEOs in certain termination and merger and acquisition scenarios, giving them some certainty regarding their individual outcomes under these circumstances. BB&T believes these arrangements appropriately minimize the distraction of the NEOs in the event of a merger and acquisition scenario, allowing them to remain objective and focused on maximizing shareholder value. In addition, the noncompetition provisions are intended to protect BB&T from a competitive disadvantage if one of the NEOs were to leave the Corporation to work for a competitor. The Compensation Committee approves Executive Management’s initial employment agreements and then reviews the agreements on an as-needed basis, based on market trends or on changes in BB&T’s business environment.

The employment agreements with each member of Executive Management (which includes the NEOs) have a thirty-six-month term that automatically extends monthly by an additional month, absent contrary notice by either party. Information provided by the compensation consultant from the 2006 comprehensive review, which was re-confirmed in 2008, showed that providing three-year contract terms is a common practice within the financial services industry. The Compensation Committee believes that a three-year term provides appropriate incentives for retention and protections against unjustified terminations, while bringing BB&T’s practices in line with other financial services companies. The employment agreements provide for reductions in payments to the extent necessary to avoid exceeding the limits established by Section 280G of the Code. Payments in excess of these limits are often referred to as “excess parachute payments” and exceeding the 280G limits generally triggers an excise tax on the payments.

The employment agreements for each of the NEOs are described in greater detail under “Compensation of Executive Officers—Narrative to 2010 Summary Compensation Table” and “Compensation of Executive Officers—Potential Payments Upon Termination or Change of Control” and include a description of the material terms, including the definitions of the terms “just cause,” “good reason” and “change of control,” and the potential values of severance and change of control compensation under such agreements.

Pension Plan

The NEOs participate in the BB&T Corporation Pension Plan (the “Pension Plan”), a tax-qualified defined benefit retirement plan for eligible employees, on the same basis as other similarly situated employees. The Pension Plan provides retirement benefits based on length of service and salary level prior to retirement with benefits increasing substantially as a participant approaches retirement. BB&T believes the retirement benefits provided by the Pension Plan are meaningful in their own right. Moreover, BB&T also views the Pension Plan as an important retention tool for the NEOs and other highly compensated employees in the later stages of their careers because the Pension Plan benefits could not easily be replicated upon the employee’s departure from the Corporation prior to retirement. The NEOs also participate in the BB&T Corporation Non-Qualified Defined Benefit Plan, which is an excess benefit plan maintained for the purpose of providing deferred compensation to certain highly compensated employees, including the NEOs. The primary purpose of the BB&T Corporation Non-Qualified Defined Benefit Plan is to augment the benefits payable to participants under the Pension Plan to the extent that such benefits are curtailed by application of certain limitations imposed by the Code on the qualified plans. Without this non-qualified plan, the retirement benefits earned by the NEOs would not be competitive and the Compensation Committee believes that the benefits under this supplemental plan, when added to the benefits under the Pension Plan, assures that BB&T will receive the executive retention benefits of the Pension Plan.

Perquisites Practices

BB&T provides the NEOs with perquisites and other personal benefits that BB&T believes are reasonable and consistent with BB&T’s overall compensation program to better enable BB&T to attract and retain superior employees for key positions. BB&T does not provide Executive Management, including the NEOs, with perquisites such as personal club memberships, vacation houses or apartments or personal travel on corporate aircraft. For additional detail on the perquisites provided to the NEOs, please refer to “Narrative to 2010 Summary Compensation Table – Perquisites.”

Other Employee Benefits

During 2010, BB&T maintained various employee benefit plans that constitute a portion of the total compensation package available to the NEOs and all eligible employees of BB&T. These plans consist of the following:

•

the BB&T Corporation 401(k) Savings Plan, which in 2010 permitted employees to contribute up to 50% of their compensation, on a tax-deferred basis, up to certain IRS compensation deferral amount limits applicable to tax-qualified retirement plans, with BB&T matching up to 6% of their deferrals;

•

the BB&T Corporation Non-Qualified Defined Contribution Plan, which is designed to augment the benefits under the BB&T Corporation 401(k) Savings Plan to the extent such benefits are curtailed by the application of certain limits imposed by the Code (during 2010, eligible participants in the Non-Qualified Defined Contribution Plan were permitted to defer up to 50% of their cash compensation with certain participants eligible to receive a matching contribution up to 6% of their deferrals);

•	a health care plan that provides medical and dental coverage for all eligible employees; and

•	certain other welfare benefits (such as sick leave, vacation, etc.).

BB&T also provides disability insurance for the benefit of its employees (including each of the NEOs) which, in the event of disability, pays the employee 50% of the employee’s monthly compensation, subject to a cap of $35,000 per month. Under this program, employees may select greater disability coverage with a benefit that pays 60% of their monthly compensation; however, employees are required to pay the additional premium (over that already paid by BB&T to receive the standard 50% coverage) to receive this heightened level of coverage. If a member of Executive Management, including the NEOs, were to become disabled and the insurance benefit was limited due to the monthly cap, BB&T would provide supplemental payments to the member of Executive Management to bring the monthly payment up to the selected coverage level. BB&T has never provided any supplemental payments in connection with this arrangement.

The employee benefits for the NEOs discussed in this subsection are determined by the same criteria applicable to all BB&T employees. In general, benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with BB&T. These benefits help keep BB&T competitive in attracting and retaining employees. Benefits also help keep employees focused due to a lack of distractions related to paying for health care, maintaining adequate savings for retirement and similar issues. BB&T believes that its employee benefits are generally on par with benefits provided by the Peer Group and consistent with industry standards.

Stock Ownership

The Compensation Committee and BB&T’s Chief Executive Officer generally believe that members of Executive Management, including the NEOs, should accumulate meaningful equity stakes over time to further align their economic interests with the interests of shareholders, thereby promoting BB&T’s objective of increasing shareholder value. The long-term incentives used by BB&T also facilitate the acquisition of shares of BB&T Common Stock by the NEOs.

Pursuant to the Corporation’s Corporate Governance Guidelines, each member of Executive Management, including each NEO, is expected to own at least 5,000 shares of BB&T Common Stock throughout the full term of the officer’s service as a member of Executive Management. The required number of shares was increased from 2,500 to 5,000, effective as of January 26, 2010, and, accordingly, these shares may be acquired over the later of: (a) a period of three years beginning January 26, 2010; or (b) a period of three years beginning with the date of the initial election of the officer to Executive Management, as applicable. Currently, each of the NEOs owns the requisite number of shares. As discussed in “Corporate Governance Matters—Stock Ownership of Directors,” this requirement also applies to members of the Board of Directors. See the “Security Ownership” table above for a specific listing of the amount of BB&T Common Stock beneficially owned by each NEO.

Consistent with BB&T’s compensation philosophy of rewarding the NEOs based on the long-term success of BB&T, BB&T’s Code of Ethics and Insider Trading Policy prohibit all employees, including the NEOs, from speculative trading in BB&T Common Stock (including prohibitions on buying call options and selling put options for BB&T Common Stock) and place limitations on a NEO’s ability to conduct short-term trading, thus encouraging long-term ownership of BB&T Common Stock. Additionally, BB&T’s Corporate Governance Guidelines prohibit members of Executive Management, including the NEOs, from entering into hedging strategies that protect against downside risk in BB&T Common Stock.

Tax and Accounting Considerations

Tax Considerations

Section 162(m) of the Code and related regulations generally impose a $1 million cap on the deductibility of compensation paid to certain executive officers by a public corporation, unless an exception applies. One important exception is for qualified “performance-based compensation.” Compensation does not fail to be performance based merely because a plan allows payment upon death, disability, or a change of control, although compensation actually paid on death, disability, or change of control will not be performance based. BB&T’s compensation philosophy and policies are intended to comply to the extent possible with Code Section 162(m). In typical years, when establishing and administering BB&T’s compensation programs, the Compensation Committee generally intends that performance-based compensation will be deductible under Code Section 162(m). However, BB&T retains the flexibility to pay compensation that is not eligible for such treatment if it is in the best interest of the Corporation to do so. For example, grantees, including NEOs, of the regular 2010 restricted stock unit awards earn the full fair market value of the BB&T shares represented by those awards if they remain employed by BB&T for four years. Even though the value of the 2010 awards depends upon BB&T’s stock price, the IRS does not consider them to be “performance-based compensation” for purposes of Section 162(m) because such 2010 awards have no performance goals attached to them. Thus, the non-performance-based restricted stock unit awards made in 2010 will count toward the $1 million cap in compensation, and any such non-performance-based compensation over $1 million to certain executive officers will not be deductible by BB&T. The Compensation Committee accepted this tax consequence because it determined that the benefits of the 2010 awards, as set forth above in the subsection titled “2010 Restricted Stock Unit Awards”, were in the best interests of the Corporation, even in light of the loss of the 162(m) deduction.

Accounting Considerations

BB&T is required to recognize the expense of all share-based awards (such as stock options and restricted stock units) in its income statement over the award’s minimum required service period. For each year presented, the restricted stock unit awards were less costly to BB&T relative to the expense for the stock option awards. This cost treatment contributed to the Compensation Committee’s decision to introduce restricted stock unit awards and to continue to use these awards. For the 2010 incentive stock awards, the Compensation Committee used the closing price of BB&T’s Common Stock on the grant date to determine the number of restricted stock unit awards.

As previously described, for the purposes of certifying BB&T’s performance under the Bonus Plan, the Compensation Committee adjusts BB&T’s net income, which ensures that the participants are fairly compensated for the actual growth of BB&T and not as a result of extraordinary items and events. For 2010, the Compensation Committee adjusted BB&T’s GAAP net income, as set forth in the tables below (“Adjusted Net Income”). The adjustments impact the Bonus Plan’s performance metrics, earnings per share and return on assets. BB&T derives each of the Bonus Plan’s non-GAAP performance metrics from its Adjusted Net Income, which is a non-GAAP financial measure, and accordingly, each of these adjusted financial measures is determined by methods other than in accordance with GAAP. The adjusted earnings per share and return on assets measures are each calculated in the same manner as their GAAP counterparts, except that Adjusted Net Income for the applicable performance metric is substituted for its GAAP counterpart in each calculation. The tables below detail these adjustments.

2010 Adjusted Net Income

	Net Income Adjustments
	Return on Assets Adjustments Dollars (in millions)	Earnings Per Share Adjustments Dollars (in millions)
2010 GAAP Net Income	$854	$854
Noncontrolling Interest(1)	n/a	$(38)

2010 GAAP Net Income Available to Common Shareholders(1)	n/a	$816

Compensation Committee Approved Adjustments
Merger Related Charges(2)(3)	$67	n/a
Restructuring Charges(4)	$2	$2

Adjustments Subtotal	$69	$2

Tax Effect of Adjustments(5)	$(27)	$(1)

Adjusted Net Income	$896	$817

(1)	The noncontrolling interest adjustment is the portion of net income from BB&T’s other than wholly owned subsidiaries that is not attributable, directly or indirectly, to BB&T. As adjusted, this measure of net income is referred to as Net Income Available to Common Shareholders, which is a GAAP financial measure. The Compensation Committee begins with GAAP Net Income Available to Common Shareholders to calculate earnings per share performance because earnings per share performance measures income attributable to each share of common stock. The Compensation Committee begins with GAAP Net Income for return on assets performance because the return on assets metric measures relative Peer Group performance.
(2)	As previously described, the Bonus Plan’s earnings per share targets were set based on BB&T’s internal profit plan. Typically, merger-related charges are unplanned, and in prior years they have been added back to net income for purposes of determining earnings per share for the Bonus Plan. However, when management was developing the 2010 profit plan, they knew that BB&T would incur merger-related charges in 2010 related to the Colonial Bank acquisition and these charges were therefore included in plan forecast. Accordingly, merger-related charges were not adjusted for the purposes of earnings per share performance.
(3)	As previously described, the Bonus Plan’s return on assets targets were set by the Compensation Committee as a measurement of BB&T’s performance relative to the Peer Group (as opposed to BB&T’s internal profit plan) and the Compensation Committee accordingly determined an adjustment for merger-related charges was appropriate.
(4)	Restructuring charges relate to dissolution of a subsidiary (Liberty Mortgage Corporation) and the sale of a line of business (BB&T Payroll Services).
(5)	GAAP Net Income and GAAP Net Income Available to Common Shareholders each include the effect of applicable taxes. The Compensation Committee’s approved adjustments are pre-tax items. Accordingly, the tax effect of the adjustments has been deducted to accurately reflect the impact of the adjustments on net income.

Bonus Plan Performance Metrics

Performance Metric	GAAP Performance Metric	Performance Metric Calculated Using Adjusted Net Income
Earnings per share	$1.16	$1.17
Return on assets	0.54%	0.56%

As previously described, the Compensation Committee established the Bonus Plan’s performance goals for 2010 based on earnings per share (weighted at 66.7%) and return on assets (weighted at 33.3%). In the aggregate, BB&T’s 2010 corporate performance yielded Bonus Plan payments approximating 97.16% of targeted payments. The table below illustrates the calculation of the aggregate payout under the Bonus Plan.

2010 Bonus Plan Payout

	Performance Level		Payout Ratio	Item Weight	Bonus Plan Payout
Earnings per share	$1.17	(1)	45.82%	66.7%	30.56%
Return on assets	0.56	%(1)	200%	33.3%	66.60%

Total					97.16%

(1)	Calculated using Adjusted Net Income, as described above.

These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

BB&T’s outstanding performance-based restricted stock unit awards and LTIP awards granted prior to 2010 reference BB&T’s cash basis return on common equity performance. BB&T derives this non-GAAP performance metric from its cash basis net income, which is a non-GAAP financial measure. Cash basis return on common equity is calculated in the same manner as its GAAP counterpart, except that cash basis net income is substituted for GAAP net income in the calculation. Cash basis net income is computed by adjusting net income as determined in accordance with GAAP to exclude certain non-cash gains and charges (such as amortization of intangibles and purchase accounting mark-to-market adjustments) and certain significant gains, losses or expenses that are unusual in nature and that are not likely to recur regularly or in predictable amounts (such as expenses and gains related to the consummation of mergers or acquisitions, costs related to integration of merged entities and restructuring charges).

Conclusion

BB&T and the Compensation Committee review all elements of BB&T’s compensation program for the NEOs, including a tally sheet for each NEO delineating each element of the NEO’s compensation. In designing the various elements of the total compensation program, BB&T has taken great care to select elements that are performance-based and to use a variety of performance metrics that, on the whole, will encourage the achievement of short and long-term shareholder value while enabling BB&T to retain its talented executives. BB&T believes the total compensation for each NEO is reasonable and the components of BB&T’s compensation program for the NEOs are consistent with market standards and with comparable programs of the Peer Group. The compensation program for the NEOs is based on the financial performance of BB&T compared to both market medians and Peer Group performance. This practice links executive performance to the annual financial and operational results of BB&T and the long-term financial interests of the shareholders. BB&T further believes that the foregoing compensation philosophy is consistent with BB&T’s corporate culture and objectives and has served and will continue to serve as a reasonable basis for administering the total compensation program of BB&T, both for the NEOs and for all BB&T employees, for the foreseeable future.

COMPENSATION OF EXECUTIVE OFFICERS

2010 Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3)(4) ($)	Option Awards(5)(6) ($)	Non-Equity Incentive Plan Compensation(7) ($)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings(8) ($)	All Other Compensation(9) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kelly S. King	2010	$937,500	$0	$5,149,863	$918,747	$1,138,594	$2,094,449	$142,443	$10,381,596
Chairman and Chief Executive Officer	2009	$900,000	$373,691	$582,334	$881,999	$1,020,983	$1,275,235	$111,676	$5,145,917
	2008	$667,063	$0	$572,577	$560,332	$861,663	$1,345,407	$136,177	$4,143,218

Christopher L. Henson	2010	$575,000	$0	$2,256,097	$402,500	$558,670	$561,692	$67,263	$4,421,222
Chief Operating Officer	2009	$500,000	$141,172	$184,866	$280,000	$393,948	$243,494	$51,010	$1,794,490
	2008	$451,550	$0	$258,385	$252,868	$336,537	$290,792	$61,999	$1,652,131

Ricky K. Brown	2010	$568,500	$0	$2,230,610	$397,947	$552,355	$868,488	$64,999	$4,682,899
Senior Executive Vice President and President, Community Banking

Clarke R. Starnes III	2010	$462,500	$0	$1,634,433	$292,298	$449,365	$434,631	$50,439	$3,323,666
Senior Executive Vice President and Chief Risk Officer

Daryl N. Bible	2010	$462,500	$0	$1,634,433	$292,298	$449,365	$66,274	$46,562	$2,951,432
Senior Executive Vice President and Chief Financial Officer	2009	$350,000	$99,365	$129,408	$195,998	$198,135	$25,398	$73,309	$1,071,614

(1)	In accordance with SEC regulations, the listed positions are those held as of December 31, 2010. In accordance with SEC regulations, information for Messrs. Brown and Starnes is only presented for 2010 and information for Mr. Bible is only presented for 2009-2010, because Messrs. Brown, Starnes and Bible were not deemed to be named executive officers for the prior periods not presented.
(2)	In accordance with SEC regulations, the amounts shown in column (d) reflect a relative performance bonus for 2009. For additional information, please refer to BB&T’s proxy statement for the annual meeting of shareholders that occurred on April 27, 2010.
(3)	The grant date fair value for each restricted stock unit award listed in column (e) is $23.86 for awards granted on February 23, 2010, $23.41 for awards granted on June 22, 2010, $7.43 for 2009, and $23.36 for 2008. The amounts in column (e) reflect the dollar amount of fair value of the restricted stock unit grants received in each year. The assumptions used in the calculation of these amounts for awards granted in 2010, 2009, and 2008 are included in Note 12 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. As discussed in the Compensation Discussion and Analysis, the restricted stock units granted in 2008 have been forfeited because the performance criteria were not met. The outstanding restricted stock units represented in column (e) remain subject to performance and vesting criteria, as applicable, and accordingly the NEO may never receive any value from such award.
(4)	The grant date fair value of stock awards with the corresponding number of restricted stock units on February 23, 2010, are as follows: Mr. King—$1,184,935 for 49,662 units; Mr. Henson—$519,098 for 21,756 units; Mr. Brown—$513,229 for 21,510 units; Mr. Starnes—$376,988 for 15,800 units; and Mr. Bible—$376,988 for 15,800 units. The grant date fair value of stock awards with the corresponding number of restricted stock units on June 22, 2010 are as follows: Mr. King—$3,964,928 for 169,369 units; Mr. Henson—$1,736,999 for 74,199 units; Mr. Brown—$1,717,381 for 73,361 units; Mr. Starnes—$1,257,445 for 53,714 units; and Mr. Bible—$1,257,445 for 53,714 units. The grant date fair value of stock awards with the corresponding number of restricted stock units in 2009 are as follows: Mr. King—$582,334 for 78,376 units; Mr. Henson—$184,866 for 24,881 units and Mr. Bible—$129,408 for 17,417 units. The grant date fair value of stock awards with the corresponding number of restricted stock units in 2008 are as follows: Mr. King—$572,577 for 24,511 units; and Mr. Henson—$258,385 for 11,061 units. As discussed in the Compensation Discussion and Analysis, the restricted stock units granted in 2008 have been forfeited because the performance criteria were not met. The outstanding restricted stock units represented in column (e) remain subject to performance and vesting criteria, as applicable, and accordingly the NEO may never receive any value from such award.
(5)	The grant date fair value for each stock option award listed in column (f) is as follows: 2010—$5.60; 2009—$2.59; and 2008—$3.45. The amounts in column (f) reflect the dollar amount of the fair value of the stock option grants received in each year. The assumptions used in the calculation of these amounts for awards granted in 2010, 2009 and 2008 are included in Note 12 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. As discussed in the Compensation Discussion and Analysis, the outstanding stock option awards represented in column (f) remain subject to vesting criteria and have value only to the extent BB&T’s common stock price on the date of exercise exceeds the exercise price of the option; accordingly the NEO may never receive any value from such award.
(6)

The grant date fair value of option awards to the NEOs with the corresponding number of stock options in 2010 are as follows: Mr. King—$918,747 for 164,062 options; Mr. Henson—$402,500 for 71,875 options; Mr. Brown—$397,947 for 71,062 options; Mr. Starnes—$292,298 for 52,196 options; and Mr. Bible—$292,298 for 52,196 options. The grant date fair value of option awards to the NEOs with the corresponding number of stock options in 2009 are as follows: Mr. King—$881,999 for 340,540 options; Mr. Henson—$280,000 for 108,108 options; and Mr. Bible—$195,998 for

75,675 options. The grant date fair value of option awards to the NEOs with the corresponding number of stock options in 2008 are as follows: Mr. King—$560,332 for 162,415 options; and Mr. Henson—$252,868 for 73,295 options. As discussed in the Compensation Discussion and Analysis, the outstanding stock option awards represented in column (f) remain subject to vesting criteria and have value only to the extent BB&T’s common stock price on the date of exercise exceeds the exercise price of the option; accordingly the NEO may never receive any value from such award.

(7)	Column (g) contains compensation paid to the NEOs under the Bonus Plan and the LTIP. Bonus Plan and LTIP payments occur when specific performance measures are achieved, as described in the “Compensation Discussion and Analysis” section above, rather than upon the date of grant. The detail relating to “Non-Equity Incentive Plan Compensation” found in column (g) to the 2010 Summary Compensation Table follows.

Name	2010 Information		2009 Information		2008 Information
	2010 Bonus Plan	2008-2010 LTIP	2009 Bonus Plan	2007-2009 LTIP	2008 Bonus Plan	2006-2008 LTIP
Kelly S. King	$1,138,594	$0	$749,250	$276,343	$0	$861,663
Christopher L. Henson	$558,670	$0	$283,050	$112,655	$0	$336,537
Ricky K. Brown	$552,355	$0	n/a	n/a	n/a	n/a
Clarke R. Starnes III	$449,365	$0	n/a	n/a	n/a	n/a
Daryl N. Bible	$449,365	n/a	$198,135	n/a	n/a	n/a

Mr. Bible was not a member of Executive Management in February 2007 and February 2008 when the 2007-2009 and 2008-2010 LTIP performance cycles were established so he was not eligible to receive an LTIP award payment for these periods. In accordance with SEC rules, information for Messrs. Brown and Starnes is only presented for 2010 because they were not deemed a named executive officer for 2008 and 2009. Information for Mr. Bible is only presented for 2009 and 2010 because he was not deemed a named executive office for 2008.
(8)	The amounts listed in column (h) are attributable to changes in the present value of the BB&T Corporation Pension Plan and the BB&T Corporation Non-Qualified Defined Benefit Plan, as applicable, for each of the NEOs. In accordance with SEC rules, no amounts reported in column (h) were attributable to above-market or preferential earnings on deferred compensation. For more on the NEOs’ pension benefits and deferred compensation arrangements, please refer to “2010 Pension Benefits” and “2010 Non-Qualified Deferred Compensation” and the accompanying narratives below.
(9)	The detail relating to “All Other Compensation” for 2010 found in column (i) to the 2010 Summary Compensation Table is set forth in the Narrative to 2010 Summary Compensation Table, which follows.

Narrative to 2010 Summary Compensation Table

The following narrative focuses on NEO compensation for 2010. For a discussion that focuses on compensation for 2009 please refer to the proxy statement for the annual meeting of shareholders that occurred on April 27, 2010. For a discussion that focuses on compensation for 2008, please refer to the proxy statement for the annual meeting of shareholders that occurred on April 28, 2009. Copies of prior years’ proxy statements are available for review on the SEC’s website at www.sec.gov and will be mailed to shareholders upon written request.

All Other Compensation. The detail relating to the “All Other Compensation” for 2010 found in column (i) to the 2010 Summary Compensation Table is as follows:

Detail for All Other Compensation

Name	401(k) Match(a)	NQDC Match(b)	Benefit Adjustment(c)	Home Security(d)	REIT(e)
Kelly S. King	$14,700	$125,368	$2,298	$77	$0
Christopher L. Henson	$14,700	$51,907	$0	$656	$0
Ricky K. Brown	$14,700	$49,953	$0	$346	$0
Clarke R. Starnes III	$14,700	$35,562	$0	$177	$0
Daryl N. Bible	$14,700	$30,900	$0	$222	$740

All Other Compensation consists of:

(a)	BB&T’s matching contribution under the BB&T Corporation 401(k) Savings Plan on behalf of the applicable NEO.
(b)	BB&T’s contribution credits to the BB&T Corporation Non-Qualified Defined Contribution Plan on behalf of the applicable NEO.
(c)	Cash benefit adjustment pursuant to election to opt out of BB&T group life insurance coverage for the applicable NEO.
(d)	Home security system annual maintenance costs for the applicable NEO.
(e)	Mr. Bible received $500 worth of shares in a real estate investment trust (a “REIT”) that was established by BB&T for tax purposes and, among other requirements, must have a minimum number of employee shareholders. He also received $240.19 as a tax gross-up on the shares of the REIT he received.

Compensation Program. For a discussion and analysis of the Corporation’s compensation program, including a discussion of each element of compensation provided to the NEOs for 2010, please refer to the “Compensation Discussion and Analysis” section above. As indicated in the 2010 Summary Compensation Table, salary and non-performance based bonuses (as determined in accordance with SEC rules) as a percentage of total annual compensation (set forth in column (j) of the 2010 Summary Compensation Table) for each of the NEOs in 2010 were as follows: Mr. King—9.0%; Mr. Henson—13.0%; Mr. Brown—12.1%; Mr. Starnes—13.9%; and Mr. Bible—15.7%.

Perquisites. In 2010, BB&T provided the NEOs with perquisites related to: (a) the maintenance of a residential security system which was previously installed by BB&T; and (b) a cash benefit adjustment pursuant to an election to opt out of BB&T’s group term life insurance coverage. The residential security system benefit is provided for the protection of the NEOs and to reduce the risk to BB&T from the loss of a key executive. BB&T has encouraged members of senior management (including the NEOs) to opt out of the Corporation’s group term life insurance coverage and to have the portion of the group term life insurance premium that would have been paid by BB&T applied to a policy owned by the individual and provided through BB&T Insurance Services, Inc., a wholly-owned subsidiary of BB&T. This benefit encourages members of senior management, including the NEOs, to purchase life insurance from a BB&T-owned company at no additional cost to BB&T. This process reduces the group insurance cost for BB&T.

Change in Pension Value and Non-Qualified Deferred Earnings. For information regarding the formula for calculation of the pension values, see the discussion included in the “Narrative to 2010 Pension Benefits Table” below. Eligible employees are permitted to defer a percentage (up to 50% in 2010) of their cash compensation under the Non-Qualified Defined Contribution Plan. All cash compensation is eligible for deferral unless otherwise limited by Code Section 409A. Plan participants may select from deemed investment funds under the Non-Qualified Defined Contribution Plan that are identical to the investment funds offered in the BB&T Corporation 401(k) Savings Plan with the exception that no deemed investments in BB&T Common Stock are permitted. Participants make an election upon entering the plan regarding the timing of plan distributions. The two allowable distribution elections are distribution upon termination or distribution upon reaching age 65. The Non-Qualified Defined Contribution Plan also allows for an in-service hardship withdrawal based on facts and circumstances that meet Internal Revenue Service guidelines.

401(k) Plan. The BB&T Corporation 401(k) Savings Plan (the “401(k) Savings Plan”) is maintained to provide a means for substantially all employees of the Corporation and its subsidiaries to defer and save a percentage (up to 50% in 2010, subject to IRS limitations on benefits and compensation) of their annual cash compensation on a pre-tax basis for retirement. The 401(k) Savings Plan provides for the Corporation to match a participant’s deferrals up to 6% of his or her compensation. The Corporation’s contributions to each of the NEOs during 2010 under the 401(k) Savings Plan are included under the “All Other Compensation” column in the 2010 Summary Compensation Table above. In accordance with SEC rules, since the 401(k) Savings Plan is a tax-qualified plan, it is not included in the 2010 Non-Qualified Deferred Compensation table below.

Employment Agreements. The Corporation and its wholly owned subsidiary, Branch Bank, have entered into employment agreements with each member of Executive Management, including each NEO. As of December 31, 2010, there were ten members of Executive Management.

The employment agreements for all members of Executive Management (which includes the NEOs) provide a thirty-six month term that is automatically extended monthly for an additional month, absent contrary notice by either party. The term of any employment agreement ends when such NEO reaches age 65. The employment agreements provide that the NEOs are guaranteed minimum annual salaries equal to their current annual base salaries and continued participation in incentive compensation plans that the Corporation or Branch Bank may from time to time extend to its similarly situated officers. During the term of the employment agreements, each NEO is entitled to participate in and receive, on the same basis as other similarly situated officers of the Corporation and Branch Bank, employee pension and welfare benefits and other benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar non-cash compensation that the Corporation or Branch Bank may from time to time extend to its officers.

The employment agreements for the NEOs provide that, under certain circumstances upon leaving the employment of the Corporation and Branch Bank, the executive may not compete in the banking business, directly or indirectly, against the Corporation, Branch Bank and their affiliates. This prohibition generally precludes the NEO from working for a competitor with a banking presence that overlaps Branch Bank’s banking footprint. Additionally, the employment agreements for the NEOs prohibit the executive from soliciting or assisting in the solicitation of any depositors or customers of the Corporation or its affiliates or inducing any employees to terminate their employment with the Corporation or its affiliates. These noncompetition and nonsolicitation provisions generally will be effective until the one-year anniversary of the NEO’s termination. These noncompetition provisions generally are not effective if the NEO terminates employment after a “Change of Control.” For a discussion of the potential payments that would be provided to each of the NEOs under their respective employment agreements in the event of such NEO’s termination, including in connection with a Change of Control of the Corporation, and a discussion of the terms “Just Cause” and “Change of Control,” please refer to the “Potential Payments Upon Termination or Change of Control” section below.

2010 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Kelly S. King
Stock Options	2/23/2010								164,062	$27.75	$918,747
Restricted Stock Units	2/23/2010							49,662			$1,184,935
Performance Based Restricted Stock Units	6/22/2010					169,369					$3,964,928
Bonus Plan	2/23/2010	$390,234	$1,171,875	$2,343,750
2010-2012 LTIP(1)	2/23/2010	$1,026,774	$1,026,774	$2,053,548

Christopher L. Henson
Stock Options	2/23/2010								71,875	$27.75	$402,500
Restricted Stock Units	2/23/2010							21,756			$519,098
Performance Based Restricted Stock Units	6/22/2010					74,199					$1,736,999
Bonus Plan	2/23/2010	$191,475	$575,000	$1,150,000
2010-2012 LTIP(1)	2/23/2010	$458,930	$458,930	$917,860

Ricky K. Brown
Stock Options	2/23/2010								71,062	$27.75	$397,947
Restricted Stock Units	2/23/2010							21,510			$513,229
Performance Based Restricted Stock Units	6/22/2010					73,361					$1,717,381
Bonus Plan	2/23/2010	$189,311	$568,500	$1,137,000
2010-2012 LTIP(1)	2/23/2010	$457,305	$457,305	$914,610

Clarke R. Starnes III
Stock Options	2/23/2010								52,196	$27.75	$292,298
Restricted Stock Units	2/23/2010							15,800			$376,988
Performance Based Restricted Stock Units	6/22/2010					53,714					$1,257,445
Bonus Plan	2/23/2010	$154,013	$462,500	$925,000
2010-2012 LTIP(1)	2/23/2010	$337,926	$337,926	$675,852

Daryl N. Bible
Stock Options	2/23/2010								52,196	$27.75	$292,298
Restricted Stock Units	2/23/2010							15,800			$376,988
Performance Based Restricted Stock Units	6/22/2010					53,714					$1,257,445
Bonus Plan	2/23/2010	$154,013	$462,500	$925,000
2010-2012 LTIP(1)	2/23/2010	$337,926	$337,926	$675,852

(1)	LTIP awards are a component of the 2004 Stock Plan. The 2004 Stock Plan is an equity incentive plan. LTIP awards may be paid in the form of cash or stock at the discretion of the Compensation Committee. However, since 1996, awards have been paid only in the form of cash. For that reason, LTIP awards are disclosed under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of this table, and not the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns.
(2)	With respect to grants under each of the Bonus Plan and the 2010-2012 LTIP awards, the amounts shown in column (c) reflect the minimum payment level, which is approximately 33.3% of the target amount shown in column (d) with respect to the Bonus Plan and is 100% of the target amount shown in column (d) with respect to the LTIP. The amount shown in column (e) is 200% of such target amount. When the threshold, target and maximum payments were established in February 2010, such payments were based on each executive’s base salary for 2010 with assumptions made for increases in base salary for subsequent years in the performance cycle. The actual payment will be based on the actual average salary over the three-year performance cycle. For a discussion of the target opportunities established under each performance cycle, please refer to the “Compensation Discussion and Analysis” section above.
(3)	The amount shown in column (g) reflects the target amount of performance-based restricted stock units granted on 6/22/10 (the “Performance Award”) which will result in the issuance of the number of shares of BB&T Common Stock indicated five years from the date of grant if the established performance and service criteria are met. The award provides only for a single actual payout amount and thus no threshold or maximum numbers are reflected. The Performance Awards vest only if both: (a) a three-year corporate performance goal is met; and (b) the NEO remains employed by BB&T for five years after the grant of the Performance Awards (i.e., vesting occurs, if at all, on a “cliff” basis on the fifth anniversary of the award).
(4)	The amount shown in column (i) reflects the restricted stock units granted in 2010, which will result in the issuance of the number of shares of BB&T Common Stock indicated four years from the date of grant if the NEO remains employed by BB&T for the entire four-year service period.
(5)	In accordance with the 2004 Stock Plan, the option exercise price is the closing price of BB&T Common Stock on the date of grant.

Narrative to 2010 Grants of Plan-Based Awards Table

For a discussion of the awards presented in the 2010 Grants of Plan-Based Awards table and the material terms of the awards, please refer to the “Compensation Discussion and Analysis—Components of Executive Compensation” section above.

2010 Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
	Exercisable (#)	Unexercisable (#)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Kelly S. King	65,682				$36.59	2/27/2011	20,975	[7]	$551,433	24,511	[14]	$644,394
	66,858				$36.84	2/26/2012	15,276	[8]	$401,606	169,369	[15]	$4,452,711
	94,761				$32.66	2/25/2013	78,376	[9]	$2,060,505
	87,727				$36.68	2/24/2014	49,662	[10]	$1,305,614
	125,000				$38.64	2/22/2015
	93,032	23,258	[1]		$39.73	2/21/2016
	75,776	50,518	[2]		$44.15	2/20/2017
	64,966	97,449	[3]		$34.29	2/26/2018
	68,108	272,432	[4]		$16.88	2/24/2019
		164,062	[5]		$27.75	2/23/2020

Christopher L. Henson	4,926				$36.59	2/27/2011	6,292	[7]	$165,417	11,061	[14]	$290,794
	5,255				$36.84	2/26/2012	6,333	[8]	$166,495	74,199	[15]	$1,950,692
	9,688				$32.66	2/25/2013	24,881	[9]	$654,121
	8,938				$36.68	2/24/2014	21,756	[10]	$571,965
	38,768				$38.64	2/22/2015
	27,909	6,978	[1]		$39.73	2/21/2016
	31,417	20,945	[2]		$44.15	2/20/2017
	29,318	43,977	[3]		$34.29	2/26/2018
	21,621	86,487	[4]		$16.88	2/24/2019
		71,875	[5]		$27.75	2/23/2020

Ricky K. Brown	5,639				$36.59	2/27/2011	6,292	[7]	$165,417	11,061	[14]	$290,794
	7,328				$36.84	2/26/2012	6,345	[8]	$166,810	73,361	[15]	$1,928,661
	10,248				$32.66	2/25/2013	23,356	[9]	$614,029
	9,455				$36.68	2/24/2014	21,510	[10]	$565,498
	38,768				$38.64	2/22/2015
	27,909	6,978	[1]		$39.73	2/21/2016
	31,417	20,945	[2]		$44.15	2/20/2017
	29,318	43,977	[3]		$34.29	2/26/2018
	20,296	81,185	[4]		$16.88	2/24/2019
		71,062	[5]		$27.75	2/23/2020

Clarke R. Starnes III	4,847				$36.59	2/27/2011	1,322	[11]	$34,755	7,039	[14]	$185,055
	5,014				$36.84	2/26/2012	4,439	[8]	$116,701	53,714	[15]	$1,412,141
	5,850				$32.66	2/25/2013	17,417	[9]	$457,893
	5,308				$36.68	2/24/2014	15,800	[10]	$415,382
	7,673				$38.64	2/22/2015
	5,863	1,466	[1]		$39.73	2/21/2016
	21,981	14,654	[2]		$44.15	2/20/2017
	18,656	27,986	[3]		$34.29	2/26/2018
.	15,135	60,540	[4]		$16.88	2/24/2019
		52,196	[5]		$27.75	2/23/2020

Daryl N. Bible	40,760	61,142	[6]		$36.22	1/31/2018	10,353	[12]	$272,180	53,714	[15]	$1,412,141
	17,717	26,576	[3]		$34.29	2/26/2018	6,684	[13]	$175,722
	15,135	60,540	[4]		$16.88	2/24/2019	17,417	[9]	$457,893
		52,196	[5]		$27.75	2/23/2020	15,800	[10]	$415,382

Footnotes:

1	Stock options vest at the rate of 20%/year, with vesting dates of 2/21/07, 2/21/08, 2/21/09, 2/21/10 and 2/21/11.
2	Stock options vest at the rate of 20%/year, with vesting dates of 2/20/08, 2/20/09, 2/20/10, 2/20/11 and 2/20/12.
3	Stock options vest at the rate of 20%/year, with vesting dates of 2/26/09, 2/26/10, 2/26/11, 2/26/12 and 2/26/13.
4	Stock options vest at the rate of 20%/year, with vesting dates of 2/24/10, 2/24/11, 2/24/12, 2/24/13 and 2/24/14.
5	Stock options vest at the rate of 25%/year, with vesting dates of 2/23/11, 2/23/12, 2/23/13, and 2/23/14.
6	Stock options vest at the rate of 20%/year, with vesting dates of 1/31/09, 1/31/10, 1/31/11, 1/31/12 and 1/31/13.
7	SEC rules require the information in this table to be presented as of 12/31/10. A minimum average cash basis return on equity target of 19.95% during the period from January 1, 2006 through December 31, 2008 was met. The shares vested 100% on 2/21/2011. Market value as of 12/31/10 was $26.29 per share.
8	A minimum average cash basis return on equity target of 18.94% during the period from January 1, 2007 through December 31, 2009 was met; the shares will vest 100% on 2/20/2012. Market value as of 12/31/10 was $26.29 per share.
9	Restricted stock units vest 100% on 2/24/2014; market value as of 12/31/10 was $26.29 per share.
10	Restricted stock units vest 100% on 2/23/2014; market value as of 12/31/10 was $26.29 per share.
11	Restricted stock units vest 100% on 2/21/2011; market value as of 12/31/10 was $26.29 per share.
12	Restricted stock units vest 100% on 1/31/2013; market value as of 12/31/10 was $26.29 per share.
13	Restricted stock units vest 100% on 2/26/2013; market value as of 12/31/10 was $26.29 per share.
14	SEC rules require that the information in this table be presented as of 12/31/10. In February 2011, the Compensation Committee of the Board of Directors determined that the minimum average cash basis return on equity target of 16.26% during the period from January 1, 2008 through December 31, 2010 was not met and the award was accordingly forfeited. Market value as of 12/31/10 was $26.29 per share.
15	Vesting for performance-based restricted stock units is subject to BB&T’s average GAAP ROCE for 2010-2012 being greater than the median of the peer group for the same time period; if the performance target is met, then shares will vest 100% on 6/22/15.

Option Exercises and Stock Vested in 2010(1)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Kelly S. King	47,252	$166,562	0	N/A
Christopher L. Henson	4,884	$17,732	0	N/A
Ricky K. Brown	7,981	$25,945	0	N/A
Clarke R. Starnes III	6,315	$21,665	0	N/A
Daryl N. Bible	0	N/A	0	N/A

(1)	SEC rules require that this table include information for option exercises and stock award vestings that occur during 2010. Please refer to footnote 7 in the “2010 Outstanding Equity Awards at Fiscal Year-End Table” for restricted stock units that vested in February 2011.

2010 Pension Benefits(1)
Name	Plan Name(2)	Number of Years Credited Service (3)(#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Kelly S. King	Q	35	$1,036,425	$0
	NQ	35	$9,250,720	$0

Christopher L. Henson	Q	26	$387,584	$0
	NQ	26	$1,106,575	$0

Ricky K. Brown	Q	34	$673,404	$0
	NQ	34	$1,851,662	$0

Clarke R. Starnes III	Q	29	$458,335	$0
	NQ	29	$471,141	$0

Daryl N. Bible	Q	3	$46,276	$0
	NQ	3	$67,473	$0

(1)	The 2010 Pension Benefits table shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, determined using the measurement date, interest rate and mortality rate assumptions consistent with those used in BB&T’s financial statements. For these purposes, the credited years of service and present value of accumulated benefits were measured as of December 31, 2010.
(2)	Q = BB&T Corporation Pension Plan
NQ = BB&T Corporation Non-Qualified Defined Benefit Plan
(3)	Each plan limits the years of credited service to a maximum of thirty-five years.

Narrative to 2010 Pension Benefits Table

The Corporation maintains the BB&T Corporation Pension Plan (the “Pension Plan”) and the BB&T Corporation Non-Qualified Defined Benefit Plan (the “Non-Qualified Defined Benefit Plan”). For a discussion of the valuation methods and material assumptions applied in quantifying the present value of the current accrued benefit under each of these plans, as set forth in the table above, please refer to Note 15 “Benefit Plans” in the “Notes to Consolidated Financial Statements” included with the Annual Report on Form 10-K for the year ended December 31, 2010, and filed with the SEC on February 25, 2011. A discussion of each of these plans is set forth below.

Tax-Qualified Defined Benefit Plan. The Corporation maintains the Pension Plan, a tax-qualified defined benefit pension plan for eligible employees. Substantially all employees of the Corporation and its subsidiaries who have attained age 21 are eligible to participate in the Pension Plan after completing one year of service. The Corporation’s contributions to the Pension Plan are computed on an actuarial basis. No participant contributions are permitted. A participant’s annual normal retirement benefit under the Pension Plan at age 65 is an amount equal to 1.0% of the participant’s final average compensation, plus .5% of the participant’s final average compensation in excess of Social Security covered compensation multiplied by the number of years of creditable service completed with the Corporation and certain of its subsidiaries up to a maximum of thirty-five years. A participant’s final average compensation is his or her average annual compensation, including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years in the last ten years in which he or she receives compensation that produces the highest average.

Non-Qualified Defined Benefit Plan. The Non-Qualified Defined Benefit Plan is an excess benefit plan designed to provide supplemental pension benefits for certain highly compensated employees, including the NEOs, to the extent that their benefits under the Pension Plan are curtailed due to IRS compensation and benefit limitations. On December 14, 2010, the Non-Qualified Defined Benefit Plan was amended to increase the lump sum death benefit payable to the beneficiary of a participant, including a NEO, who dies while an active employee from the actuarial equivalent of the survivor portion of a 50% joint and survivor annuity under the plan’s formula to the actuarial equivalent of the survivor portion of a 100% joint and survivor annuity under the plan’s formula. Each NEO’s estimated in-service death benefit following the amendment is approximately double the in-service death benefit under the plan prior to the amendment. However, the precise amount of the increases varies based upon each NEO’s accrued benefits under the plan. The annual cost to the company to provide this level of coverage for all plan participants is approximately $250,000. Benefits under the Non-Qualified Defined Benefit Plan are included in the table above.

Early Retirement. Mr. King and Mr. Brown have met the requirements for early retirement under the Corporation’s pension plans; Mr. Henson, Mr. Starnes and Mr. Bible currently are not eligible for early retirement. Employees with at least 10 years of service who have attained age 55 are eligible to retire and begin receiving a reduced pension immediately. If an employee begins pension payments prior to normal retirement age, the payments are reduced based on a plan-specified reduction schedule.

2010 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	BB&T Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
(a)	(b)	(c)	(d)	(e)	(f)
Kelly S. King	$125,368	$125,368	$34,629	$0	$4,597,019
Christopher L. Henson	$94,512	$51,907	$40,191	$0	$679,975
Ricky K. Brown	$49,953	$49,953	$2,861	$0	$417,474
Clarke R. Starnes III	$42,139	$35,562	$374	$0	$133,006
Daryl N. Bible	$72,700	$30,900	$21,593	$0	$188,574

(1)	Executive contributions were based on each NEO’s deferral elections and the salaries and Bonus Plan payments shown in the 2010 Summary Compensation Table. The amounts shown the 2010 Summary Compensation Table are the gross amounts, before giving effect to the deferrals.
(2)	This column represents BB&T’s matching contributions credited to the accounts of the NEOs during 2010 in respect of the NEO’s contributions. These values are also reflected in the “All Other Compensation” column of the 2010 Summary Compensation Table.
(3)	This column reflects earnings or losses on plan balances in 2010. Earnings may increase or decrease depending on the performance of the elected hypothetical investment options. These earnings are not above-market or preferential and thus are not reported in the 2010 Summary Compensation Table.
(4)	This column represents each NEO’s year-end balance under the Non-Qualified Defined Contribution Plan. These balances include the NEO’s and BB&T’s respective contributions that were included in the summary compensation tables in previous years. Amounts in this column include earnings that were not previously reported in the summary compensation table because they were not above-market or preferential earnings.

Narrative to 2010 Non-Qualified Deferred Compensation Table

Non-Qualified Defined Contribution Plan. The Corporation maintains the BB&T Corporation Non-Qualified Defined Contribution Plan (the “Non-Qualified Defined Contribution Plan”), which is an excess benefit plan that provides supplemental benefits to certain highly compensated employees, including the NEOs, to the extent that their benefits under the 401(k) Savings Plan are curtailed due to the application of certain IRS benefit and compensation limitations. During 2010, eligible employees were permitted to defer up to 50% of their cash compensation under the Non-Qualified Defined Contribution Plan, with certain participants eligible to receive a matching contribution up to 6% of their deferral. All cash compensation is eligible for deferral unless prohibited under Code Section 409A. Plan participants may select deemed investment funds under the Non-Qualified Defined Contribution Plan that are identical to the investment funds offered under the 401(k) Savings Plan with the exception that no deemed investments of BB&T Common Stock are permitted. Participants make an election upon entering the Non-Qualified Defined Contribution Plan regarding the timing of plan distributions. The two allowable distribution elections are distribution upon termination or distribution upon reaching age 65. The Non-Qualified Defined Contribution Plan also allows for an in-service hardship withdrawal based on facts and circumstances that meet Internal Revenue Service guidelines. The Non-Qualified Defined Contribution Plan also provides participants in the Corporation’s incentive compensation plans with an effective means of electing to defer, on a pre-tax basis, a portion of the payments that they are entitled to receive under such plans.

Potential Payments Upon Termination or Change of Control

The potential payments to the NEOs in the event of their termination or a change of control are discussed below. The following information generally is required to be presented as of December 31, 2010. As discussed in the “Compensation Discussion and Analysis,” BB&T has entered into employment agreements with each of the ten members of Executive Management, including each of the NEOs. Several of the important provisions of these employment agreements are discussed in the “Compensation Discussion and Analysis” and the “Narrative to 2010 Summary Compensation Table,” both above, including the noncompetition and nonsolicitation conditions, which generally are a prerequisite to receiving termination payments under the employment agreements.

Accrued and Vested Benefits. Each of the NEOs has accrued various benefits and awards under the Corporation’s compensation programs, including stock-based plans and retirement and other broad-based employee benefit plans. Certain of these benefits and awards are fully vested, and each of the NEOs would receive all of their vested benefits and awards if their employment with the Corporation ends for any reason. Additionally, as of December 31, 2010, each of Messrs. King and Brown are over 55 years of age, have more than 10 years of service with the Corporation and are “retirement eligible” and; therefore, upon the end of their employment with the Corporation each would be entitled to accelerated vesting of all outstanding unvested equity awards, pro rata LTIP payments through their date of termination, and the full balance of their respective retirement accounts. To the extent that the vesting of any performance-based awards was subject to acceleration in accordance with a NEO qualifying as “retirement eligible,” payments under the awards would remain subject to the Corporation’s actual performance and Code Section 409A’s six-month waiting period. Any unvested awards and benefits (that are not subject to acceleration due to the NEO’s retirement eligibility and years of service) would be forfeited upon termination.

The following table describes the value of the vested benefits and awards that each of the NEOs would be entitled to receive following their employment with the Corporation, assuming that their employment ended on December 31, 2010.

Vested and Accrued Benefits Payable Upon Termination on 12/31/10

Name	Cash or Severance Payment	Vested Pension and Supplemental Retirement Benefits(1)	Value of Outstanding Unvested Options to be Accelerated due to Termination Event(2)(3)	Value of Restricted Stock Units to be Accelerated due to Termination Event(3)(4)(5)	Value of Pro Rata LTIP Payments(3)(5)(6)	Welfare Benefits	Outplacement Benefits	Total
Kelly S. King	n/a	$11,537,611	$2,563,585	$4,963,552	$971,250	n/a	n/a	$20,035,998
Christopher L. Henson	n/a	$1,796,605	n/a	n/a	n/a	n/a	n/a	$1,796,605
Ricky K. Brown	n/a	$3,246,441	$763,951	$1,802,547	$349,695	n/a	n/a	$6,162,634
Clarke R. Starnes III	n/a	$1,087,590	n/a	n/a	n/a	n/a	n/a	$1,087,590
Daryl N. Bible	n/a	$89,116	n/a	n/a	n/a	n/a	n/a	$89,116

(1)	Amounts for all the NEOs include estimated accrued employer contributions to the NEOs’ 401(k) Plan balances and Non-Qualified Defined Contribution Plan balances. Upon termination of employment, Messrs. King, Brown, Henson and Starnes will be vested in a benefit in both the qualified pension plan and the Non-Qualified Defined Benefit Plan, and their respective amounts reflect their accrued benefit under such plans.
(2)	A portion of the unvested stock options that are subject to acceleration have an exercise price that is less than $26.29, which was the closing price of BB&T’s Common Stock on December 31, 2010, the last business day of 2010.
(3)	As described above under “Accrued and Vested Benefits,” Messrs. King and Brown were retirement eligible as of December 31, 2010; therefore, the vesting of their unvested stock options and restricted stock units would be accelerated (with the exception of the June 2010 Performance Awards, which would be forfeited) and they would receive pro rata LTIP payments through their date of termination. Because Messrs., Henson, Starnes and Bible were not retirement eligible as of December 31, 2010, their unvested stock options, restricted stock units and LTIP payments are not considered “accrued and vested benefits.”
(4)	With the exception of the June 2010 Performance Awards, which would be forfeited, the projected payment of shares of common stock underlying performance-based restricted stock unit awards is subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period, subject to Code Section 409A’s six-month waiting period. Accordingly, the NEOs may in fact receive all or none of the underlying shares at the end of the applicable performance period. In presenting the value of the outstanding performance-based restricted stock unit awards, it is assumed that the Corporation’s performance criteria would be met and that the underlying shares would be paid accordingly. Each restricted stock unit is valued at $26.29, which was the closing price of BB&T’s Common Stock on December 31, 2010, the last business day of 2010. Termination for “Just Cause” does not trigger an acceleration event for restricted stock unit awards; therefore, there is no incremental value for the acceleration of restricted units if the NEO is terminated for “Just Cause.”
(5)	SEC rules require the information in this table to be presented as of December 31, 2010. Accordingly, this table presents the projected value of performance-based restricted stock unit awards and LTIP awards, each from the 2008-2010 performance cycle, that were subsequently forfeited because the performance criteria were not met (which was determined in February 2011).
(6)	For Messrs. King and Brown, the value presented includes projected pro rata payments for the two outstanding LTIP cycles that have not been completed. The projected pro rata LTIP payments are subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period, and the payments being prorated through the NEO’s date of termination. For example, the pro rata LTIP payment for the 2009-2011 LTIP cycle would be pro rated by two-thirds to account for the NEO’s service through December 31, 2010 and no service during 2011. In presenting the potential pro rata LTIP payments for three-year LTIP cycles that have not been completed, it is assumed that the Corporation’s performance criteria are met at the target level and that the LTIP payments are correspondingly made on a pro rata basis. Termination for “Just Cause” does not trigger the payment of LTIP awards; therefore, there is no incremental value for an LTIP payment award if the NEO is terminated for “Just Cause.”

Termination for Just Cause. The Corporation and Branch Bank have the right under the employment agreements to terminate the NEO’s employment at any time for “Just Cause” (which is generally defined as dishonesty, commission of a felony or willful disobedience). If the Corporation or Branch Bank terminates a NEO’s employment for “Just Cause,” the NEO will not have the right to receive any compensation or other benefits under the employment agreement for any period after such termination other than compensation that is earned but unpaid, unreimbursed expenses, and accrued and vested benefits.

Termination for Other than Just Cause. If a NEO’s employment is terminated by the Corporation or Branch Bank other than for “Just Cause,” the officer will be entitled (subject to any required six-month delay) to receive monthly payments of cash compensation (including salary, bonuses and deferred compensation) equal to one-twelfth of the highest annual amount of such compensation over the past three years (“Three-Year Term Termination Compensation”), and the officer will also receive employee welfare benefits, including health care, and outplacement services, for the full three-year term (or until age 65 if that is a shorter period).

In addition, if any of the NEOs’ employment is terminated by the Corporation or Branch Bank other than for “Just Cause,” the Corporation and Branch Bank will use their best efforts to accelerate vesting of any unvested benefits to which the NEO may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan(s). The receipt by any of the NEOs of payments and other benefits under his employment agreement is subject to compliance with the noncompetition and nonsolicitation provisions of the applicable employment agreement, which are described above under the heading “Narrative to 2010 Summary Compensation Table—Employment Agreements” and any required six-month delay. The severance payments for a termination other than for “Just Cause” are further described in the table below.

Voluntary Termination for Good Reason. The NEOs have the right to terminate their employment voluntarily at any time for “Good Reason,” which is generally defined in the employment agreements to include a reduction in the NEO’s status, duties, salary or benefits. If a NEO voluntarily terminates his employment for “Good Reason,” he will be entitled to receive the Three-Year Term Termination Compensation, employee welfare benefits, including health care and outplacement services for the full three-year term (or until age 65 if that is a shorter period), and accelerated vesting of unvested benefits under employee stock and benefit plans to the extent permitted by such plans. The receipt by any of the NEOs of payments and other benefits under his employment agreement is subject to compliance with the noncompetition and nonsolicitation provisions of the applicable employment agreement, which are described above under the heading “Narrative to 2010 Summary Compensation Table—Employment Agreements.” The severance payments for this type of termination are further described in the table immediately below.

Incremental Payments Upon Involuntary Termination for Other Than “Just Cause” or Voluntary Termination for “Good Reason” Occurring on 12/31/10

Name	Cash or Severance Payment	Incremental Pension and Supplemental Retirement Benefits(1)	Value of Outstanding Unvested Options to be Accelerated due to Termination Event(2)(3)	Value of Restricted Stock Units to be Accelerated due to Termination Event(3)(4)	Value of Pro Rata LTIP Payments(3)(5)	Welfare Benefits(6)	Outplacement Benefits	Total
Kelly S. King	$7,003,416	n/a	n/a	$4,452,711	n/a	$16,536	$20,000	$11,492,663
Christopher L. Henson	$3,330,360	n/a	$813,843	$3,799,483	$358,750	$20,671	$20,000	$8,343,107
Ricky K. Brown	$3,232,642	n/a	n/a	$1,928,661	n/a	$20,542	$20,000	$5,201,845
Clarke R. Starnes III	$2,513,118	n/a	$569,681	$2,621,928	$265,792	$18,268	$20,000	$6,008,787
Daryl N. Bible	$2,280,000	n/a	$569,681	$2,733,319	$265,792	$18,700	$20,000	$5,887,492

(1)	Pursuant to the terms of their respective employment agreements, none of the NEOs would be entitled to any additional payments for pension and supplemental retirement benefits.
(2)	A portion of the unvested stock options that are subject to acceleration have an exercise price that is less than $26.29, which was the closing price of BB&T’s Common Stock on December 31, 2010, the last business day of 2010.
(3)	As described above under “Accrued and Vested Benefits,” Messrs. King and Brown were retirement eligible as of December 31, 2010; therefore, the vesting of their unvested stock options and restricted stock units (other than the June 2010 Performance Awards) will be accelerated and they will receive pro rata LTIP payments through their date of termination. Accordingly, the incremental value to these NEOs in connection with an involuntary termination other than for “Just Cause” or a voluntary termination for “Good Reason” relates only to the June 2010 Performance Award (subject to the Corporation’s actual performance).
(4)	In the event of an involuntary termination other than for “Just Cause” or a voluntary termination for “Good Reason,” the service period for the restricted stock unit awards would be waived. The projected payment of shares of common stock underlying any performance-based restricted stock unit awards remains subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period, subject to Code Section 409A’s six-month waiting period. Each restricted stock unit is valued at $26.29, which was the closing price of BB&T’s Common Stock on December 31, 2010, the last business day of 2010.
(5)	The value presented includes projected pro rata payments for the two outstanding LTIP cycles that have not been completed. The projected pro rata LTIP payments are subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period, and the payments being prorated through the NEO’s date of termination. For example, the pro rata LTIP payment for the 2009-2011 LTIP cycle would be pro rated by two-thirds to account for the NEO’s service through December 31, 2010 and no service during 2011. In presenting the potential pro rata LTIP payments for three-year LTIP cycles that have not been completed, it is assumed that the Corporation’s performance criteria are met at the target level and that the LTIP payments are correspondingly made on a pro rata basis.
(6)	Amounts include life and medical benefits to be paid under the applicable employment agreement.

Change of Control. The employment agreements provide that if a NEO’s employment is terminated for any reason (other than for “Just Cause” or on account of the death of the NEO) within twelve months after a “Change of Control” (as defined below) of the Corporation or Branch Bank, the NEO will be entitled to receive the termination compensation and the other benefits described above under “Voluntary Termination for Good Reason.” However, in the event of a termination in connection with a Change of Control, the NEO generally will not be required to comply with the noncompetition and nonsolicitation provisions of the applicable employment agreement, which are described above under the heading “Narrative to 2010 Summary Compensation Table—Employment Agreements.”

A “Change of Control” is deemed to have occurred under the employment agreements if: (a) any person or group acquires 20% or more of the voting securities of the Corporation or Branch Bank; (b) during any two-year period persons who were directors of the Corporation at the beginning of the two-year period cease to constitute at least two-thirds of the Corporation’s Board; (c) the shareholders of the Corporation approve any merger, share exchange or consolidation of the Corporation with another company that would result in less than 60% of the voting securities outstanding after the merger, share exchange or consolidation being held by persons who were shareholders of the Corporation immediately prior to the merger, share exchange or consolidation; (d) the shareholders of the Corporation approve a plan of complete liquidation or an agreement for the sale or disposition of substantially all of the Corporation’s assets; or (e) any other event occurs that the Corporation’s Board of Directors determines should constitute a Change of Control. In addition, the Corporation’s Board of Directors can determine, in its discretion, that a transaction constitutes a “Merger of Equals,” even though one or more of the above definitions of a “Change of Control” is met, and, upon such determination, the applicable individual will not be entitled to terminate his or her employment agreement voluntarily and receive continued salary and benefits unless “Good Reason” exists. The severance payments in the event of a “Change of Control” termination are further described in the table below.

Incremental Payments Upon Involuntary Termination for a “Change of Control” Occurring on 12/31/10

Name	Cash or Severance Payment	Incremental Pension and Supplemental Retirement Benefits(1)	Value of Outstanding Unvested Options to be Accelerated due to Termination Event(2)(3)	Value of Restricted Stock Units to be Accelerated due to Termination Event(3)(4)	Value of Pro Rata LTIP Payments(3)(5)	Welfare Benefits(6)	Outplacement Benefits	Reduction per Employment Agreement(7)	Total
Kelly S. King	$7,003,416	n/a	n/a	$4,452,711	n/a	$16,536	$20,000	$5,603,374	$5,889,289
Christopher L. Henson	$3,330,360	n/a	$813,843	$3,799,483	$664,060	$20,671	$20,000	$6,849,325	$1,799,092
Ricky K. Brown	$3,232,642	n/a	n/a	$1,928,661	n/a	$20,542	$20,000	$3,277,777	$1,924,068
Clarke R. Starnes III	$2,513,118	n/a	$569,681	$2,621,928	$488,772	$18,268	$20,000	$5,311,504	$920,263
Daryl N. Bible	$2,280,000	n/a	$569,681	$2,733,319	$265,792	$18,700	$20,000	$4,621,202	$1,266,290

(1)	Pursuant to the terms of their respective employment agreements, none of the NEOs would be entitled to any additional payments for pension and supplemental retirement benefits.
(2)	A portion of the unvested stock options that are subject to acceleration have an exercise price that is less than $26.29, which was the closing price of BB&T’s Common Stock on December 31, 2010, the last business day of 2010. Amounts do not reflect the value of stock options as determined under provisions of Code Section 280G, as amended.
(3)	As described above under “Accrued and Vested Benefits,” Messrs. King and Brown were retirement eligible as of December 31, 2010; therefore, the vesting of their unvested stock options and restricted stock units (other than the June 2010 Performance Awards) will be accelerated and they will receive pro rata LTIP payments through their date of termination, regardless of the type of termination. Accordingly the incremental value to these NEOs in the event of a termination in connection with a “Change of Control” relates only to the June 2010 Performance Award.
(4)	In the event of a “Change of Control,” any unvested restricted stock unit awards (including performance-based restricted stock unit awards) would vest and the underlying shares of BB&T Common Stock would become immediately payable.
(5)	The value presented includes the target payment for the 2008-2010 LTIP cycle and projected pro rata payments for the two other LTIP cycles that have not been completed. In the event of a termination in connection with a “Change of Control,” the NEO’s LTIP payment for the three-year LTIP cycles that have not been completed equals 100% of such NEO’s target for the applicable LTIP performance cycle, with the Corporation’s performance target deemed attained as of the date of the Change of Control, and such payment being prorated through the date of the Change of Control. For example, the pro rata LTIP payment for the 2009-2011 LTIP cycle would be pro rated by two-thirds to account for the NEO’s service through December 31, 2010 and no service during 2011. Because the LTIP performance targets are deemed to be attained as of December 31, 2010 and the payments that are related to LTIP cycles that have not been completed and would not be subject to the Corporation’s actual performance.
(6)	Amounts include life and medical benefits to be paid under the applicable employment agreement.
(7)	Pursuant to the terms of each NEO’s employment agreement in effect as of December 31, 2010, the amount reflects the reduction to the NEO’s incremental payment so that such payment is not deemed an “excess parachute payment” under Code Section 280G, as amended.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed entirely of non-employee directors, each of whom has been determined in the Board’s business judgment to be independent based on the categorical standards for independence adopted by the Board of Directors, which include the applicable NYSE standards. The Compensation Committee is responsible for oversight and review of BB&T’s compensation and benefit plans, including administering BB&T’s executive incentive plan, fixing the compensation for the Chief Executive Officer and reviewing and approving the compensation for the other members of Executive Management.

The Compensation Discussion and Analysis section of this Proxy Statement is management’s report on the Corporation’s compensation program and, among other things, explains the material elements of the compensation paid to the Chief Executive Officer and the other NEOs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Submitted by the Compensation Committee of the Board of Directors, whose current members are:

Jane P. Helm, Chair	Valeria Lynch Lee
Anna R. Cablik	Thomas E. Skains
J. Littleton Glover, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The directors who constituted the Compensation Committee during some or all of 2010 were Jennifer S. Banner, Ronald E. Deal, J. Littleton Glover, Jr., Jane P. Helm, Thomas E. Skains and Thomas N. Thompson. None of the individuals who served as a member of the Compensation Committee during 2010 were at any time officers or employees of the Corporation or any of its subsidiaries or had any relationship with the Corporation requiring disclosure under SEC regulations.

COMPENSATION OF DIRECTORS

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)(3) ($)	Option Awards(2)(3) ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
John A. Allison IV	$75,500	$30,946	$23,996	n/a	n/a	$442	$130,884
Jennifer S. Banner	$81,500	$30,946	$23,996	n/a	n/a	$0	$136,442
K. David Boyer	$80,000	$30,946	$23,996	n/a	n/a	$0	$134,942
Anna Cablik	$80,000	$30,946	$23,996	n/a	n/a	$0	$134,942
Ronald E. Deal	$88,000	$30,946	$23,996	n/a	n/a	$0	$142,942
Barry J. Fitzpatrick(6)	$74,000	$30,946	$23,996	n/a	n/a	$0	$128,942
J. Littleton Glover	$80,000	$30,946	$23,996	n/a	n/a	$125	$135,067
Lloyd V. Hackley(6)	$78,500	$30,946	$23,996	n/a	n/a	$0	$133,442
Jane P. Helm	$93,000	$30,946	$23,996	n/a	n/a	$0	$147,942
John P. Howe, III	$93,500	$30,946	$23,996	n/a	n/a	$0	$148,442
James H. Maynard(6)	$80,500	$30,946	$23,996	n/a	n/a	$0	$135,442
Albert O. McCauley(6)	$80,000	$30,946	$23,996	n/a	n/a	$0	$134,942
J. Holmes Morrison	$74,000	$30,946	$23,996	n/a	n/a	$750	$129,692
Nido R. Qubein	$75,500	$30,946	$23,996	n/a	n/a	$875	$131,317
Thomas E. Skains	$80,000	$30,946	$23,996	n/a	n/a	$0	$134,942
Thomas N. Thompson	$80,000	$30,946	$23,996	n/a	n/a	$250	$135,192
Stephen T. Williams	$80,000	$30,946	$23,996	n/a	n/a	$0	$134,942

(1)	Kelly S. King is not included in this table because during 2010 he was an employee of the Corporation and therefore received no compensation for his service as a director. The compensation received by Mr. King as an employee of the Corporation is shown in the 2010 Summary Compensation Table above. Valeria Lynch Lee is not included in this table because she became a director effective January 1, 2011 and did not serve on the Board during 2010.
(2)	In February 2010, each director received 1,297 restricted stock units with a grant date fair value of $23.86 for each restricted stock unit and 4,285 stock options with a grant date fair value of $5.60 for each stock option. The amounts in columns (c) and (d) reflect the grant date fair value for restricted stock units and stock option awards for the fiscal year ended December 31, 2010. The assumptions used in the calculation of these amounts for awards granted in 2010 are included in Note 12 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
(3)	The outstanding options and restricted stock units for each director as of December 31, 2010 were as follows:

Name	Options	RSUs
John A. Allison IV	1,705,220	45,317
Jennifer S. Banner	31,798	3,471
K. David Boyer, Jr.	4,285	1,297
Anna R. Cablik	30,078	3,471
Ronald E. Deal	54,227	3,471
Barry J. Fitzpatrick	12,007	0
J. Littleton Glover, Jr.	4,285	1,297
L. Vincent Hackley	54,128	0
Jane P. Helm	39,052	3,471
John P. Howe III	31,798	3,471
James H. Maynard	54,401	0
Albert O. McCauley	56,152	0
J. Holmes Morrison	112,299	3,471
Nido R. Qubein	53,980	3,471
Thomas E. Skains	4,285	1,297
Thomas N. Thompson	17,804	3,244
Stephen T. Williams	17,804	3,244

The outstanding options and restricted stock units consist of outstanding awards that were granted to directors in 2005, 2006, 2007, 2008, 2009 and 2010, as well as unexercised options that were received prior to 2005 as a result of a director deferring all or a portion of his or her fees into the BB&T Amended and Restated Non-Employee Directors’ Deferred Compensation Plan (the “Directors’ Plan”). The outstanding options for Mr. Morrison consist of options granted to him while he was an employee of Branch Bank (through July 2005) and the annual grants to directors in 2006, 2007, 2008, 2009 and 2010. The outstanding options and restricted stock units for Mr. Allison consist of options and restricted stock units granted to him while he was an employee of Branch Bank (through December 2008) and the annual grants to directors in 2009 and 2010. Mr. Allison’s RSUs include 42,598 performance-based restricted stock units which were outstanding at December 31, 2010 (and relate to performance for 2008–2010), but were subsequently forfeited because the performance criteria was not met. For more information, please refer to “Compensation Discussion and Analysis—Incentive Stock Awards.”

(4)	No amounts are recorded in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column because (i) directors do not have a “Directors’” pension plan, (ii) directors do not participate in BB&T’s Pension Plan, and (iii) the earnings on the Directors’ Plan were not above-market.
(5)	All other compensation consists of:

(a)	Home security annual maintenance costs for Mr. Allison.
(b)	Payment to Mr. Glover of $125 for fees paid to serve as a local advisory board member for Newnan, GA.
(c)	Payments to Mr. Morrison of $750 for fees paid to serve as a local advisory board member for Charleston, WV.
(d)	Payment to Dr. Qubein of $375 for fees paid to serve as a local advisory board member for High Point, NC, and a $500 payment to the Nido Qubein Associates Scholarship Fund.
(e)	Payment to Mr. Thompson of $250 for fees paid to serve as a local advisory board member for Owensboro, KY.

(6)	Mr. Fitzpatrick, Dr. Hackley, Mr. Maynard and Mr. McCauley retired from the Board effective December 31, 2010 per BB&T’s Director Retirement Policy.

Narrative to 2010 Director Compensation Table

State/Local Advisory Board Service. During 2010, and in conjunction with service on the Corporation’s Board, four directors served as members of state and/or local advisory boards of Branch Bank and received compensatory fees for such service, as described in footnote (5) to the 2010 Director Compensation Table above.

Non-Employee Directors’ Deferred Compensation Plan. The Corporation maintains the BB&T Amended and Restated Non-Employee Directors’ Deferred Compensation Plan, which was originally adopted in 1997 (the “Directors’ Plan”). Prior to January 1, 2005, the Directors’ Plan consisted of two sub-plans, the Deferred Compensation Sub-Plan and the Stock Option Sub-Plan, which permitted participating directors to defer payment of all or a portion of their annual directors’ compensation by investing such compensation in a deferred savings account and/or in nonqualified options to acquire BB&T Common Stock. Based on shareholder approval of the 2004 Stock Plan and the recommendation of the Compensation Committee, the Board of Directors amended the Directors’ Plan in February 2005 to terminate future investments under the Stock Option Sub-Plan effective as of January 1, 2005. Under the Deferred Compensation Sub-Plan, non-employee directors may elect to defer 50% or 100% of retainer fees, meeting fees or both into a deferred savings account. Deferrals are credited with earnings based on the performance of certain investment funds selected by the participant. Deferrals are fully vested at all times and are payable in cash (in lump sum or in installments at the election of the director) upon termination of the director’s service on the Board (except for hardship withdrawals in limited circumstances). During 2010, nine non-employee directors of the Corporation participated in the Deferred Compensation Sub-Plan.

Under the Stock Option Sub-Plan in effect prior to January 1, 2005, non-employee directors were permitted to make an election to defer, prior to the start of the year in which fees were to be earned, 50% or 100% of their retainer fees, meeting fees, or both, and apply that percentage toward the purchase of options to acquire BB&T Common Stock. Options were granted on July 1 of each year with respect to deferred retainer fees for the calendar year and deferred meeting fees earned in the first six months of the year. Options were granted on December 31 of each year for deferred meeting fees earned in the second half of the year. The option exercise price was equal to 75% of the average market value of BB&T Common Stock on the date of purchase. “Average market value” was defined as the average of the closing price of BB&T Common Stock as reported by the NYSE for the period of thirty consecutive trading days prior to the date of purchase. Options granted under the Stock Option Sub-Plan prior to January 1, 2005, may be exercised during the period beginning on a date six months after the date of grant and ending on the date ten years from the date of grant. In addition, all outstanding options acquired under the Stock Option Sub-Plan become fully exercisable in the event of a change of control of the Corporation. Options purchased under the Stock Option Sub-Plan are non-transferable except in the case of transfers by gift to immediate family members or related entities with the approval of the Compensation Committee or its designee. On December 31, 2010, six non-employee directors of the Corporation held, in the aggregate and subject to the Stock Option Sub-Plan, options to acquire 121,152 shares of BB&T Common Stock at an average weighted exercise price of $27.25 per share.

Director Equity Awards. The Corporation maintains the 2004 Stock Plan, which provides for the grant of equity-based awards, including stock options and restricted stock units, to directors of the Corporation (as well as to eligible employees of the Corporation, including the NEOs). Historically, the Board of Directors has provided equity awards to its non-management members as a way of further aligning the interests of the Board with those of the shareholders. For non-employee directors serving during 2010, the Board approved approximately $60,000 in the value of equity-based compensation paid to directors under the 2004 Stock Plan, with 60% of the compensation issued in the form of restricted stock units and 40% issued in the form of nonqualified stock options. The calculation for compensation to be delivered to the Board is the same as for employees of the Corporation, including the NEOs. For more detail on how these amounts are calculated, please see the section titled “Compensation Discussion and Analysis—Components of Executive Compensation—Incentive Stock Awards.”

BB&T’s 2010 stock option and restricted stock unit awards made to members of the Board of Directors vest 25% per year on each of the first four anniversaries of the date of grant. The exercise price for each stock option grant in 2010, including each award to non-employee members of the Board, was the market closing price on the date of grant. The option term for such option is ten years. Each restricted stock unit relates to a contingent share of BB&T Common Stock that is not earned or issued until the vesting criteria are met.

If a non-employee director’s board service is terminated due to retirement, disability or death, all options and restricted stock units granted to the director become fully vested (and exercisable, in the case of options) as of the date of retirement, disability or death. All such options may be exercised in whole or in part over the remaining term of each such option, and all such restricted stock units would be issuable as shares of BB&T Common Stock. If board service is terminated for any other reason, then all vested options on the date of termination would be exercisable by the former director for a period of thirty days after the date of termination, and all unvested options and restricted stock units outstanding as of the date of termination would be forfeited.

In the event of a change of control of the Corporation, all outstanding, unvested options granted to non-employee directors would become fully vested and exercisable pursuant to the terms of each such option. Similarly, upon a change of control of the Corporation, all unvested restricted stock units would become fully vested and a corresponding number of shares of BB&T Common Stock would be issuable to each director holding such restricted stock units.

Consulting Agreements. Mr. Deal and Dr. Qubein have executed consulting agreements with the Corporation to provide business development consulting services for a period of ten years following their retirement. They will receive a sum equal to the annual retainer paid to the Corporation’s directors in effect at the time they begin such service. Such directors have agreed not to serve as directors of, or advisers to, businesses that compete with the Corporation and its subsidiaries during the time they serve as consultants to the Corporation. Payments made to Mr. Deal under his consulting agreement will not begin until he retires from the Board of Directors. Code Section 409A may limit the ability of a non-employee director who provides consulting services to receive payments, such as restricted stock unit awards, on account of retirement.

Deferred Compensation Arrangement. Mr. Fitzpatrick, who retired as a director of the Corporation December 31, 2010, receives payments from the Corporation pursuant to a deferred compensation arrangement that Mr. Fitzpatrick had previously entered into with First Virginia, which merged into the Corporation in 2003. As a result of that merger, the Corporation became responsible for payment of deferred compensation due Mr. Fitzpatrick by First Virginia which was equal to fifteen annual payments of $98,913. The first annual payment was made in February 2005.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

Loans to Executive Officers and Directors

A number of the Corporation’s directors, members of Executive Management, including the NEOs, and their affiliates are customers of the Corporation’s bank subsidiaries. All extensions of credit made to them are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and do not involve more than the normal risk of collectibility or present other features unfavorable to the lenders.

Agreement on behalf of Mr. Morrison

In connection with the merger of One Valley Bancorp, Inc. into the Corporation in 2000, the Corporation agreed in the merger agreement that J. Holmes Morrison, a director, would be named to the Corporation’s Board of Directors to serve for so long as he is elected and qualifies, subject to the right of removal for cause, and that Mr. Morrison would be appointed to serve on the Executive and Risk Management Committee during such tenure.

Related Person Transactions

Pursuant to the Corporation’s Related Person Transactions Policy and Procedures, it is the Corporation’s policy to enter into or ratify Related Person Transactions only when the Board of Directors, acting through the Nominating and Corporate Governance Committee, determines that the Related Person Transaction in question is consistent with the best interests of the Corporation and its shareholders. The term “Related Person Transaction” generally means a transaction where the amount involved exceeds $120,000 and in which a Related Person has a direct or indirect interest. The term “Related Person” is broad, but generally means a director, officer or 5% shareholder and their affiliates and immediate family members. Each of the transactions described under this caption are “Related Person Transactions” and have been approved and ratified in accordance with the Corporation’s Related Person Transactions Policy. For additional information on the policy, including more detailed definitions of “Related Person Transaction” and “Related Person,” please refer to “CORPORATE GOVERNANCE MATTERS—Related Person Transactions Policy and Procedures.”

Creative Services, Inc. The Corporation has entered into a consulting services contract with Creative Services, Inc., an international management consulting firm owned by the children of Nido R. Qubein, a director of the Corporation, under which Creative Services, Inc. advises management by providing organizational development expertise, including the conceptualization and creation of integrated corporate employee training materials and programs. Creative Services, Inc. was paid approximately $395,000 under this contract in 2010. Management believes this contract is on terms as favorable as could have been obtained from other non-affiliated parties. Creative Services, Inc. will continue to provide consulting services to the Corporation in 2011 under the terms of its existing contract with the Corporation.

Batson-Cook Development Company. J. Littleton Glover, Jr., a director of the Corporation, is the President, Chief Executive Officer and a Director of Batson-Cook Development Company (together with its subsidiaries, “Batson-Cook”), a group of companies that provide services relating to commercial real estate. Mr. Glover does not have any equity interest in Batson-Cook or its subsidiaries. Mr. Glover’s son-in-law is also an executive officer of Batson-Cook. Batson-Cook performs services for Branch Bank related to due diligence for potential commercial lending projects and property management and real estate brokerage services for commercial real estate owned by Branch Bank (foreclosed properties). Branch Bank paid Batson-Cook approximately $217,000 (net of pass through expenses, but including management fees and leasing commissions) in 2010 for these services. Branch Bank expects to use Batson-Cook for these services in 2011.

WilcoHess LLC. Stephen T. Williams, a director of the Corporation, is the President and Chief Executive Officer of WilcoHess LLC, a leading operator of travel plazas and convenience stores in the southeastern United States. WilcoHess is owned by A.T. Williams Oil Company, for which Mr. Williams serves as the President and is the majority owner. Branch Bank has a contract to rent space from WilcoHess for ATM machines (currently, there are approximately 150 such ATMs). Pursuant to this arrangement, Branch Bank paid WilcoHess approximately $122,000 in 2010. WilcoHess will continue to provide ATM rental space to Branch Bank in 2011 under the terms of its existing contract.

See also “Consulting Agreements” above, under the “Narrative to 2010 Director Compensation Table”, each of which constitutes a Related Person Transaction.

Other Transactions Considered for Independence Purposes

For each director and nominee for director that is identified as independent, SEC rules require the description of transactions, relationships or arrangements that are not required to be disclosed as Related Person Transactions, but that were considered by the Board of Directors in determining that the director is independent. Each transaction that the Company believes is a Related Person Transaction is described immediately above under the caption “Related Person Transactions.” Each transaction with an independent director that did not rise to the level of a “Related Person Transaction,” but was considered for independence purposes, is described below. The Board of Directors affirmatively determined that each of the transactions described below did not impair the applicable director’s independence.

Anna R. Cablik. Ms. Cablik’s son is the 100% owner of Cablik Enterprises, LLC. Branch Bank paid Cablik Enterprises approximately $7,500 in 2010, $750 in 2009 and $67,000 in 2008 for construction work on foreclosed residential property.

J. Littleton Glover, Jr. Mr. Glover’s step son-in-law currently is employed as a broker for CRC Insurance Services, Inc., an affiliate of BB&T. Under SEC rules, this employment relationship is not a Related Person Transaction because a step son-in-law of a director is not deemed to be a Related Person.

Thomas E. Skains. Mr. Skains is the Chairman, President and Chief Executive Officer of Piedmont Natural Gas Company, Inc. Branch Bank paid Piedmont Natural Gas approximately $270,000 in 2010, $278,000 in 2009, and $353,000 in 2008 for natural gas. Branch Bank also paid Georgia Natural Gas approximately $47,000 in 2010, $11,000 in 2009, and $103,000 in 2008 for natural gas. Piedmont Natural Gas owns a 15% security interest in South Star Energy, which does business as Georgia Natural Gas. Under SEC rules, these transactions do not constitute Related Person Transactions because they involve the rendering of services by a public utility, at rates or charges fixed in conformity with law or governmental authority. In addition, an insurance affiliate of BB&T was paid a commission of approximately $110,000 for acting as broker in the issuance of a title insurance policy (written by a third party insurance carrier) for Hardy Storage, LLC, an affiliate of Piedmont Natural Gas, in which Piedmont Natural Gas holds a 50% equity ownership interest.

PROPOSAL 2—RE-APPROVAL OF THE CORPORATION’S SHORT-TERM INCENTIVE PLAN

Background

In 1996 and on recommendation of the Board of Directors, the Corporation’s shareholders approved the terms of the BB&T Corporation Short-Term Incentive Plan (“Bonus Plan”), a broad-based key employee compensation plan, so that the performance-based compensation paid under the Bonus Plan to the Corporation’s CEO and any of its three other highest paid executive officers, other than the CEO or the chief financial officer (the “Covered Executives”), could qualify for a corporate deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). In 2001 and 2006 and on recommendation of the Board of Directors, the Corporation’s shareholders re-approved the Bonus Plan, and certain amendments thereto, so as to continue to preserve for the benefit of the Corporation the performance-based tax deduction allowed under Section 162(m). The Bonus Plan is included as an exhibit to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission on February 25, 2011.

Section 162(m), and the regulations promulgated thereunder, generally provide that compensation paid by a publicly held company in excess of $1 million per year to the company’s Covered Executives is not tax deductible by the company as an expense unless the excess compensation qualifies for an exemption. Section 162(m) exempts from this limitation on deductibility all performance-based compensation paid to the Covered Executives if certain procedural requirements, including shareholder approval of the material terms of the performance-based plan and timely establishment of objective performance goals by an independent compensation committee of the board of directors, are satisfied. Material terms of a performance-based compensation plan include (1) the employees eligible to participate in the plan, (2) the business criteria upon which the performance goals will be based, and (3) either the maximum dollar amount of compensation that is payable to an employee or the formula used to calculate the amount of compensation that is payable to an employee if the performance goals are met. With regard to shareholder approval, the Section 162(m) regulations further require that a company obtain shareholder approval of its performance-based compensation plan every five years following the last such approval or if the material terms of the plan, including performance goals, are changed in the interim.

Accordingly, the Bonus Plan, as amended and approved by shareholders in 2001 and 2006, is again being submitted by the Corporation to shareholders for re-approval at the Annual Meeting in order to preserve for the Corporation the tax deduction afforded under Section 162(m). If the Bonus Plan, as amended and approved by shareholders in 2006, is not re-approved by shareholders at this Annual Meeting for federal tax purposes as described above, the Bonus Plan may nevertheless remain in full force and effect and the Compensation Committee, pursuant to the terms of its charter, will retain the flexibility to pay compensation to BB&T’s Covered Executives under the Bonus Plan that is not eligible for the Section 162(m) deduction if the Committee deems such payments to be in the best interests of the Corporation and its shareholders.

Summary Description of the Bonus Plan

The following discussion summarizes the material terms, including performance objectives, of the Bonus Plan.

Plan Administration: The Plan is administered by the Compensation Committee of the Corporation’s Board of Directors.

Eligibility: The participants in the Plan are key employees of the Corporation and its subsidiaries, including the Covered Executives, who are annually designated as plan participants by the Compensation Committee. Approximately 2,000 employees are currently eligible to participate in the Plan.

Performance Goals: The Compensation Committee establishes performance goals annually within ninety days after the commencement of the performance period to which such goals relate (or any shorter period as may be required by the Internal Revenue Code and regulations). Performance goals for each participant may be based on individual, business unit or corporate performance, or a combination of such measures. Individual performance is primarily based on such business criteria as process improvement, sales, loan growth, deposit growth and expense management. Business unit performance is primarily based on such business criteria as unit achievement of financial or non-financial goals, growth and market share. Corporate performance is primarily based on such measures as stock price, market share, sales, earnings per share, return on equity, return on average assets and/or expense management. The Compensation Committee assigns a weight to each performance goal or measure and establishes a threshold, target and superior level of performance with respect to each goal or measure.

Award Limitations: In connection with the annual establishment of performance goals, the Compensation Committee sets a target award for each participant in the Plan for the ensuing plan year, which is expressed as a percentage of the participant’s base compensation as defined in the Plan (the “Target Award”). If the performance goals established for a participant are met for the plan year, the participant’s award will depend upon the level of achievement that the participant attained with respect to each such goal utilizing the formula set out in the Bonus Plan. Awards may range from a threshold performance level (with a performance value of 25 percent of the Target Award), target level (with a performance value up to 125 percent of the Target Award) to superior level (with a performance value up to 225 percent of the Target Award). No award may exceed 2.8125 times the participant’s base compensation.

It is not possible to determine the actual amount of compensation that will be earned for 2011 or in future years under the Bonus Plan since actual awards will depend on future performance measured against performance goals and objectives established by the Compensation Committee under the Plan. However, payouts under the Plan for 2010 to each of the BB&T Covered Executives, including the NEOs, are included in the Summary Compensation Table above. Payouts for 2010 to Executive Management as a group total approximately $4.9 million, and to all other participants as a group (excluding Executive Management) total approximately $41.2 million.

Shareholder Vote Required

Proposal 2 will be approved by shareholders if a majority of votes cast in favor of the proposal exceed the votes opposing it. Abstentions and broker “non-votes” will not be included in determining the number of votes cast on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF

PROPOSAL 2—RE-APPROVAL OF THE CORPORATION’S SHORT-TERM INCENTIVE PLAN.

PROPOSAL 3—RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

The Audit Committee of the Board of Directors has engaged the firm of PricewaterhouseCoopers LLP as its independent registered public accounting firm to examine the financial statements of the Corporation and certain of its subsidiaries for the year 2011, and to report on the consolidated balance sheets, statements of income and other related statements of the Corporation and its subsidiaries. The Corporation’s shareholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP for 2011. PricewaterhouseCoopers LLP has served as the independent registered public accounting firm for the Corporation since March 19, 2002. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions posed by the shareholders. If shareholders do not ratify the decision of the Audit Committee to reappoint PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2011, the Audit Committee will reconsider its decision.

A majority of the votes cast at the Annual Meeting is required to approve this proposal. Abstentions will not be included in determining the number of votes cast. Brokers are permitted to vote uninstructed shares.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” PROPOSAL 3—RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS BB&T’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

FEES TO AUDITORS

The following table shows the aggregate fees billed to the Corporation for professional services by PricewaterhouseCoopers LLP for fiscal years 2010 and 2009:

	Fiscal Year 2010	Fiscal Year 2009
Audit Fees	$5,729,000	$6,510,000
Audit-Related Fees	1,672,000	2,209,000
Tax Fees	1,442,000	399,000
All Other Fees	3,000	260,000

Total	$8,846,000	$9,378,000

Audit Fees. This category includes the aggregate fees for professional services rendered for the audits of the Corporation’s consolidated financial statements for fiscal years 2010 and 2009, for the reviews of the financial statements included in the Corporation’s quarterly reports on Form 10-Q during fiscal years 2010 and 2009, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for other attestation engagements under professional auditing standards, accounting and reporting consultations, internal control-related matters and audits of employee benefit plans.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice. Of these amounts, there were no fees related to tax compliance services for review of federal and state tax returns for 2009.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” The fees shown in this category for 2010 were for research software licensing and, in 2009, for services rendered in connection with the centralization of BB&T’s financial reporting group and research software licensing.

The Audit Committee considered the compatibility of the non-audit-related services performed by, and fees paid to, PricewaterhouseCoopers LLP in 2010 and the proposed non-audit-related services and fees for 2011 and determined that such services and fees are compatible with the independence of PricewaterhouseCoopers LLP. During 2010 and 2009, PricewaterhouseCoopers LLP did not use any leased personnel in connection with the audit.

PROPOSAL 4—ADVISORY VOTE REGARDING BB&T’S

OVERALL PAY-FOR-PERFORMANCE EXECUTIVE COMPENSATION PROGRAM

This proposal, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse BB&T’s executive compensation program through the following resolution:

“Resolved, that the shareholders approve BB&T’s overall pay-for-performance executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this Proxy Statement.”

The Compensation Committee and the Board of Directors believe that BB&T’s executive compensation program, as described in the Compensation Discussion and Analysis and other sections noted in the resolution, reflects a pay-for-performance culture at BB&T that is rooted in the Corporation’s values. The Compensation Committee and the Board of Directors believe that the executive compensation program is rational and effective in that it aligns the interests of the executives with both the short and long-term interests of BB&T’s shareholders, while reducing incentives for unnecessary and excessive risk taking. BB&T is providing shareholders the opportunity to cast an advisory vote on BB&T’s executive compensation program at the 2011 Annual Meeting of Shareholders as it did in 2009. That year more than 80% of BB&T’s shareholders supported the advisory vote on executive compensation.

In making a decision, the Board of Directors asks that shareholders consider the following:

•

BB&T’s executive compensation program is incentive based and reflects a pay-for-performance culture. In 2010, as it has traditionally done, the Compensation Committee structured the executive compensation program so that approximately 75% of the total 2010 target compensation for the Chief Executive Officer and the other NEOs was variable and tied to company performance.

•

BB&T’s executive compensation program relies heavily on stock-based awards. The Compensation Committee generally believes that members of Executive Management should accumulate meaningful equity stakes over time to further align their economic interests with the interests of shareholders, thereby promoting BB&T’s objective of increasing shareholder value. Consistent with this philosophy, BB&T employs equity ownership as a principal component of the executive compensation program. In addition, and pursuant to BB&T’s Corporate Governance Guidelines, each member of Executive Management is expected to own at least 5,000 shares of BB&T Common Stock throughout the full term of his or her service as a member of Executive Management.

•

BB&T offers limited and restricted perquisites. Other than the maintenance of a residential security system (which reduces the risk to BB&T from the loss of a key executive) and a cash benefit adjustment for opting out of BB&T’s group term life insurance coverage (which results in no additional costs to BB&T and is provided by one of BB&T’s affiliates), BB&T does not offer perquisites such as personal club memberships, vacation houses or apartments or personal travel on corporate aircraft.

•

BB&T has managed the financial crisis better than its peers. During the recent economic crisis (2008-2010), BB&T was one of three banks in its Peer Group that posted a profit each quarterly period. As of December 31, 2010, BB&T has the fourth highest dividend yield among banks in the S&P 500. BB&T’s fundamental core performance remains strong and underlying business performance is improving. BB&T is well-positioned for future organic growth and strategic opportunities. BB&T continues to benefit from a “flight to quality” by winning clients from weakened competitors.

In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to the Board, but will not be binding. The Compensation Committee of the Board of Directors will seriously consider the outcome of this vote when determining future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4—ADVISORY VOTE REGARDING BB&T’S OVERALL PAY-FOR-PERFORMANCE EXECUTIVE COMPENSATION PROGRAM.

PROPOSAL 5—ADVISORY VOTE ON FREQUENCY OF SAY ON PAY VOTES

As described in Proposal 4 above, the Company’s shareholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal 4 above is referred to as a “Say on Pay” vote.

This Proposal 5, commonly known as a “Say When on Pay” or a “Say on Frequency” vote, gives you as a shareholder the opportunity to vote on how frequently BB&T’s shareholders are given an opportunity to cast a “Say on Pay” vote in its proxy materials for future annual shareholder meetings (or any special shareholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal 5, you may vote to have a “Say on Pay” vote take place every year, every two years or every three years. You may also choose to abstain.

The Compensation Committee and the Board of Directors recognize the importance of receiving regular input from BB&T’s shareholders on important issues such as executive compensation. The Compensation Committee and the Board of Directors also believe a well structured compensation program should include features that drive the creation of shareholder value over the long term, as well as the short term. While acknowledging that many shareholders may believe that the effectiveness of a compensation program that focuses on long-term as well as short-term interest of BB&T and its shareholders cannot be evaluated on an annual basis, the Compensation Committee and the Board of Directors believe that, initially, it should receive advisory input annually from BB&T’s shareholders. The Company’s shareholders were provided with the opportunity to cast a “Say on Pay” vote in 2009, and the Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by shareholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation.

In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to the Board, but will not be binding. The Board of Directors will seriously consider the outcome of this vote when determining how often to hold a “Say on Pay” vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “EVERY YEAR” (AS OPPOSED TO EVERY TWO YEARS OR EVERY THREE YEARS) UNDER PROPOSAL 5.

PROPOSAL 6—SHAREHOLDER PROPOSAL REQUESTING REPORTS WITH RESPECT TO

BB&T’S POLITICAL CONTRIBUTIONS AND RELATED POLICIES AND PROCEDURES

The Massachusetts Laborers’ Pension Fund, 14 New England Executive Park, Suite 200, Burlington, MA 01803-0990, beneficial owner of 21,000 shares of BB&T Common Stock, has submitted the following proposal. The Board of Directors recommends a vote “AGAINST” this proposal.

Resolved, that the shareholders of BB&T (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of BB&T, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

BB&T contributed at least $825,000 in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Hewlett-Packard, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Statement of the Board of Directors in Opposition to the Shareholder Proposal

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPONENT’S PROPOSAL IS NOT IN THE BEST INTERESTS OF BB&T AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE “AGAINST” PROPOSAL 6.

As a financial holding company whose subsidiaries provide a complete range of financial services including banking, lending, insurance, trust and wealth management solutions, BB&T is extensively regulated under federal and state laws and regulations. Changes in the current regulatory environment for financial institutions may substantially impact the manner in which the Corporation and its subsidiaries operate and create value for shareholders. For this reason, the Board of Directors believes that active participation in the legislative process is in the best interests of the Corporation and its shareholders.

BB&T periodically participates in policy debates on issues to support the Corporation’s positions and, where permitted by law and deemed appropriate by management, contributes to candidates for public office and related organizations. However, it is BB&T’s policy not to use corporate funds to make contributions to political candidates, parties or committees. Instead, the Corporation sponsors political action committees, known as PACs, which allow employees to pool their financial resources to support federal and state candidates who support effective legislation important to BB&T and its shareholders. All contributions to the PAC are voluntary, and any employee who contributes to the PAC may request a contribution by the PAC for a candidate or committee. Decisions regarding political contributions are ultimately subject to the oversight of the board of trustees for each PAC based on the best interests of BB&T.

As required by law, all BB&T PAC contributions are reported on a periodic basis to the Federal Election Commission and appropriate state election authorities. In addition, BB&T is required to comply with federal and state laws and regulations regarding the disclosure of certain lobbying activities. All such disclosures of BB&T’s political activities are publicly available, with certain information posted online by the Federal Election Commission. The Board of Directors believes that, in light of BB&T’s policy prohibiting the use of corporate funds for political contributions, the fact that BB&T already provides all legally required disclosures regarding political contributions and the fact that much of this information is already publicly available, this proposal is duplicative and unwarranted, and would cause the Corporation to expend unnecessary time and resources without providing any additional benefit to shareholders.

In addition, the same shareholder placed a proposal virtually identical to this one in the proxy statement for the annual meeting that was held April 27, 2010. The Board of Directors recommended then, as it does now, a vote against that proposal. More than two-thirds of BB&T’s shareholders supported the Board of Directors’ decision and rejected the shareholder proposal. The Board of Directors believes that this strong rejection, in an election year when such a proposal may be more likely to generate support, demonstrates the lack of any need for such a report.

A majority of the votes cast at the Annual Meeting is required to approve this proposal. Abstentions and broker “non-votes” will not be included in determining the number of votes cast on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 6.

PROPOSAL 7—SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING IN DIRECTOR ELECTIONS

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, beneficial owner of 10,535 shares of BB&T Common Stock, has submitted the following proposal. The Board of Directors recommends a vote “AGAINST” this proposal.

RESOLVED: That the shareholders of BB&T Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT: BB&T Corporation’s Board of Directors should establish a majority vote standard in director elections in order to provide shareholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. Under the current plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.

Over the past five years, a significant majority of companies in the S&P 500 Index has adopted a majority vote standard in company bylaws, articles of incorporation, or charter. These companies have also adopted a director resignation policy that establishes a board-centric post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections.

The BB&T Corporation Board of Directors has not acted to establish a majority vote standard, retaining its plurality vote standard, despite the fact that all but one of its self-identified peer companies including Capital One, Comerica, Fifth Third, Huntington Bancshares, KeyCorp, M&T, PNC Regions, SunTrust, U.S. Bancorp and Zions have adopted majority voting. The Board should take this critical first step in establishing a meaningful majority vote standard. With a majority vote standard in place, the Board can then act to adopt a director resignation policy to address the status of unelected directors. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors at BB&T Corporation, while reserving for the Board an important post-election role in determining the continued status of an unelected director. We urge the Board to join the mainstream major U.S. companies and establish a majority vote standard.

Statement of the Board of Directors in Opposition to the Shareholder Proposal

THE BOARD OF DIRECTORS IS COMMITTED TO SOUND CORPORATE GOVERNANCE POLICIES AND PRACTICES. THE BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE PROPONENT’S PROPOSAL, WHICH IS SIMILAR IN FORM AND SUBSTANCE TO ANOTHER PROPOSAL SUBMITTED BY THE SAME PROPONENT THAT WAS DEFEATED BY THE SHAREHOLDERS AT THE 2009 ANNUAL MEETING, AND BELIEVES THAT THE PROPOSAL IS NOT IN THE BEST INTERESTS OF BB&T AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 7.

BB&T’s directors are currently elected by a plurality voting standard, meaning that those nominees for election to the Board of Directors who receive the most “FOR” votes are elected to the Board. The Board believes that a plurality vote standard is an effective and flexible method of providing shareholders with a meaningful role in the election of directors. Plurality voting for director elections is the default standard under North Carolina corporate law and the corporate law of more than 40 other states. Therefore, the Board believes plurality voting is familiar to, and well understood by, shareholders. The proposal would alter this longstanding and widespread director election voting procedure.

BB&T further believes its shareholders are satisfied with the current plurality voting approach as evidenced by the fact that the shareholders rejected a majority vote standard proposal that was substantially the same as this Proposal 7 and that was included at the request of the same proponent in the proxy statement for the annual meeting that was held April 28, 2009. The 2009 majority voting proposal’s defeat illustrates the Board of Director’s belief that BB&T’s shareholders reject a “one size fits all” governance model advocated by institutional shareholders and instead choose a model where each governance feature is tailored to fit the characteristics and needs of the Corporation.

A majority voting standard would empower small factions of institutional and activist shareholders to have a disproportionate say in the affairs of the Corporation. Recent New York Stock Exchange rule changes have eliminated a stock broker’s ability to vote a client’s shares in uncontested director elections (and most other matters appearing on proxy ballots) without the client’s specific instructions. This administrative hurdle has resulted in a decrease in the number of “retail” (or individual) shares being voted at annual meetings for director elections. The resulting shift in power away from retail shareholders has benefited institutional and activist shareholders (who are much more likely to vote their shares). BB&T believes that adopting majority voting at this time would provide additional leverage to the institutional and activist shareholders who prefer a “one size fits all” governance structure, enhancing their ability to influence the internal workings of the Corporation, without regard to the characteristics and features that make BB&T unique. The Board does not believe that the interests of most shareholders are represented by the shareholder groups constituting this vocal minority. Accordingly, the Board of Directors does not believe that the adoption of majority voting at this time would benefit the majority of its shareholders or improve the current plurality voting system.

The Board of Directors also asks that shareholders not underestimate the impact of a significant “WITHHOLD” vote under the current plurality voting standard. If a member or members of the Board of Directors were to receive a significant number of “WITHHOLD” votes in the director election as part of the Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee and the Board of Directors would seriously consider that vote in determining whether such director or directors should be nominated for election the following year. As noted elsewhere in this Proxy Statement, BB&T’s entire slate of directors is up for election on an annual basis.

BB&T and the Board of Directors are committed to good governance practices and have implemented a variety of measures, which are discussed throughout this Proxy Statement, to further BB&T’s culture of strong corporate governance. The Board intends to continue to follow and evaluate developments in this area and to consider carefully whether further changes to BB&T’s corporate governance policies are appropriate and in the best interests of BB&T and its shareholders.

A majority of the votes cast at the Annual Meeting is required to approve this proposal. Abstentions and broker “non-votes” will not be included in determining the number of votes cast on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 7.

OTHER MATTERS

Proposals for 2012 Annual Meeting

Under SEC regulations and the Corporation’s bylaws, any shareholder desiring to make a proposal to be acted upon at the 2012 Annual Meeting of Shareholders must present such proposal to the Corporation at its principal office in Winston-Salem, North Carolina by no earlier than October 12, 2011 and no later than November 11, 2011 for the proposal to be considered for inclusion in the Corporation’s proxy statement.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder even if the proposal is not to be included in the Corporation’s proxy statement, BB&T’s bylaws, as amended effective February 22, 2011, provide that the shareholder must give timely notice in writing to the Secretary of the Corporation at least 120 days, but no more than 150 days, in advance of the first anniversary of the notice date of the Corporation’s proxy statement for the preceding year’s annual meeting. Additional time limitations apply in the event of special meetings or annual meetings that are advanced by more than thirty days or delayed by more than sixty days from the first anniversary date of the prior year’s annual meeting. A proxy may confer discretionary authority to vote on any matter at an annual meeting if the Corporation does not receive proper notice of the matter within the time frame described above.

Article II, Section 10 of the bylaws provides that, as to each matter, the notice must contain (in addition to any information required by applicable law): (i) the name and address of the shareholder of record who intends to present the proposal and of all beneficial owners, if any, on whose behalf the proposal is made; (ii) the number of shares of each class of capital stock of the Corporation beneficially owned by the shareholder of record and such beneficial owners and the nature of such ownership; (iii) a description of the business proposed to be introduced to the meeting of shareholders; (iv) any material interest, direct or indirect, which the shareholder or beneficial owners may have in the business described in the notice; and (v) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal. As used above, “beneficial ownership” or “beneficially own” means the power, directly or indirectly, through any contract, understanding or other arrangement, to exercise voting or investment discretion with respect to shares of any class of capital stock, including, but not limited to, through any derivative position, hedge, swap, securities lending arrangement or other transaction or arrangement relating to any class of capital stock.

Shareholder nominations for director must comply with the notice and informational requirements described above for other shareholder proposals, as well as additional information that would be required under applicable SEC proxy rules. See also “Corporate Governance Matters—Director Nominations” above.

Other Business

The Board knows of no other matter to come before the Annual Meeting. However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors

Kelly S. King

Chairman and Chief Executive Officer

Dated: March 10, 2011

The Annual Meeting of Shareholders will begin promptly at 11:00 A.M. Eastern Daylight Time on Tuesday, April 26, 2011, at Embassy Suites, 460 North Cherry Street, Winston-Salem, North Carolina 27101. Attendance at the Annual Meeting is limited to:

(1) Shareholders who own shares directly in BB&T and not through a bank, broker or intermediary (“record holders”).

(2) Shareholders whose shares are held for them by banks, brokerages or other intermediaries (“beneficial holders”).

(3) Authorized representatives of entities who are beneficial holders.

A shareholder of the class noted below must present, in addition to a valid photo identification or other satisfactory proof of identification, the following materials in order to be admitted to the Annual Meeting:

(i)	Record holders must present the top portion of their proxy card, which will serve as an admission ticket.

(ii)	Beneficial holders must present evidence of their ownership. Materials that appropriately evidence ownership include: a notice regarding the availability of proxy materials, the top portion of a voting instruction form or a recent proxy or letter from the bank, broker or other intermediary that holds the beneficial holders’ shares and that confirms the beneficial holders’ ownership of those shares.

(iii)	In addition to any evidence required under (ii) above, authorized representatives of beneficial holders must present a letter from the record holder certifying as to the beneficial ownership of the entity they represent and a letter from the beneficial holder certifying as to their status as an authorized representative.

Cameras (including cellular phones or PDAs with photographic capabilities), recording devices and other electronic devices, and the use of cellular phones or PDAs will not be permitted at the Annual Meeting. Representatives will be at the entrance to the Annual Meeting and these representatives will have the authority, on the Corporation’s behalf, to determine whether the admission policy and procedures are being followed and whether you will be granted admission to the Annual Meeting.

C0001125035

ADMISSION TICKET
PLEASE DETACH BELOW AND BRING WITH YOU IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON
VOTE BY INTERNET OR TELEPHONE 24 Hours a Day–7 Days a Week Save Your Company Money–It’s Fast and Convenient

Your telephone or Internet vote authorizes the named attorneys-in-fact to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy card. Telephone and Internet voting facilities will close at 11:59 p.m. Eastern Daylight Time on April 25, 2011.

TELEPHONE	OR	INTERNET	OR	MAIL
1-800-830-3542 · Use any touch-tone telephone · Have your proxy form in hand · Follow the simple recorded instructions		https://www.2voteproxy.com · Go to the website address listed above · Have your proxy form in hand · Follow the simple instructions		· Mark, sign and date the proxy card · Detach the proxy card below · Return the proxy card in the postage-paid envelope provided

PROXY TABULATOR
CALL TOLL-FREE TO VOTE: 1-800-830-3542				PO BOX 859232
BRAINTREE, MA 02185-9919

▼  FOLD AND DETACH HERE  ▼

PLEASE DETACH HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET	Please mark your votes as indicated in this example	☒

BB&T CORPORATION - ANNUAL MEETING APRIL 26, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BB&T CORPORATION

The Board recommends a vote “FOR” all nominees listed.								FOR ALL	☐	WITHHOLD ALL	☐	FOR ALL EXCEPT	☐
1.		To elect fifteen nominees, namely:

	(01)	John A. Allison IV	(04) Anna R. Cablik	(07) Jane P. Helm			(10) Valeria Lynch Lee	(13) Thomas E. Skains
	(02)	Jennifer S. Banner	(05) Ronald E. Deal	(08) John P. Howe III, M.D.			(11) J. Holmes Morrison	(14) Thomas N. Thompson
	(03)	K. David Boyer, Jr.	(06) J. Littleton Glover, Jr.	(09) Kelly S. King			(12) Nido R. Qubein	(15) Stephen T. Williams

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name here

Nominee exception(s)

The Board recommends a vote “FOR” Proposals 2, 3 and 4.						The Board recommends voting for “EVERY YEAR” in Proposal 5.
2.		To re-approve the Corporation’s Short-Term Incentive Plan for federal tax purposes.	FOR	AGAINST	ABSTAIN					EVERY YEAR	EVERY 2 YEARS	EVERY 3 YEARS	ABSTAIN
			☐	☐	☐	5.	To provide an advisory vote on the frequency of “say on pay” votes.			☐	☐	☐	☐
3.		To ratify the reappointment of PricewaterhouseCoopers LLP as BB&T’s independent registered public accounting firm for 2011.	FOR	AGAINST	ABSTAIN	The Board recommends voting “AGAINST” in Proposals 6 and 7.
			☐	☐	☐						AGAINST	FOR	ABSTAIN
4.		To provide an advisory vote regarding BB&T’s overall pay-for-performance executive compensation program, commonly referred to as a “say on pay” vote.	FOR ☐	AGAINST ☐	ABSTAIN ☐	6.	To vote on a shareholder proposal requesting reports with respect to BB&T’s political contributions and related policies and procedures				☐	☐	☐
											AGAINST	FOR	ABSTAIN
						7.	To vote on a shareholder proposal regarding majority voting in direction elections.				☐	☐	☐

ADMISSION TICKET
PLEASE DETACH BELOW AND BRING WITH YOU IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON
VOTE BY INTERNET OR TELEPHONE 24 Hours a Day–7 Days a Week Save Your Company Money–It’s Fast and Convenient

▼  FOLD AND DETACH HERE  ▼

BB&T CORPORATION

ANNUAL MEETING APRIL 26, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BB&T CORPORATION

The undersigned shareholder of BB&T Corporation, a North Carolina corporation (“BB&T”), appoints Kelly S. King, Christopher L. Henson and Robert J. Johnson Jr., or any of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of BB&T that the undersigned is entitled to vote at the annual meeting of shareholders of BB&T to be held at Embassy Suites, 460 North Cherry Street, Winston-Salem, North Carolina 27101, on Tuesday, April 26, 2011 at 11:00 a.m. Eastern Daylight Time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF THE UNDERSIGNED. IF NO INSTRUCTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED:

¡	“FOR ALL” OF THE NOMINEES FOR DIRECTOR DESCRIBED IN PROPOSAL 1;
¡	“FOR” PROPOSALS 2, 3 AND 4;
¡	“EVERY YEAR” FOR PROPOSAL 5; AND
¡	“AGAINST” PROPOSALS 6 AND 7.

IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED ATTORNEYS-IN-FACT.

THE TOP PAGE OF THE PROXY CARD SERVES AS YOUR ADMISSION TICKET TO THE ANNUAL MEETING.

The undersigned acknowledges receipt of the Notice of the BB&T Annual Meeting and Proxy Statement.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN ENCLOSED ENVELOPE IF YOU ARE NOT VOTING BY PHONE OR INTERNET	Dated , 2011

Signature(s) (Title(s), if applicable)	(Sign in the Box)
Dated , 2011

Signature(s) (Title(s), if applicable)	(Sign in the Box)

Please insert date of signing. Sign exactly as the name appears at left. Where stock is issued in two or more names, all names should sign. If signing as attorney, administrator, executor, trustee or guardian, give full title as such. A corporation should sign by an authorized officer and affix seal.